                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:


[X]      Preliminary Proxy Statement                 [ ]    Confidential, for Use of the Commission Only
[ ]      Definitive Proxy Statement                         (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        CitiSave Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)     Title of each class of securities to which transaction
                 applies:   Common Stock
                         ------------------------------------------------------

         (2)     Aggregate number of securities to which transaction applies:
                 1,043,073*
                 --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $20.50
                                 ----------------------------------------------

         (4)     Proposed maximum aggregate value of transaction:
                   $21,382,996.50*
                 --------------------------------------------------------------

         (5)     Total fee paid:   $4,276.60
                                -----------------------------------------------

                 * Assumes the exercise of all outstanding stock options.

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount previously paid:
                                         --------------------------------------

         (2)     Form, schedule or registration statement no.:
                                                               ----------------

         (3)     Filing party:
                              -------------------------------------------------

         (4)     Date filed:
                            ---------------------------------------------------

                        [CITISAVE FINANCIAL LETTERHEAD]



                                                                    May __, 1997
Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of CitiSave Financial Corporation ("CitiSave"), which will be held at CitiSave's main office located at 665 Florida Street, Baton Rouge, Louisiana, on Tuesday, June 24, 1997 at 10:00 a.m., Central Time.

         At the Annual Meeting, stockholders will be asked to approve the Agreement and Plan of Merger dated as of March 26, 1997 (the "Merger Agreement"), whereby a wholly owned subsidiary of Deposit Guaranty Corp. ("DGC") will be merged with and into CitiSave (the "Merger"), with CitiSave as the surviving corporation. If the Merger is consummated, each share of common stock of CitiSave, par value $.01 per share (the "Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash without any interest thereon (the "Merger Price"). In addition, stockholders are being asked to elect directors and to ratify our independent auditors.

         As a result of the Merger, CitiSave will become a wholly owned subsidiary of DGC. Approval by CitiSave's stockholders of the Merger Agreement is a condition to consummation of the Merger. The terms of the Merger are explained in detail in the accompanying Proxy Statement, which we urge you to read carefully.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER BECAUSE THE BOARD BELIEVES IT TO BE IN THE BEST INTERESTS OF STOCKHOLDERS.

         Enclosed is a Notice of Annual Meeting of Stockholders, the Proxy Statement, and a proxy card. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                         Sincerely,

                                         Lee F. Nettles, Chairman, President and
                                           Chief Executive Officer

                         CitiSave Financial Corporation
                              665 Florida Street
                        Baton Rouge, Louisiana  70801
                                 (504) 383-4102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON  JUNE 24, 1997

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of CitiSave Financial Corporation ("CitiSave") will be held at CitiSave's main office located at 665 Florida Street, Baton Rouge, Louisiana, on Tuesday, June 24, 1997, commencing at 10:00 a.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         1. To consider and vote upon the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 26, 1997, by and among Deposit Guaranty Corp. ("DGC"), CSF Acquisition Corp. ("CSF"), CitiSave and Citizens Savings Association, F.A. ("Citizens"), pursuant to which (i) CSF will be merged with and into CitiSave (the "Merger"), with CitiSave as the surviving corporation; and (ii) each share of common stock of CitiSave, par value $.01 per share ("Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash ("Merger Price"), as described in the Proxy Statement and in the Merger Agreement which is attached as Appendix A thereto;

         2. To adjourn the Annual Meeting, if necessary, to solicit additional proxies;

         3. To elect three directors for terms of three years or until their successors have been elected and qualified;

         4. To ratify the appointment of Hannis T. Bourgeois & Co., L.L.P. as CitiSave's independent auditors for the year ending December 31, 1997; and

         5. To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

         Only holders of record of the CitiSave Common Stock at the close of business on April 28, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

         Dissenting stockholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than 80% of CitiSave's total voting power. For a summary of the rights of stockholders of CitiSave to dissent, see "The Merger - Dissenters' Rights" in the attached Proxy Statement and Appendix C thereto.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Mary Anne Chiasson, Secretary

Baton Rouge, Louisiana
May __, 1997

--------------------------------------------------------------------------------
    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE
 REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE
 THEREOF.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2
Selected Consolidated Financial and Other Information of CitiSave . . . . . . . . . . . . . . . . . . . . .         8
Annual Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
    Background of and Reasons for the Merger; Recommendation
      of the Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        11
    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13
    Terms of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16
    Surrender of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        17
    Representations and Warranties; Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . . . .        17
    Regulatory and Other Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        18
    Business Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19
    Effective Date of the Merger; Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
    Interests of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        21
    Certain Federal Income Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23
    Accounting Treatment of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
    Expenses of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        24
Adjournment of Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26
Information with Respect to Nominees for Director, Directors Whose
  Terms Continue and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        27
Beneficial Ownership of CitiSave Common Stock by Certain Beneficial Owners
  and Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        32
Executive Compensation of CitiSave  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35
Ratification of Appointment of Citisave's Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        41
Management's Discussion and Analysis of Financial Condition and
  Results of Operations of CitiSave . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        41
Business of Citisave  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        52
Regulation of CitiSave  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        77
Taxation of CitiSave  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        91
Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        95
Annual Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        95
Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        96
Index to Consolidated Financial Statements of CitiSave  . . . . . . . . . . . . . . . . . . . . . . . . . .        97

Appendix A -- Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       A-1
Appendix B -- Opinion of CitiSave's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . .       B-1
Appendix C -- Statutory Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       C-1

                         CITISAVE FINANCIAL CORPORATION
                                PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement is being furnished to the stockholders of CitiSave Financial Corporation ("CitiSave" or the "Company") in connection with the solicitation of proxies by the Board of Directors of CitiSave for use at the annual meeting of stockholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice of annual meeting ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about May __, 1997.

         At the Annual Meeting, stockholders of CitiSave will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 26, 1997, a copy of which is attached hereto as Appendix A. In addition, stockholders are being asked to elect directors and to ratify CitiSave's independent auditors.

         Upon the Effective Date (as defined in the Merger Agreement) of the merger of a wholly owned subsidiary of Deposit Guaranty Corp. ("DGC") with and into CitiSave (the "Merger"), each share of the common stock of CitiSave, par value $.01 per share ("CitiSave Common Stock"), issued and outstanding immediately prior to the Effective Date (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash without any interest thereon (the "Merger Price"). For a more complete description of the Merger Agreement and the terms of the Merger, see "The Merger."

         The CitiSave Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "CZF". The last reported closing sales price per share of CitiSave Common Stock as of April 30, 1997, the latest practicable trading day before printing of this Proxy Statement, was $_____. See "Summary
- Market Prices."

         ALL STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

                                    SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND IN THE APPENDICES ATTACHED HERETO. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

THE PARTIES TO THE MERGER

         CITISAVE AND CITIZENS. CitiSave is a Louisiana corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). CitiSave is the parent holding company of Citizens Savings Association, F.A. ("Citizens" or the "Association"), a federally chartered savings and loan association. The only significant assets of CitiSave are the capital stock of Citizens, CitiSave's loan to CitiSave's Employee Stock Ownership Plan ("ESOP"), and the portion of the net proceeds retained by CitiSave in connection with the conversion of Citizens from a Louisiana-chartered mutual savings association to a federally chartered stock savings association in July 1995 (the "Conversion"). CitiSave conducts business from six offices located in Baton Rouge, Louisiana. At December 31, 1996, CitiSave had $75.3 million of total assets, $63.0 million of total liabilities, including $61.5 million of deposits, and $12.3 million of total stockholders' equity. References herein to CitiSave include Citizens except where otherwise noted.

         CitiSave is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured primarily by one- to four-family residences located in the Baton Rouge, Louisiana metropolitan area and to purchase investment securities. At December 31, 1996, CitiSave's net loans receivable totaled $45.2 million or 60.0% of total assets. One- to four-family residential loans amounted to $37.6 million or 79.1% of CitiSave's total loan portfolio, including loans held for sale, at December 31, 1996. To a lesser extent, CitiSave also originates commercial real estate loans, construction loans, consumer loans and commercial business loans. CitiSave had $19.3 million of investment securities (excluding FLHB stock) at December 31, 1996, representing 25.6% of total assets.

         Citizens is a community-oriented savings institution which emphasizes customer service and convenience. It generally has sought to enhance its net income by, among other things, maintaining strong asset quality. In pursuit of these goals, CitiSave has adopted a business strategy that emphasizes lending and deposit products and services traditionally offered by savings institutions. CitiSave is engaged in mortgage banking activities by originating one- to four-family residential loans for sale into the secondary market. In addition, a subsidiary of Citizens owns an 80% interest in an insurance agency which provides a wide variety of insurance to businesses and individuals. The implementation of CitiSave's business strategy has enabled CitiSave to be profitable in each of the last five years and to exceed regulatory capital requirements.

         The deposits of Citizens are insured to the maximum extent provided by law by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). Citizens is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is Citizens's chartering authority and primary federal regulator. Citizens is also regulated by the FDIC, subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the Federal Home Loan Bank ("FHLB") of Dallas, which is one of the 12 regional banks comprising the FHLB System.

         The executive office for CitiSave and Citizens is located at 665 Florida Street, Baton Rouge, Louisiana 70801, and their telephone number is
(504) 383-4102.

         For additional information concerning CitiSave, its business, financial condition and results of operations, see "Selected Consolidated Financial and Other Information of CitiSave," "Business of CitiSave" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of CitiSave."

         DGC AND CSF. DGC is a Mississippi corporation organized in 1968 as a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA") and is headquartered in Jackson, Mississippi. During 1996, DGC conducted its business through its banking subsidiaries, the largest of which are the 98%-owned Deposit Guaranty National Bank with $4.5 billion in assets and the 100%-owned Commercial National Bank with $1.2 billion in assets, two other banking subsidiaries and its various bank-related subsidiaries. Through its subsidiaries, which includes 205 banking offices, DGC serves customers primarily in Mississippi, Louisiana, and Arkansas, offering complete banking, mortgage banking, discount brokerage and trust services. DGC also provides mortgage banking services in Texas, Nebraska and Oklahoma through two of its subsidiaries. CSF Acquisition Corp. ("CSF") is a Louisiana corporation and a wholly owned subsidiary of DGC.

         DGC's subsidiary banks are subject to supervision and examination by the Office of the Comptroller of the Currency ("OCC"). All of DGC's subsidiary banks are insured by, and therefore subject to the regulations of, the FDIC and are also subject to requirements and restrictions under federal law. DGC's banking subsidiaries comprise more than 99% of the related combined revenue, profits and assets of all industry segments of DGC. DGC's executive offices are located at One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is (601)354-8564. At December 31, 1996, DGC had total consolidated assets of $6.4 billion, total liabilities of $5.8 billion, including deposits of $5.0 billion, and stockholders' equity of $581.3 million.

THE ANNUAL MEETING

         The Annual Meeting will be held at CitiSave's main office located at 665 Florida Street, Baton Rouge, Louisiana on June 24, 1997 at 10:00 a.m., Central Time. Only the holders of record of the outstanding shares of CitiSave Common Stock at the close of business on April 28, 1997 (the "Voting Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Annual Meeting, CitiSave's stockholders will be asked to consider and vote upon
(1) a proposal to approve the Merger Agreement, (2) an adjournment of the Annual Meeting if necessary to solicit additional proxies, (3) the election of three directors, and (4) the ratification of auditors, as well as the transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof. The affirmative vote of at least two-thirds of the total votes present in person or by proxy at the Annual Meeting is required to adopt and approve the Merger Agreement.

         HOLDERS OF CITISAVE COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE MEETING WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR ANY NECESSARY ADJOURNMENT OF THE ANNUAL MEETING, AND FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF AUDITORS.

TERMS OF THE MERGER

         In accordance with the terms of the Merger Agreement, on the Effective Date, CSF will be merged with and into CitiSave (the "Merger"), with CitiSave as the surviving corporation. Each share of CitiSave Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash without any interest thereon (the "Merger Price"). In addition, each outstanding option to purchase CitiSave Common Stock issued by CitiSave ("CitiSave Option") shall be cancelled, and each holder shall be entitled to receive an amount determined by multiplying the excess of the Merger Price over the applicable exercise price per share of such option by the number of shares of CitiSave Common Stock subject to such CitiSave Option. All outstanding awards ("MRP Awards") to acquire CitiSave Common Stock pursuant to CitiSave's 1996 Management Recognition Plan for Officers (the "MRP") shall be cancelled at or immediately prior to the Effective Date to the extent not previously vested, and each holder of any such unvested MRP Award shall be entitled to receive an amount determined by multiplying the Merger Price by the number of unvested shares of CitiSave Common Stock subject to such MRP Award.

FAIRNESS OPINION

         The Board of Directors of CitiSave has received a written opinion from Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Webb"), dated as of May __, 1997, to the effect that the consideration to be paid to CitiSave's stockholders pursuant to the Merger Agreement is fair to the stockholders of CitiSave from a financial point of view. A copy of the fairness opinion of Webb is attached hereto as Appendix B and should be read in its entirety. See "The Merger - Opinion of Financial Advisor."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CITISAVE

         The Board of Directors of CitiSave has determined that the Merger is in the best interests of the stockholders and, accordingly, has unanimously approved the Merger. THE BOARD OF DIRECTORS OF CITISAVE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS."

CONDITIONS TO THE MERGER

         The obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereunder are subject to a variety of conditions, including the approval by the stockholders of CitiSave, the receipt of all required regulatory approvals, the receipt of opinions from counsel to CitiSave and DGC, the absence of any order, judgment or decree or any suit, action or proceeding pending or threatened which seeks to restrain or prohibit the Merger, the continued accuracy of the representations and warranties of each party to the Merger Agreement, and the delivery of certain documentation contemplated by the Merger Agreement. See "The Merger - Representations and Warranties; Conditions to the Merger."

DISSENTERS' RIGHTS

         Holders of shares of CitiSave Common Stock who object to the Merger and comply with the prescribed statutory procedures may be entitled to have the fair value of their shares determined in accordance with the Louisiana Business Corporation Law ("BCL") and paid to them in cash in lieu of the cash they would otherwise be entitled to receive in the Merger. Dissenting shareholders who comply with the procedural requirements of the BCL will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than 80% of CitiSave's total voting power. A copy of the pertinent statutory provisions of the BCL is attached to this Proxy Statement as Appendix C. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN A LOSS OF DISSENTERS' RIGHTS. See "The Merger - Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The payment of cash for the CitiSave Common Stock and for outstanding options pursuant to the terms of the Merger Agreement will be a taxable transaction to the stockholders and optionees of CitiSave for federal income tax purposes and may also be a taxable transaction under state, local and other tax laws. The stockholders and optionees of CitiSave are urged to consult their personal tax advisors regarding the tax consequences of the proposed transaction as it may relate to them. See "The Merger - Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

         The Merger will be accounted for as a purchase for accounting purposes. See "The Merger - Accounting Treatment of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Merger Agreement contains provisions which (i) require DGC, from and after the Effective Date, to provide coverage for all Citizens employees under all DGC employee benefit plans for which they are eligible, with credit for vesting and eligibility purposes given for all prior years of service at Citizens, subject to compliance with applicable legal and regulatory requirements; (ii) require DGC or its subsidiaries, from and after the Effective Date, to indemnify, defend and hold harmless the former directors, officers, employees and agents of CitiSave or Citizens against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which such parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by the Merger Agreement) to the full extent permitted under applicable law or by the governing corporate documents as in effect on the date of the Merger Agreement, whichever is greater; (iii) permit Citizens to pay Lee F. Nettles, the President and Chief Executive Officer of Citizens, a bonus equal to 3% of Citizens' pre-tax income in 1997 immediately prior to the Effective Date; and (iv) provide for accelerated vesting of all outstanding MRP Awards and participants' ESOP account balances in accordance with the terms of such plans. In addition, Mr. Nettles will be entitled to receive severance pay equal to three times his average annual compensation for the most recent five calendar years, as well as the continuation of certain fringe benefits, as a result of the termination of his employment as of the Effective Date. See "The Merger -Interests of Certain Persons in the Merger."

         Other than as summarized above and set forth in the referenced section, no director or executive officer of CitiSave or DGC has any direct or indirect material interest in the Merger, except in the case of the directors and executive officers of CitiSave insofar as ownership of CitiSave Common Stock, existing options to purchase such stock, and rights to acquire such stock pursuant to CitiSave's MRP might be deemed such an interest.

MARKET PRICES

         The CitiSave Common Stock is listed on the AMEX under the symbol "CZF." The table below sets forth, for the calendar quarters indicated, the reported high and low closing sales prices of the CitiSave Common Stock based on published financial sources and cash dividends paid or declared per share by CitiSave.

                                                           Cash
                                                        Dividends
                                                         Paid Per
 1995                         High          Low          Share(1)
 ----                         ----          ----         --------
 Third Quarter                $13.75        $11.50         $.075
 Fourth Quarter                15.75         14.25          .075

 1996
 ----

 First Quarter                 15.13         14.00          .075
 Second Quarter                16.50         14.00          .075
 Third Quarter                 14.50         13.75          .075
 Fourth Quarter                14.50         13.00          .100


 1997
 ----

 First Quarter                 19.50         13.63          .100

---------------------------

(1) In addition, a $2.00 per share special cash distribution was paid on June 28, 1996.

         On March 26, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement between DGC and CitiSave, the closing sales price per share of CitiSave Common Stock on the AMEX as reported in the Wall Street Journal was $14.00. On April 30, 1997, the most recent practicable date prior to the printing of this Proxy Statement, the closing sales price per share of CitiSave Common Stock on the AMEX was $_____.

         STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CITISAVE COMMON STOCK, TO THE EXTENT POSSIBLE, PRIOR TO THE ANNUAL MEETING.

                   SELECTED CONSOLIDATED FINANCIAL AND OTHER
                            INFORMATION OF CITISAVE
                 (Dollars in Thousands, Except Per Share Data)

         The following tables set forth certain consolidated financial and other data of CitiSave at the dates and for the periods indicated.

                                                                          At December 31,
                                               ----------------------------------------------------------------------------
                                                 1996              1995             1994            1993           1992
                                               -----------      ----------      ------------    ------------   ------------
 SELECTED FINANCIAL DATA:

 Total assets                                    $75,286           $78,218         $69,125         $72,030       $72,819

 Cash and cash equivalents                         2,419             3,936           1,045           4,438         7,705
 Federal funds sold                                2,650             5,000             625              --            --

 Investment securities                            19,254            22,521          28,120          26,080        17,976
 Mortgage-backed securities                        2,275             2,565           2,873           3,321         3,245

 Loan receivable, net                             45,193            41,710          34,346          35,067        37,776

 Loans held for sale                                 363                --              71           1,010         1,434
 Costs in excess of net assets of
   business acquired                                  --                17              34             158           282

 Deposits                                         61,457            62,514          62,560          66,075        67,388
 Stockholders equity/retained earnings            12,292            14,300           5,178           4,678         3,791

 Book value per share(1)                           12.77             14.82             --              --            --

 Market price per share                            14.00             14.75             --              --            --
 Full service offices                                  6                 5               5               5             5


                                                                      Year Ended December 31,
                                               ----------------------------------------------------------------------------
                                                    1996              1995            1994            1993          1992
                                               -----------      ------------    ------------    ------------   ------------
 SELECTED OPERATING DATA:
 Total interest income                            $5,521            $5,230          $4,486          $4,756        $5,633

 Total interest expense                            2,527             2,516           2,104           2,138         2,901
                                                  ------            ------          ------          ------        ------
 Net interest income                               2,994             2,714           2,382           2,618         2,732

 Provision for (recovery of) loan
   losses                                             35                 1              10             (43)          (43)
                                                  ------            ------          ------          ------        ------

 Net interest income after provision for
   (recovery of) loan losses                       2,959             2,713           2,372           2,661         2,775
 Total noninterest income                          1,199             1,139             972           1,220         1,136

 Total noninterest expense                         3,472             2,562           2,473           2,449         2,465
                                                  ------            ------          ------          ------        ------
 Income before income taxes and
   minority interest                                 686             1,290             871           1,432         1,446

 Income taxes                                        216               418             334             503           517
                                                  ------            ------          ------          ------        ------

 Net income before minority interest                 470               872             537             929           929
 Minority interest in subsidiary                     (40)              (37)            (37)            (42)          (46)
                                                  ------            ------          ------          ------        ------

 Net income                                      $   430           $   835         $   500         $   887       $   883
                                                  ======            ======          ======          ======        ======

 SELECTED OPERATING RATIOS:

 Return on average assets                           0.56%             1.12%           0.70%           1.24%         1.21%
 Return on average equity                           3.21              8.56            9.98           20.72         26.15

 Average equity to average assets                  17.41             13.09            7.04            5.98          4.64
 Dividend payout ratio                             70.65           16.05(2)            --              --            --

 Equity to total assets at end of period           16.33             18.28            7.49            6.49          5.21

 Risk-based capital ratio                          30.15             29.87           19.71           17.29         12.66

---------------------

(1) Based on 962,207 and 964,707 total outstanding shares at December 31, 1996 and 1995, respectively.

(2)      Based on only two quarterly dividends
         paid in 1995.

                                 ANNUAL MEETING

         This Proxy Statement is being furnished to CitiSave's stockholders in connection with the solicitation of proxies by the Board of Directors of CitiSave for use at the Annual Meeting to be held on June 24, 1997, and at any adjournment thereof.

         STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. CitiSave stock certificates should NOT be forwarded until after receipt of a letter of transmittal, which will be provided to stockholders promptly following consummation of the Merger.

         This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying proxy solicited by the Board of Directors of CitiSave are first being mailed to the stockholders of CitiSave on or about May __, 1997.

         All information contained in this Proxy Statement relating to CitiSave and its subsidiaries has been supplied by CitiSave, and all information contained in this Proxy Statement relating to DGC and its subsidiaries has been supplied by DGC.

         Purpose of Meeting. The purpose of the Annual Meeting is to consider and vote upon a proposal to approve the Merger Agreement, a proposal to adjourn the Annual Meeting if necessary to solicit additional votes, the election of directors, the ratification of auditors and the transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof. It is not anticipated that any other matter will be brought before the Annual Meeting. If any other matter is properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

         Shares Outstanding and Entitled to Vote; Voting Record Date. The close of business on April 28, 1997 has been fixed by the Board of Directors of CitiSave as the Voting Record Date for the determination of holders of CitiSave Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on the Voting Record Date, there were 962,207 shares of CitiSave Common Stock outstanding, held by approximately ___ holders of record. Each share of CitiSave Common Stock entitles the holder thereof to one vote on each matter to be submitted to stockholders at the Annual Meeting.

         Vote Required. A quorum, consisting of a majority of the voting power of the issued and outstanding CitiSave Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before any action may be taken at the Annual Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy will be counted as present for determining if a quorum is present. Under the BCL, the affirmative vote of the holders of at least two-thirds of the CitiSave Common Stock present in person or by proxy at the

Annual Meeting is required to approve the Merger Agreement. The affirmative vote of the holders of a majority of the total votes actually cast at the Annual Meeting is required to adjourn the Annual Meeting, if such adjournment is necessary, and to ratify the appointment of the independent auditors. Directors are elected by a plurality of the votes cast with a quorum present. Because of the required votes, abstentions will have the effect of a vote against the Merger proposal but will have no effect on the other proposals.

         Under rules of the AMEX, the proposals for the election of directors and the ratification of auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. However, the proposals to approve the Merger Agreement and to approve any necessary adjournment of the Annual Meeting are "non-discretionary" items upon which brokerage firms may not vote in the absence of voting instructions from their clients and for which there will be broker non-votes (i.e., the withholding of a vote by a broker on a non-discretionary proposal as to shares that are being voted on a discretionary proposal by the broker). Broker non-votes will have the same effect as a vote against the Merger proposal but will have no effect on the other proposals.

         As of the Voting Record Date, the directors and executive officers of CitiSave and their associates in the aggregate beneficially owned and are entitled to vote 136,236 shares or 14.2% of the outstanding shares of CitiSave Common Stock (exclusive of shares of CitiSave Common Stock which may be acquired upon the exercise of outstanding stock options). The directors of CitiSave intend to vote or cause to be voted all shares of CitiSave which they have the right to vote for approval and adoption of the Merger Agreement.

         Voting; Solicitation and Revocation of Proxies. A proxy for use at the Annual Meeting is being furnished to each CitiSave stockholder together with this Proxy Statement and is solicited by the Board of Directors of CitiSave. Any stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of CitiSave (Mary Anne Chiasson, Secretary, 665 Florida Street, Baton Rouge, Louisiana 70801) a written notice of revocation or a proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the Annual Meeting. Each proxy returned to CitiSave (and not revoked) will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND FOR ANY NECESSARY ADJOURNMENT OF THE ANNUAL MEETING, FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF AUDITORS.

                                   THE MERGER

     The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A. All stockholders are urged to read such document carefully.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF
DIRECTORS

         Background of the Merger.    From late 1995 through the fall of 1996,
CitiSave was contacted by and had preliminary discussions with certain financial institutions or their holding companies regarding a possible combination with or acquisition of CitiSave. Certain of the discussions related to potential mergers of equals, while other discussions involved a potential acquisition of CitiSave. In connection with such preliminary discussions, the Board of Directors and management of CitiSave considered the long-term ability of CitiSave to grow in the very competitive banking community of greater Baton Rouge and to provide its stockholders with the returns necessary to remain an independent company. Further, the addition of new products, services and branch locations were evaluated as a means to facilitate deposit growth and enhance the franchise. CitiSave did add one new branch location in 1996 as a means of enhancing its franchise and customer base, but given the potential negative earnings impact of additional products and services and the uncertainty of ultimate success, the Board did not opt to follow this route. The Board also considered the continued consolidation of the thrift and banking industries; the fact that larger savings institutions and banks are able to compete more effectively for new customers; and the uncertainty of congressional and other proposals to eliminate the thrift charter.

         As the directors considered the foregoing factors, the Board of Directors determined that a merger of equals transaction was not in the best interests of stockholders due to the absence of any control premium and the risks associated with implementing various long-term strategies, and the Board began to focus on whether the sale of CitiSave might be in the best interests of stockholders. As a result, the directors decided to investigate the possible sale of CitiSave and in October 1996 CitiSave retained the services of Webb to assist in such an investigation.

         Beginning in November 1996, the Board of Directors conducted through Webb a confidential inquiry into the possible interest of nine entities in pursuing a merger with or acquisition of CitiSave. All nine entities expressed an interest and were provided certain information on CitiSave, including financial statements, loan and deposit summaries and other data, after signing a confidentiality agreement. In December 1996, DGC and three other companies submitted preliminary, non-binding indications of interest to acquire CitiSave. The bidder with the lowest proposal elected not to proceed further. DGC and two other companies then conducted extensive due diligence in January 1997, and revised proposals were received from each of the three companies in late January. DGC's proposal was $20.50 per share for an all cash transaction and $18.50 per share for an all stock transaction. A second proposal was for an all stock transaction at less than $18.50 per share, and the third proposal was for either all cash or a combination of cash and stock at prices less than DGC's proposal.

         On February 3, 1997, the Board of Directors of CitiSave met to consider the proposals and questioned Webb about the financial aspects of each proposal, specifically inquiring into the key financial components of comparable transactions. The Board also considered the merits of an all cash transaction versus an all stock transaction, particularly in light of the then prevailing stock prices of the bidders and of the market in general. Following such questioning, Webb provided the Board of Directors with its oral opinion that the transaction was fair to CitiSave's stockholders from a financial point of view. Based on all the foregoing, the Board of Directors of CitiSave determined to commence negotiations with DGC regarding a cash acquisition of CitiSave.

         DGC then prepared and filed an application with the OTS by letter dated February 28, 1997 seeking OTS approval to make an offer to acquire all of CitiSave's Common Stock. The prior approval of the OTS was required because the Conversion of Citizens from mutual to stock form had been completed within the preceding three years.

         From mid-February to mid-March, the management of CitiSave reviewed and revised several drafts of the definitive agreement with the assistance of its legal counsel and investment banker. The terms of the Merger Agreement were reviewed in detail and actively negotiated. Following DGC's receipt of OTS approval on March 19, 1997 of the initial application to make an offer to acquire CitiSave, negotiations continued.

         On March 26, 1997, the Board of Directors of CitiSave reviewed the proposed definitive Merger Agreement in detail. After consideration of all factors deemed relevant and in conjunction with advice from CitiSave's financial and legal advisors, the Board of Directors determined that the proposed Merger was in CitiSave's best interests and the best interests of CitiSave's stockholders and unanimously approved the Merger. DGC and CitiSave executed the Merger Agreement on March 26, 1997 and publicly announced the transaction on such date.

         Reasons for the Merger. The terms of the Merger Agreement, including the Merger Price to be paid to CitiSave's stockholders, were the result of arm's-length negotiations between the representatives of CitiSave and DGC. Among the factors considered by the Board of Directors of CitiSave in deciding to approve and recommend the terms of the Merger were (i) the Merger Price to be paid to CitiSave's stockholders in relation to the market value, book value, earnings per share and dividend rates of the CitiSave Common Stock, (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of CitiSave, (iii) industry and economic conditions, (iv) the impact of the Merger on the depositors, employees, customers and communities served by CitiSave through expanded commercial, consumer and retail banking products and services, (v) the opinion of CitiSave's financial advisor as to the fairness of the Merger Price from a financial point of view to the holders of the CitiSave Common Stock,
(vi) the general structure of the transaction and the compatibility of management and business philosophy, (vii) the likelihood of receiving the requisite regulatory approvals in a timely manner, and (viii) the ability of the combined enterprise to compete in relevant banking and non-banking markets. In making its determination, the Board of Directors of CitiSave did not ascribe relative weights to the factors which it considered.

         The Board of Directors of CitiSave believes that the Merger is in the best interest of CitiSave and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         In October 1996, Webb was retained by CitiSave to evaluate CitiSave's strategic alternatives as part of a shareholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of CitiSave. Webb, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. The Board of Directors of CitiSave selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger. Except as described herein, Webb is not affiliated with CitiSave, DGC or their respective affiliates.

         Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Merger Price to the stockholders of CitiSave. Webb delivered a fairness opinion dated as of March 26, 1997 to the Board of Directors of CitiSave that the Merger Price is fair to the stockholders of CitiSave from a financial point of view. No limitations were imposed by CitiSave upon Webb with respect to the investigations made or procedures followed by Webb in rendering its opinion. Webb has consented to the inclusion herein of the summary of its opinion to the Board of Directors of CitiSave and to the entire opinion being attached hereto as Appendix B.

         THE FULL TEXT OF THE OPINION OF WEBB, UPDATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THE PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF WEBB SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION BY WEBB TO ANY CITISAVE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

         In rendering its opinion, Webb (i) reviewed the financial and business data supplied to it by CitiSave, including CitiSave's prospectus dated May 19, 1995, CitiSave's Annual

Report, Proxy Statement and Form 10-KSB for the year ended December 31, 1995 and drafts of such materials for the year ended December 31, 1996, and CitiSave's quarterly reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed DGC's Annual Report and Form 10-K for the year ended December 31, 1995 and Form 10-Qs for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and publicly released results for the quarter and year ended December 31, 1996;
(iii) discussed with senior management and the Boards of Directors of CitiSave and Citizens the current position and prospective outlook for CitiSave; (iv) considered historical quotations and the prices of recorded transactions in the CitiSave Common Stock since the Conversion in July 1995; (v) reviewed the financial and stock market data of other savings institutions, particularly in the southern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies; and (vi) reviewed certain other information which it deemed relevant.

         In rendering its opinion, Webb assumed and relied upon the accuracy and completeness of the information provided to it by CitiSave and DGC and obtained by it from public sources. In its review, with the consent of the CitiSave Board, Webb did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets and liabilities of CitiSave or DGC, or of potential or contingent liabilities of CitiSave or DGC. With respect to the financial information, including forecasts and asset valuations received from CitiSave, Webb assumed (with CitiSave's consent) that such information had been reasonably prepared reflecting the best currently available estimates and judgment of CitiSave's management. Webb also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the Merger to CitiSave or the ability to consummate the Merger.

         Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions sorted into five groups. The results of the analysis are summarized below along five industry-accepted ratios. The information in the following table summarizes the material information analyzed by Webb with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Webb in rendering its opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

                        SUMMARY OF SELECTED ACQUISITIONS
                   WHERE THE TARGET IS A SAVINGS INSTITUTION


                                                   Price to
                           -------------------------------------------------------  Tangible
                            Tangible     LTM                               Deposit  Equity to
                             Book       EPS(a)      Assets    Deposits     Premium    Assets
                           ---------   --------    -------   ---------     -------- ----------

 MEDIANS FOR ALL DEALS SINCE JUNE 30, 1995(b)
 Completed (#=17)            140.82%   23.62x       20.52%     25.06%       9.10%      14.59%
 Pending (#=9)               125.34    26.67        21.63      27.69        7.50       17.14
 DGC/CitiSave Merger         159.40    26.66        26.04      31.90       13.04       16.34

--------------------

(a)      Last twelve months earnings per share.
(b) Deals completed as of December 31, 1996 or, if pending, announced as of December 31, 1996.

         In its analysis of comparable transactions, Webb evaluated each pricing ratio against the proposed pricing analysis of DGC's acquisition of CitiSave. Slightly more weight was given to the price to tangible book value ratio, the price to last twelve month earnings per share and the price to core deposit premium ratio. CitiSave's tangible equity as a percentage of assets was 16.3%, which is higher than the median levels of tangible equity to assets for completed transactions but not greater than the median for the pending group of transactions.

         In preparing its analyses, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and CitiSave. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         In October 1996, CitiSave engaged Webb to, among other things, assist CitiSave in determining appropriate and desirable values that could be realized in a merger, prepare a summary of recent merger and acquisition trends in the financial service industry, advise CitiSave as to the structure and form of any proposed merger, and render an opinion as to the fairness of the consideration to be paid in any proposed merger. CitiSave agreed to pay Webb a fee of $25,000 for the delivery of a fairness opinion, which fee was paid in April 1997. In addition, CitiSave agreed to pay Webb a success fee upon consummation of the Merger equal to approximately $160,500. The $25,000 fee already paid by CitiSave will be deducted from the success fee payable as of the Effective Date. CitiSave has also agreed to reimburse Webb for its reasonable out-of-pocket expenses, not to exceed $10,000 without the prior approval of CitiSave. Webb's compensation, including the success fee which is contingent upon completion of the Merger, was determined by arm's-length negotiations between CitiSave and Webb. CitiSave has further agreed to indemnify Webb and its affiliates, and their respective directors, officers and employees and each such other person controlling Webb or any of its affiliates from and against any and all losses, claims, damages, penalties, judgments and liabilities, joint or several, to which such indemnified parties may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the Merger or the engagement of Webb pursuant to, and the performance by Webb of the services contemplated by, CitiSave's agreement with Webb, unless such loss, claim, damage, penalty, judgment, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Webb's or such indemnified party's bad faith or gross negligence. CitiSave also agreed to reimburse any indemnified party for all expenses (including, without limitation, all expenses of litigation or preparation therefore, including reasonable counsel fees and expenses, whether or not an indemnified party is a party thereto) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.

TERMS OF THE MERGER

         On the Effective Date, the Merger will be effectuated pursuant to which CSF, a wholly owned subsidiary of DGC, will be merged with and into CitiSave and the separate existence of CSF will cease. Each outstanding share of CitiSave Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash without any interest thereon, representing the Merger Price. The aggregate amount of the Merger Price to be paid in connection with the Merger is expected to be approximately $21.4 million if all outstanding and exercisable stock options of CitiSave are exercised prior to the Effective Date.

         CitiSave has two separate stock option plans pursuant to which directors, officers and key employees of CitiSave have been granted options to purchase 86,607 shares of CitiSave Common Stock. The Merger Agreement provides that at or immediately prior to the Effective Date, each holder of a CitiSave Option then outstanding shall receive cash in settlement thereof from CitiSave in an amount determined by multiplying the excess of the $20.50 per share Merger Price over the applicable exercise price per share of such option, multiplied by the number of shares of CitiSave Common Stock subject to such CitiSave Option. All such options will automatically be deemed cancelled and of no further effect as of the Effective Date.

         CitiSave also has in effect a Management Recognition Plan pursuant to which officers and key employees have been granted MRP Awards for an aggregate of 32,847 restricted shares of CitiSave Common Stock, which shares vest at the rate of 20% per year commencing July 23, 1997. The Merger Agreement provides that at or immediately prior to the Effective Date, all outstanding MRP Awards shall be cancelled to the extent not previously vested, and each holder of any such unvested MRP Award shall be entitled to receive cash in an amount determined by multiplying the $20.50 per share Merger Price by the number of unvested shares subject to such MRP Award.

SURRENDER OF CERTIFICATES

         Within five business days after the Effective Date, Deposit Guaranty National Bank, acting as the exchange agent of DGC, will mail to all holders of record of the CitiSave Common Stock a letter of transmittal, together with instructions for the exchange of their CitiSave Common Stock certificates for cash. Until so exchanged, each certificate representing CitiSave Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the Merger Price, consisting of cash in the amount of $20.50 into which each such share is to be converted. CITISAVE'S STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OF CITISAVE COMMON STOCK UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

         The Merger Agreement contains representations and warranties by CitiSave, Citizens, DGC and CSF regarding a variety of matters. In the case of CitiSave and Citizens, representations and warranties have been made concerning their organization, authority to conduct business, capitalization, the power and authority to enter into the Merger Agreement and to consummate the transactions thereunder, material accuracy of financial statements, compliance with applicable laws, the absence of certain legal proceedings and other events including material adverse changes in their business or financial condition, the adequacy of insurance coverage generally, the validity of loans, taxes, employee benefit plans, certain contracts, undisclosed liabilities, environmental matters, properties and the accuracy of information prepared and provided in connection with the Merger Agreement, among other things. In the case of DGC and CSF, representations and warranties have been provided concerning their organization, their power and authority to enter into the Merger Agreement and to consummate the transactions thereunder, and the consents and approvals required to consummate the Merger.

         The obligations of CitiSave, Citizens, DGC and CSF to consummate the Merger are subject to the fulfillment, at or prior to the Effective Date, of a variety of conditions, the material conditions of which are as follows: (i) the approval of the Merger Agreement by the requisite vote of the stockholders of CitiSave; (ii) the absence of any order, decree or injunction which enjoins or prohibits the consummation of the Merger, as well as the absence of any action or proceeding which seeks to prevent such consummation; (iii) the receipt of all requisite regulatory approvals for the Merger, without any non-standard condition or requirement which would (a) in the reasonable opinion of DGC, so materially adversely affect the business or economic benefits of the transactions contemplated by the

Merger Agreement as to render consummation of such transactions inadvisable or unduly burdensome, or (b) result in a materially adverse effect on CitiSave, Citizens, the Citizens subsidiaries, DGC, or CSF or so materially and adversely affect the economic or business benefits of the Merger that DGC or CSF, in the reasonable and good faith opinion of DGC or CSF, would not have entered into the Merger Agreement had such conditions or requirements been known at the date thereof; (iv) the continuing accuracy in all material respects of the representations and warranties of the other party to the Merger Agreement; (v) compliance in all material respects with all obligations and covenants of the other party to the extent not otherwise waived; (vi) the deposit of funds with the exchange agent by DGC in an amount equal to the aggregate Merger Price; and
(vii) the receipt of certain certificates and legal opinions.

         Except with respect to any required stockholder or regulatory approvals and the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger, all of the conditions of consummating the Merger may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended (or provisions may be waived and time periods may be extended) by written agreement of the parties, except that after any approval of the Merger by CitiSave's stockholders, there may not be, without further approval of such stockholders, any amendment, extension or waiver of the Merger Agreement which changes the amount or form of consideration to be delivered to the stockholders of CitiSave.

REGULATORY AND OTHER APPROVALS

         Receipt of all requisite regulatory approvals is a condition precedent to consummating the transactions contemplated by the Merger Agreement. There can be no assurance, however, that any or all of such regulatory approvals will be forthcoming or, if received, the timing of such receipt.

         DGC has filed an application with the FRB under the BHCA. The FRB will take into consideration the financial and managerial resources and future prospects of DGC and its subsidiaries as well as the convenience and needs of the communities to be served after the Merger in reaching a decision as to whether to approve the application.

         Citizens also filed with the OTS in April 1997 a notice of its intention to pay a cash dividend to CitiSave immediately prior to the Effective Date, which will be used by CitiSave to fund the cancellation of its outstanding stock options and MRP Awards. If the OTS were to object to such dividend, it is anticipated that other arrangements could be made to fund the cancellation of CitiSave's outstanding stock options and MRP Awards.

         DGC and CitiSave are unaware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action will be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained, would not delay the consummation of the transactions contemplated under the Merger Agreement and would not be conditioned in a manner that would cause DGC to terminate the Merger Agreement. Moreover, there can be no assurance that no action will be brought challenging the Merger on antitrust or other grounds.

BUSINESS PENDING THE MERGER

         The provisions of the Merger Agreement provide that, until the Effective Date, CitiSave and Citizens are required to conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice. In addition, during the period prior to the Effective Date, neither CitiSave nor Citizens shall (a) increase by more than 10% the compensation payable by Citizens or CitiSave to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum (excluding increases in compensation resulting from the vesting of outstanding MRP Awards or from the exercise of outstanding CitiSave Options; (b) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, except that a bonus equal to 3% of Citizens' net income before taxes in 1997 may be paid to Mr. Nettles, or make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee; (c) sell or dispose of material assets except in the ordinary course of business; (d) enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business; (e) authorize or issue any additional shares of any class of its capital stock (except that shares of CitiSave Common Stock may be issued upon the exercise of outstanding CitiSave Options) or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Citizens or CitiSave otherwise authorize or affect any change in its capitalization; (f) pay any dividends to its stockholders, except in the case of Citizens as set forth in the Merger Agreement and except that CitiSave may pay regular quarterly cash dividends on the CitiSave Common Stock of $.10 per share for the first two quarters of 1997, which may be paid at the regular times, and dividends of $.10 per share for each additional full calendar quarter completed on or prior to the Effective Date to be paid after completion of the full calendar quarter; (g) make any change in any of their accounting policies or practices, unless required by generally accepted accounting principles, or take any action which would have a material adverse effect on the Merger or the anticipated merger of Citizens into a subsidiary bank of DGC; (h) incur any liability for borrowed money except extensions of credit from the FHLB of Dallas (in which no single transaction shall exceed $5,000,000) and otherwise in the ordinary course of their banking business or place upon or permit any lien or encumbrance upon any of their properties or assets, except certain types of liens permitted by the Merger Agreement.

         In addition, CitiSave has agreed not to solicit or encourage inquiries or proposals with respect to, or furnish information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, CitiSave or any subsidiary thereof, or any business combination with CitiSave or any subsidiary thereof, other than as contemplated by the Merger Agreement. Notwithstanding the foregoing, CitiSave, after written notice to DGC, may furnish information in response to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, the Board of Directors of CitiSave determines in good faith based on the advice of legal counsel that the failure to furnish information in response to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of their fiduciary duties under applicable Louisiana law. If (i) CitiSave furnishes information to or enters into discussions or negotiations with another party prior to December 31, 1997, and
(ii) CitiSave enters into a definitive agreement with such party prior to June 30, 1998, then CitiSave shall pay DGC a fee of $500,000.

EFFECTIVE DATE OF THE MERGER; TERMINATION

         The Effective Date shall be the date set forth in the certificate of merger to be filed in the office of the Secretary of State of the State of Louisiana. The closing of the transactions contemplated by the Merger Agreement (the "Closing") will take place on the last business day of the month following the receipt of all regulatory and stockholder approvals required to consummate the Merger, unless otherwise agreed to by the parties. It is anticipated that the Closing and the Effective Date will occur on the same date.

         DGC and CitiSave each anticipate that the Merger will be consummated in the third quarter of 1997. Consummation of the Merger could be delayed, however, as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to the consummation of the Merger is not satisfied. There can be no assurance as to if or when such approvals will be obtained or such conditions will be satisfied.

         The Merger Agreement may be terminated at any time prior to the Effective Date by (a) mutual written consent of the parties, properly authorized by their respective Boards of Directors; (b) DGC and CSF Acquisition, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole, since December 31, 1996; (c) any party to the Merger Agreement, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by the Merger Agreement violate the antitrust laws of the United States; (d) any party to the Merger Agreement, if the Merger Agreement shall not have been approved by the affirmative vote of the holders of at least two-thirds of the total votes present in person or by proxy at the Annual Meeting; (e) DGC and CSF, in the event there are dissenting stockholders who hold more than 15% of the shares of CitiSave Common Stock; or
(f) any party to the Merger Agreement if the Closing shall not have occurred by December 31, 1997.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors of CitiSave, stockholders should be aware that members of CitiSave's management and the CitiSave Board of Directors have interests in the Merger that are in addition to the interests of stockholders generally. The CitiSave Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Benefits to Mr. Nettles. The employment of Mr. Nettles as the Chairman, President and Chief Executive Officer (the "Executive") of CitiSave and Citizens will be terminated as of the Effective Date. Upon such termination, CitiSave and/or Citizens shall pay to the Executive the amount required to be paid to him under the agreement, dated as of July 14, 1995, among the Executive, CitiSave and Citizens ("1995 Agreement"). Pursuant to the 1995 Agreement, the Executive shall be entitled to receive a severance amount equal to three times his average annual compensation over the most recent five calendar years, with the amount to be paid in equal monthly installments over a period of up to 36 months. In addition, DGC will provide the Executive for a period ending the earlier of (i) the expiration of the remaining term of employment (currently July 14, 1999), or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this sentence), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to consummation of the Merger. If the Effective Date is on or before December 31, 1997, then the sum of (i) the present value of the cash severance benefits to be paid pursuant to the 1995 Agreement, and (ii) the deemed parachute payments that arise from (A) the present value of the fringe benefits to be provided pursuant to the 1995 Agreement, and (B) the accelerated vesting of the restricted shares granted to the Executive under CitiSave's Management Recognition Plan which will be treated as contingent on the change in control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), shall be $361,219.

         The Merger Agreement also permits Citizens to continue its current practice of accruing 3% of its net income before taxes for a bonus to be paid to Mr. Nettles immediately prior to the Effective Date.

         Benefits to Employees. From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Citizens employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Citizens employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Citizens employee who, immediately prior to the Effective Date, is covered by or is a participant in a Citizens employee benefit plan listed in a schedule to the Merger Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

         CitiSave ESOP. The CitiSave ESOP will terminate upon the Effective Date. Any indebtedness of the CitiSave ESOP remaining as of the Effective Date shall be repaid from the Trust associated with the CitiSave ESOP through application of the Merger Price received by the CitiSave ESOP. Upon the repayment of the CitiSave ESOP loan, the remaining funds in the ESOP loan suspense account will be allocated (to the extent permitted by applicable laws and regulations) to CitiSave ESOP participants (as determined under the terms of the CitiSave ESOP). Each participant in the CitiSave ESOP not fully vested will become fully vested in his or her CitiSave ESOP account as of the Effective Date. Subject to the conditions described in the Merger Agreement, as soon as practicable after the Effective Date, repayment of the CitiSave ESOP loan and the receipt of a favorable termination ruling from the IRS, participants in the CitiSave ESOP shall be entitled at their election to have the amounts in their CitiSave ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan or individual retirement account.

         As of and following the Effective Date, DGC shall cause the CitiSave ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Date and proceed with termination of the CitiSave ESOP through distribution of its assets in accordance with its terms, except as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the CitiSave ESOP. No such distributions of the CitiSave ESOP shall occur until a favorable termination ruling has been received from the IRS. CitiSave shall cause the CitiSave ESOP to be amended, effective as of the Effective Date, to provide that the administrative committee thereof shall consist of three individuals appointed by the Board of Directors of CitiSave prior to the Effective Date (the appointment of such individuals will be subject to the prior consent of DGC and such individuals, after their appointment, may not be unreasonably removed or changed by DGC or its affiliates for a period of two years after the Effective
Date).

         Indemnification Rights and Insurance. From and after the Effective Date, CitiSave, as survivor of the Merger, shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of CitiSave (collectively, the "Holding Company Indemnified Parties") against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by the Merger Agreement) to the full extent permitted under Louisiana law or by CitiSave's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement, whichever is greater. In addition, Citizens or any successor thereto shall similarly indemnify, defend, and hold harmless the former directors, officers, employees and agents of Citizens.

         In addition to the indemnification required under the preceding paragraph, DGC has agreed to use its best efforts to maintain the existing directors' and officers' liability insurance policy of CitiSave and Citizens, respectively, covering persons who are currently covered by such insurance for a period of five years after the Effective Date on terms generally no less favorable than those in effect on the date of the Merger Agreement; provided, however, that DGC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of the Merger Agreement.

         Other than as set forth above, no director or executive officer of CitiSave or DGC has any direct or indirect material interest in the Merger, except in the case of CitiSave insofar as ownership of CitiSave Common Stock and existing CitiSave Options and MRP Awards might be deemed such an interest.

 CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The exchange of CitiSave Common Stock for cash pursuant to the terms of the Merger Agreement will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, stockholders of CitiSave who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of CitiSave Common Stock will realize and recognize income for federal tax purposes and may recognize income under state, local and other tax laws. A stockholder of CitiSave will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Merger and the tax basis in the CitiSave Common Stock exchanged by such stockholder pursuant to the Merger. Gain or loss must be determined separately for each block of CitiSave Common Stock (i.e., shares of CitiSave Common Stock acquired by the stockholder at the same time and price) exchanged pursuant to the Merger.

         Gain or loss recognized by the stockholder exchanging his or her CitiSave Common Stock pursuant to the Merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such CitiSave Common Stock is a capital asset in the hands of the stockholder. If the CitiSave Common Stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to tax at the top marginal rate applicable to the stockholder (up to a maximum of 39.6% for short-term capital gains and 28% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to tax at a maximum rate of 35%.

         The exchange of outstanding stock options to acquire CitiSave Common Stock for cash pursuant to the terms of the Merger Agreement will also be a taxable transaction for federal income tax purposes under the Code and may also be a taxable transaction under state, local and other laws. Each optionee will recognize ordinary income equal to the amount of cash received by the optionee pursuant to the Merger in exchange for his stock options.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH CITISAVE STOCKHOLDER AND OPTIONEE IS URGED TO CONSULT HIS TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER OR OPTIONEE, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR OTHER TAX LAWS AND OF ANY PROPOSED CHANGES IN THE CODE.

ACCOUNTING TREATMENT OF THE MERGER

         The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, DGC will record the acquisition of CitiSave at its cost at the Effective Date of the Merger, which cost would include the cash paid in the Merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of CitiSave based upon their fair values at the Effective Date of the Merger in accordance with generally accepted accounting principles. Acquisition cost in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of DGC will include the operations of CitiSave after the Effective Date of the Merger.

EXPENSES OF THE MERGER

         All out-of-pocket costs and expenses incurred in connection with the Merger (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

DISSENTERS' RIGHTS

         Dissenting stockholders who comply with the procedural requirements of the BCL will be entitled to receive payment of the fair cash value of their shares if the Merger is effected with the approval of less than 80% of CitiSave's total voting power. Section 12:131 of the BCL sets forth the procedures which must be complied with in order to qualify for dissenters' rights. THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 12:131 OF THE BCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE PROVISIONS, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX
C. SUCH PROVISIONS MUST BE STRICTLY COMPLIED WITH OR A STOCKHOLDER'S DISSENTERS' RIGHTS WILL BE LOST.

         If an owner of shares of CitiSave Common Stock wishes to exercise the right to dissent, such owner must file with CitiSave, prior to or at the Annual Meeting, a written objection to the Merger and the owner must vote his shares against the Merger at the Annual Meeting. Failure to vote against the Merger proposal will constitute a waiver of the stockholder's dissenters' rights, and the written objection required by the BCL must be filed with CitiSave in addition to voting against the Merger if a stockholder wishes to exercise his dissenters' rights. If the Merger is approved by the required vote, but by less than 80% of the total voting power, CitiSave shall promptly give written notice thereof, by registered mail, to each stockholder who filed a written objection. Each stockholder may, within twenty days after the mailing of such notice to him, file with CitiSave a demand in writing for the fair cash value of his shares as of the day before the vote was taken at the Annual Meeting; provided that the stockholder (i) states in such demand the value demanded, (ii) states in such demand a post office address to which the reply of CitiSave may be sent, and (iii) deposits in escrow in a chartered bank or trust company located in the parish of CitiSave's registered office the certificates of CitiSave Common Stock duly endorsed and transferred to CitiSave upon the sole condition that such certificates of CitiSave Common Stock will be delivered to CitiSave upon payment of the value of the CitiSave Common Stock determined in accordance with
Section 12:131 of the BCL. The stockholder shall deliver to CitiSave, with his demand, the written acknowledgement of such bank or trust company that so holds his certificates of CitiSave Common Stock. Unless the objection, demand and acknowledgement discussed above are made and delivered by the stockholder within the appropriate time period, the stockholder shall conclusively be presumed to have acquiesced to the Merger and related transactions.

         If CitiSave does not agree to the value stated and demanded by a dissenting stockholder, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgement, notify the stockholder in writing of its disagreement and shall state in such notice the value it will agree to pay; otherwise CitiSave shall be liable to pay the value demanded by the dissenting stockholder.

         In the case of disagreement as to the fair cash value, within sixty days after receipt of CitiSave's notice of disagreement, the dissenting stockholder may file suit against CitiSave, or DGC after the Merger, in the district court of the parish within which CitiSave or DGC, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the CitiSave Common Stock as of the day before the vote at the Annual Meeting. The court shall, on such evidence as may be adduced in relation thereto, determine whether payment is due, and if so, the cash value of the CitiSave Common Stock. Any other dissenting stockholder entitled to file suit may, within such sixty-day period, intervene as a plaintiff in such suit filed by another stockholder. No order or decree can be made by the court staying the proposed corporate action. Failure of the dissenting stockholder to bring suit, or intervene in such suit, within the sixty days after receipt of notice of disagreement by CitiSave shall conclusively bind the stockholder to accept the value as fixed by CitiSave in its notice of disagreement.

         Upon institution of a suit by a dissenting stockholder, if CitiSave, or DGC after the Merger, deposits in the registry of the court the amount it deemed to be the fair cash value of the dissenting stockholder's CitiSave Common Stock in its notice of disagreement, then if the amount finally awarded to such stockholder, exclusive of interest and costs, is more than the amount offered and deposited, the costs of the proceeding will be taxed against CitiSave or DGC after the Merger. Otherwise, if the amount deposited exceeds the amount awarded to the dissenting stockholder, the costs of such proceeding shall be taxed against the dissenting stockholder.

                         ADJOURNMENT OF ANNUAL MEETING

         Each proxy solicited hereby requests authority to vote for an adjournment of the Annual Meeting, if an adjournment is deemed to be necessary. CitiSave may seek an adjournment of the Annual Meeting for not more than 29 days in order to enable CitiSave to solicit additional votes in favor of the proposal to adopt the Merger Agreement in the event that such proposal has not received the requisite vote of stockholders at the Annual Meeting and such proposal has not received the negative votes of the holders of a majority of CitiSave Common Stock. If CitiSave desires to adjourn the meeting with respect to such proposal, it will request a motion that the meeting be adjourned for up to 29 days with respect to such proposal, and no vote will be taken on such proposal at the originally scheduled Annual Meeting. Each proxy solicited hereby, if properly signed and returned to CitiSave and not revoked prior to its use, will be voted on any motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted in favor of any motion to adjourn the meeting. Unless revoked prior to its use, any proxy solicited for the Annual Meeting will continue to be valid for any adjournment of the Annual Meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for the proposal in question.

         Any adjournment will permit CitiSave to solicit additional proxies and will permit a greater expression of the stockholders' views with respect to the Merger proposal. Such an adjournment would be disadvantageous to stockholders who are against the Merger proposal, because an adjournment will give CitiSave additional time to solicit favorable votes and thus increase the chances of passing the Merger proposal.

         If a quorum is not present at the Annual Meeting, no proposal will be acted upon and the Board of Directors of CitiSave will adjourn the Annual Meeting to a later date in order to solicit additional proxies on each of the proposals being submitted to stockholders.

         An adjournment for up to 29 days will not require either the setting of a new record date or notice of the adjourned meeting as in the case of an original meeting. CitiSave has no reason to believe that an adjournment of the Annual Meeting will be necessary at this time.

         BECAUSE THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE POSSIBLE ADJOURNMENT OF THE ANNUAL MEETING. THE HOLDERS OF A MAJORITY OF THE CITISAVE COMMON STOCK PRESENT, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE A MOTION TO ADJOURN THE ANNUAL MEETING.

          INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, DIRECTORS
                  WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Bylaws of the Company presently provide that the Board of Directors shall consist of nine members. The Articles of Incorporation of the Company require that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years or until their successors are elected and qualified. One class of directors is to be elected annually. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director, and no director or nominee for director is related to any other director, nominee for director or executive officer of the Company by blood, marriage or adoption.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

                                                        Position with the Company and the
                                                      Association and Principal Occupation         Director
 Name                               Age(1)                 During the Past Five Years              Since(2)
------------------------------     --------     -----------------------------------------------   -----------
                                   NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2000

 S. Pendery Gibbens, Jr.             65        Director; President and Secretary of B.R. Sec.         1985
                                               Co., Inc., a finance company and mini-storage
                                               facility in Baton Rouge, Louisiana since 1960.


 Dr. Clarence B. Hackett             53        Director; Self-employed veterinarian in Baton          1993
                                               Rouge, Louisiana since 1971.


 Wayne P. Hirschey                   57        Director; President of S.H. Hirschey Co., a            1988
                                               developer of one- to four-family residences in
                                               Baton Rouge, Louisiana since 1958.


              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                  ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.



                                                   (Footnotes on following page)

                                                        Position with the Company and the
                                                      Association and Principal Occupation         Director
 Name                               Age(1)                 During the Past Five Years              Since(2)
------------------------------     --------     -----------------------------------------------   -----------
                                   DIRECTORS WHOSE TERMS EXPIRE IN 1998


 Lee F. Nettles                       55       Chairman of the Board, President and Chief             1976
                                               Executive Officer of the Company since 1995, Chief
                                               Executive Officer of the Association since 1976
                                               and Chairman of the Board and President of the
                                               Association since 1977.

 Ferd B. Kramer, Jr.                  55       Director; Director, President and owner of Kramer      1989
                                               Engineering, Inc. in Baton Rouge, Louisiana since
                                               November 1995; prior thereto, Director of Project
                                               Management of Marrero, Couvillon & Associates,
                                               Inc., consulting engineers in Baton Rouge,
                                               Louisiana, from 1991 to November 1995.

 Charlotte H. Smith                   52       Director; Director, Vice President and Treasurer       1986
                                               of Cecil L. Smith, Inc., a computer consulting
                                               company in Baton Rouge, Louisiana, since 1979.
                                               Ms. Smith has also been the sole owner of Smith
                                               Properties, a manager of commercial and
                                               residential investment real estate, in Baton
                                               Rouge, Louisiana since 1975.


                                    DIRECTORS WHOSE TERMS EXPIRE IN 1999


 Dr. Ernest D. Bateman, Jr.           65       Director; Self-employed orthodontist in Baton          1983
                                               Rouge, Louisiana since 1965.


 Howard L. Harvill                    50       Director; Vice President, Finance of Our Lady of       1994
                                               the Lake Regional Medical Center in Baton Rouge,
                                               Louisiana since 1958.


 Frank D. McArthur, II                53       Director; Insurance salesman with and partner of       1992
                                               Arst-McArthur-Sanchez Associates, a firm offering
                                               disability, life and health insurance, in Baton
                                               Rouge, Louisiana since 1977.

---------------------
(1)      As of December 31, 1996.
(2)      Includes service as a director of the Association.

STOCKHOLDER NOMINATIONS

         Article 6.F of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made in compliance with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual meeting. The Articles of Incorporation set forth specific requirements with respect to stockholder nominations.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company met 16 times during the year ended December 31, 1996. Directors of the Company receive no fees from the Company for attending Board of Directors meetings or committee meetings. The Board of Directors has a standing audit committee as described below. The Board of Directors of the Company does not have a compensation committee. No director of the Company attended fewer than 75% in the aggregate of the meetings of the Board of Directors held during fiscal 1996 and the total number of meetings held by all committees of the Board on which he served during the year.

         The Audit Committee reviews (i) the independent auditors' reports and results of their examination, subject to review by and with the entire Board of Directors, (ii) the internal audit function, which is under the control of and reports directly to the Audit Committee, and (iii) the examination reports of the federal banking agencies and other regulatory reports, subject to review by and with the entire Board of Directors. Currently, Messrs. Bateman, Harvill and Kramer and Ms. Smith are members. The Audit Committee met once during the year ended December 31, 1996.

         The full Board of Directors of the Company serves as the Nominating Committee and met once during 1996 in such capacity. Although the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders of the Company. Article 6.F of the Company's Articles of Incorporation provides certain procedures which stockholders must follow in making director nominations. If such stockholder nominations are made, ballots will be provided at the Annual Meeting bearing the name of a stockholder's nominee or nominees.

         Regular meetings of the Board of Directors of the Association are held on at least a monthly basis and special meetings of the Board of Directors are held from time-to-time as needed. There were 12 meetings of the Board of Directors held during the year ended December 31, 1996. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Association during 1996 and the total number of meetings held by all committees of the Board on which the director served during such year. During the year ended December 31, 1996, each member of the Board of Directors of the Association (other than Mr. Nettles) was paid $225 per Board meeting (one-half of such amount is paid for excused absences). For committee meetings, non-employee directors receive $100 per meeting. Directors who are also officers do not receive any fees for Board or committee meetings.

         The Board of Directors of the Association has established various committees, including Executive, Audit and Compensation Committees. The Board of Directors does not have a separate Nominating Committee.

         The Executive Committee generally has the power and authority to act on behalf of the Board of Directors on important matters between scheduled Board meetings, unless specific Board of Directors action is required or unless otherwise restricted by the Association's Charter or Bylaws or its Board of Directors. The members of the Executive Committee change every three months and consist of a minimum of five directors. The Executive Committee met 26 times during the year ended December 31, 1996.

         The Audit Committee reviews (i) the independent auditors' reports and results of their examination, subject to review by and with the entire Board of Directors, (ii) the internal audit function, which is under the control of the reports directly to the Audit Committee, and (iii) the examination reports of the federal banking agencies and other regulatory reports, subject to review by and with the entire Board of Directors. During 1996, the members of the Audit Committee consisted of Messrs. Bateman, Harvill and Kramer and Ms. Smith. The Audit Committee met once during the year ended December 31, 1996.

         The Compensation Committee reviews the compensation of the Association's officers and employees. The members of the committee are Messrs. Gibbens, Hackett and Harvill and Ms. Smith, and the committee met once during the year ended December 31, 1996.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following table sets forth certain information with respect to the executive officers of the Company who are not directors. There are no arrangements or understandings between the Company and any such person pursuant to which such person was elected an executive officer of the Company, and no such officer is related to any director or officer of the Company by blood, marriage or adoption.

 Name                                Age(1)     Principal Occupation During the Past Five Years
--------------------------------     -------    -------------------------------------------------------
 J. Larry Bellard                      45       Senior Vice President and Controller of the Company
                                                since February 1995 and the Association since 1983.

 Reginald M. Gremillion, Jr.           47       Senior Vice President of the Company since February 1995
                                                and the Association since February 1991.  Prior thereto,
                                                he was Vice President of Capital-Union Federal Savings
                                                and Loan Association in Baton Rouge, Louisiana in charge
                                                of mortgage lending, loan  servicing and real estate
                                                owned.

-----------------------------------

(1)      As of December 31, 1996.

                 BENEFICIAL OWNERSHIP OF CITISAVE COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Voting Record Date, certain information as to the CitiSave Common Stock beneficially owned by (i) the only person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding CitiSave Common Stock, (ii) the directors of the Company, and (iii) all directors and executive officers of the Company and the Association as a group.

                                                                            CitiSave Common Stock
                                                                           Beneficially Owned as of
                                                                              April 28, 1997(1)(2)
                                                                       --------------------------------
                     Name of Beneficial Owner                                Amount               %
---------------------------------------------------------              -------------------    ---------
 CitiSave Financial Corporation                                             77,177(3)            8.0%
   Employee Stock Ownership Plan Trust
 665 Florida Street
 Baton Rouge, Louisiana 70801


 Tontine Financial Partners, L.P.                                           95,000(4)            9.9%
 200 Park Avenue, Suite 3900
 New York, New York  10166


 Directors:
   Dr. Ernest D. Bateman, Jr.                                               26,755(5)(6)         2.8%
   S. Pendery Gibbens, Jr.                                                   8,255(5)(7)           *
   Dr. Clarence B. Hackett                                                   5,755(5)(8)           *
   Howard L. Harvill                                                         4,255(5)(9)           *
   Wayne P. Hirschey                                                        23,255(5)(10)        2.4%
   Ferd B. Kramer, Jr.                                                      11,455(5)(11)        1.2%
   Frank D. McArthur, II                                                    18,255(5)            1.9%
   Lee F. Nettles                                                           47,994(12)           4.9%
   Charlotte H. Smith                                                       23,255(5)(9)(13)     2.4%

 All directors and executive officers of the Company
  and the Association as a group (11 persons)                              204,893(3)(14)       19.9%

------------

*        Represents less than 1% of the outstanding CitiSave Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of CitiSave Common Stock if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares; or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

                                         (Footnotes continued on following page)

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of CitiSave Common Stock which may be acquired within 60 days of the Voting Record Date pursuant to the exercise of outstanding stock options. Shares of CitiSave Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding CitiSave Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of CitiSave Common Stock owned by any other person or group.

(3) The CitiSave Financial Corporation Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the CitiSave Financial Corporation Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Nettles and Bellard and Ms. Smith, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 58,187 shares of CitiSave Common Stock held in the Trust were unallocated and 18,990 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees must vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will be voted by the ESOP Trustees in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of CitiSave Common Stock allocated to their individual accounts. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of CitiSave Common Stock beneficially owned by directors and executive officers who serve as trustees of the ESOP and by all directors and executive officers as a group does not include the shares held by the Trust, except for the shares actually allocated to the accounts of the executive officers.

(4) Based on a Schedule 13D filed pursuant to the 1934 Act by Jeffrey L. Gendell and Tontine Financial Partners, L.P. ("Tontine"). The shares were purchased by Tontine. Mr. Gendell is the Managing Member of Tontine Management, L.L.C., which is the general partner of Tontine.

(5) Includes 3,255 shares subject to stock options granted to each non-employee director pursuant to CitiSave's 1996 Directors' Stock Option Plan, which shares may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date.

(6) Includes 20,000 shares held by Mr. Bateman's individual retirement account ("IRA") and 3,500 shares held by his spouse, which shares may be deemed to be beneficially owned by Mr. Bateman.

(7)      Includes 3,900 shares held by Mr. Gibben's IRA.

(8)      Includes 2,500 shares held by Mr. Hackett's IRA.

(9)      The shares are owned jointly with the person's spouse.

(10)     Includes 10,000 shares held jointly with Mr. Hirschey's children.

(11)     Includes 5,700 shares held by Mr. Kramer's IRA.

(12) Includes 2,240 shares held by Mr. Nettles' IRA, 4,030 shares allocated to Mr. Nettles' ESOP account, 9,647 unvested shares granted to Mr. Nettles pursuant to the Company's MRP which may be voted by Mr. Nettles, and 24,117 shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date. Excludes the remaining shares held by the ESOP, of which Mr. Nettles is one of three trustees.

(13) Excludes the shares held by the ESOP, of which Ms. Smith is one of three trustees.

(14) Includes 7,339 shares allocated to the accounts of the executive officers under the ESOP, 21,747 unvested shares granted to all executive officers as a group pursuant to the Company's MRP which may be voted by such persons, and 68,657 shares which may be acquired by all executive officers and directors as a group upon the exercise of stock options exercisable within 60 days of the Voting Record Date.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the 1934 Act, the Company's directors, officers and any persons holding more than 10% of the CitiSave Common Stock are required to report their ownership of the CitiSave Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission") and the AMEX by specific dates. Based on representations of its directors and officers and copies of the reports that they have filed with the Commission and the AMEX, the Company believes that all of these filing requirements were satisfied by the Company's directors and officers in the year ended December 31, 1996.

                       EXECUTIVE COMPENSATION OF CITISAVE

EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by the Association for services rendered in all capacities during the periods indicated to the President and Chief Executive Officer of the Association.



====================================================================================================================================
                                            Annual Compensation                    Long Term Compensation
                                   -------------------------------------------------------------------------------
                                                                                           Awards        Payouts
                                                                          ----------------------------------------
    Name and Principal                                                       Stock       Number of                      All Other
         Position          Year     Salary       Bonus       Other(3)       Grants(2)    Options(3)  LTIP Payouts    Compensation(4)
------------------------------------------------------------------------------------------------------------------------------------
 Lee F. Nettles,           1996     $92,000      $20,000       $            $133,852      24,117           --               $45,388
 Chairman of the Board,    1995      85,500       25,000          --              --          --           --                11,623
 President and Chief       1994      80,000       28,293          --              --          --           --                    --
 Executive Officer
====================================================================================================================================



(1) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Nettles, including automobile expenses and the payment of club dues. The costs to the Association of providing such benefits during each period indicated did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

(2) Represents the grant of 9,647 restricted shares of CitiSave Common Stock to Mr. Nettles pursuant to the Company's MRP, which shares were
         deemed to have had the indicated value at the date of grant.   The
         restricted CitiSave Common Stock awarded to Mr. Nettles had a fair market value of $135,058 at December 31, 1996, based on the $14.00 per share closing market price on such date. The awards vest 20% each year beginning July 23, 1997, and dividends are paid on the restricted shares.

(3) Consists of stock options granted pursuant to the Company's 1996 Key Employee Stock Compensation Program.

(4) Represents the value of the shares allocated to Mr. Nettles' account under the ESOP.

 STOCK OPTIONS

         The following table discloses the total options granted to the Company's Chief Executive Officer during the year ended December 31, 1996:

                                                  % of Total
                                Number of          Options
                                 Options          Granted To        Exercise
            Name                 Granted         Employees(1)       Price(2)         Expiration Date
---------------------------    ------------     --------------    ------------      ----------------
 Lee F. Nettles                  24,117               27.8%         $13.875           July 23, 2006

----------------------

(1) Percentage of options granted to all employees and directors during 1996.

(2) In all cases, the exercise price was based on the closing market price of a share of CitiSave Common Stock on the date of grant.

         The following table discloses certain information regarding the options held at December, 1996 by the Company's Chief Executive Officer. No options were exercised during the year ended December 31, 1996.


                                   Number of Options at                 Value of Options at
                                     December 31, 1996                   December 31, 1996
                               -------------------------------    ----------------------------------
               Name            Exercisable       Unexercisable       Exercisable      Unexercisable
---------------------------    ------------     --------------    ---------------   ----------------
 Lee F. Nettles                  24,117              --                $3,015            $     --

--------------------------

(1)      Based on a per share market price of $14.00 at December 31, 1996.

EMPLOYMENT AGREEMENT

         The Company and the Association (collectively, the "Employers") entered into an employment agreement with Mr. Nettles on July 14, 1995. The Employers have agreed to employ Mr. Nettles for a term of three years in his current position at an initial salary of $92,000. At least 30 days prior to each annual anniversary date of the employment agreement, the Boards of Directors of the Company and the Association shall determine whether or not to extend the term of the agreement for an additional one year. Any party may elect not to extend the agreement for an additional year by providing written notice at least 30 days prior to any annual anniversary date. The term of the agreement is currently schedule to expire on July 14, 1999.

         The employment agreement is terminable with or without cause by the Employers. The officer shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death, provided, however, that (i) in the event that the officer terminates his employment because of failure of the Employers to comply with any material provision of the employment agreement or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the officer as a result of certain adverse actions which are taken with respect to the officer's employment following a Change in Control of the Company, as defined, Mr. Nettles will be entitled to a cash severance amount equal to three times his average annual compensation over his most recent five taxable years. In addition, Mr. Nettles will be entitled to a continuation of benefits similar to those he is receiving at the time of such termination for the remaining term of the agreement or until the officer obtains full-time employment with another employer, whichever occurs first.

         A Change in Control is generally defined in the employment agreement to include any change in control required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 25% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period. Consummation of the Merger will constitute a Change in Control. See "The Merger - Interests of Certain Persons in the Merger."

         The employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for federal income tax purposes. Parachute payments generally are payments equal to or exceeding three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred (or such lesser time as the recipient has been employed). Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Company established the ESOP for employees of the Company and the Association effective January 1, 1995. Full-time employees of the Company and the Association who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 18 are eligible to participate in the ESOP.

         As part of the Conversion, in order to fund the purchase of up to 8% of the CitiSave Common Stock issued in the Conversion, the ESOP borrowed funds from the Company in an amount equal to 100% of the aggregate purchase price of the CitiSave Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's and the Association's contributions to the ESOP over a period of 10 years, and the collateral for the loan is the CitiSave Common Stock purchased by the ESOP. The loan to the ESOP bears a fixed interest rate of 8.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of CitiSave Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Forfeitures are reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20% per year starting with the completion of three years of service and will be 100% vested upon the completion of seven years of service. Credit is given for years of service with the Association prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Nettles and Bellard and Ms. Smith serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

         Generally accepted accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but the amount of the borrowing is deducted from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the Internal Revenue Service and the Department of Labor thereunder.

DEFINED BENEFIT PENSION PLAN

       The Association had a defined benefit pension plan ("Pension Plan") for all full-time employees who had completed one year of service with the Association and who had attained the age of 21, which plan was terminated effective as of March 31, 1996. Pension expense amounted to $16,000, $50,000 and $45,000 for 1996, 1995 and 1994, respectively. Upon termination of the Pension Plan, each covered employee received his or her accumulated benefits in either the form of a cash (or rollover) distribution or an annuity contract. Mr. Nettles received a cumulative benefit of approximately $200,000 upon termination of the plan.

       The Board of Directors of the Association adopted a Supplemental Executive Retirement Plan ("SERP") effective January 1, 1993, which provided supplemental benefits for selected executives beyond those provided by the Association's Pension Plan. Participation in the SERP was limited to certain key executive officers of the Association selected by the Board of Directors. In 1996, the Association contributed $3,300 to the SERP, all of which was allocated to the account of Mr. Nettles. Upon termination of the SERP in January 1997, Mr. Nettles received approximately $45,000, which represents cumulative benefits including the earnings thereon.

INDEBTEDNESS OF MANAGEMENT

       The Association, in the ordinary course of business, makes available to its directors, officers and employees mortgage loans on their primary residences and other types of loans. Such loans are made on the same terms as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 1996, the Association's outstanding loans to directors and executive officers of the Association, or members of their immediate families, totalled approximately $517,000 or 4.2% of the Company's total net worth at December 31, 1996.

       The following table sets forth certain information with respect to each current director or executive officer of the Association, or members of their immediate families, whose aggregate indebtedness exceeded $60,000 during the period indicated.

                                                                                     Highest
                                                                                    Principal
                                                                         Year      Balance from       Principal         Interest
                                                   Nature of             Loan       1/1/96 to         Balance at       Rate as of
            Name and Position                     Indebtedness           Made        12/31/96          12/31/96         12/31/96
----------------------------------        -----------------------      -------    --------------    --------------    -------------
 S. Pendery Gibbens, Jr.,                 First mortgage(1)              1996           $100,000           $99,353        6.750%
   Director                               Miscellaneous(2)               1996             65,000            65,000        9.250

 Howard L. Harvill,                       First mortgage(1)              1991            145,503                 0        8.000
   Director

 Charlotte H. Smith,                      First mortgage(3)              1988             67,875            66,107        8.125
   Director                               First mortgage(3)              1993             59,045            56,167        9.000

 Reginald M. Gremillion, Jr.,             First mortgage(1)              1986             84,138            82,547        8.250
   Senior Vice President                  First mortgage(1)(4)           1994             92,132            91,171        8.125
                                          Automobile(4)                  1994              8,192             7,403        9.500

-----------------------

(1)    Secured by primary residence.
(2)    Secured by common stock of other companies.
(3)    Secured by rental property.
(4)    Loan made to an immediate family member.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

       The Board of Directors of the Company has appointed Hannis T. Bourgeois & Co., L.L.P., independent certified public accountants, to perform the audit of the Company's consolidated financial statements for the year ending December 31, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

       The Company has been advised by Hannis T. Bourgeois & Co. that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Hannis T. Bourgeois & Co. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF HANNIS T. BOURGEOIS & CO., L.L.P., AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CITISAVE


       The following is a discussion of the consolidated financial condition of CitiSave at December 31, 1996 and December 31, 1995 and the results of operations for the last three years. Currently, the business and management of CitiSave are primarily the business and management of the Association. This discussion should be read in conjunction with the consolidated financial statements and footnotes included herein.

GENERAL

       The profitability of CitiSave and the Association depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and mortgage-backed securities, and interest expense on interest-bearing deposits. Profitability also is dependent, to a lesser extent, on the level of non-interest income (including insurance agency commissions, loan fees and gain on sale of loans), provision for loan losses, noninterest expense and income taxes. Noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expense, federal insurance premiums, and miscellaneous other expenses.

ASSET AND LIABILITY MANAGEMENT

       Consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during periods of fluctuating market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are greatly influenced by consumer demand and by discretionary pricing by the Association's management.

       The Association attempts to manage its interest rate risk by maintaining a high percentage of its assets in adjustable-rate mortgages ("ARMs") and short-term investment securities. At December 31, 1996, the Association's ARMs amounted to $31.1 million or 41.3% of total assets. The interest rate on ARMs, however, adjusts no more frequently than once a year, with the amount of the change subject to annual limitations, whereas the interest rates on deposits can change more frequently and are not subject to annual limitations. In order to increase the ratio of interest-sensitive assets to interest-sensitive liabilities, the Association is selling most of the newly originated, fixed-rate mortgages with terms greater than 15 years, while originating ARMs and shorter term fixed-rate mortgages and other loans for retention in the loan portfolio.

       At December 31, 1996, investment securities amounted to $19.3 million or 25.6% of total assets. Of such amount, $19.2 million or 99.5% mature or are callable within two years of December 31, 1996. Investment securities include $4.5 million of structured notes. See Note 3 to the Consolidated Financial Statements.

       The Association also attempts to manage its interest rate risk by originating commercial real estate loans, consumer loans and commercial business loans, which generally have higher yields and shorter terms to maturity than 30-year, fixed-rate residential mortgages. However, since these types of loans generally involve a higher degree of risk than residential mortgages or investment securities, the Association has placed less emphasis on these loans. Commercial real estate loans, consumer loans and commercial business loans amounted to $3.9 million, $2.9 million and $787,000, respectively, at December 31, 1996.

       Management also presently monitors and evaluates the potential impact of interest rate changes upon the market value of Citizens' portfolio equity and the level of net interest income on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. The following table presents the Association's Net Portfolio Value as of December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Association.

                                                                                             Change in
      Change in                                                                                NVP as %
   Interest Rates             Net Portfolio Value                    NPV as % of            of Portfolio
   In Basis Points   ---------------------------------------       Portfolio Value              Value
    (Rate Shock)       Amount      $ Change      % Change             of Assets               of Assets
  ----------------  -----------  ------------  -------------      ---------------          --------------
                                 (Dollars in Thousands)
        400           $11,141        $(2,314)        (17.0)%            15.3%                   (2.2)
        300            11,847         (1,608)        (12.0)             16.0                    (1.5)
        200            12,513           (941)         (7.0)             16.7                     (.8)
        100            13,079           (375)         (3.0)             17.2                     (.3)
       Static          13,454             --            --              17.5                      --
       (100)           13,517             63            --              17.4                     (.1)
       (200)           13,272           (183)         (1.0)             17.0                     (.5)
       (300)           13,046           (409)         (3.0)             16.7                     (.8)
       (400)           13,047           (408)         (3.0)             16.5                    (1.0)

----------------------

(1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

       As shown by the table above, increases in interest rates will result in net decreases in the Association's net portfolio value, while decreases in interest rates will result in smaller net decreases in the Association's net portfolio value.

CHANGES IN FINANCIAL CONDITION

       Total assets decreased from $78.2 million at December 31, 1995 to $75.3 million at December 31, 1996. This decrease is primarily due to the payment of a special return of capital cash distribution of $1.9 million on June 28, 1996 to the stockholders of the Company. The decrease in total assets reflected decreases in total cash and cash equivalents of $1.5 million, in securities of $3.5 million and in federal funds sold of $2.4 million, offset by increases in net loans receivable of $3.5 million and in premises and equipment of $597,000.

       Net loans receivable at December 31, 1996 totaled $45.2 million or 60.0% of total assets compared to $41.7 million or 53.3% of total assets at December 31, 1995. This $3.5 million increase in net loans receivable as well as the $363,000 balance in loans held for sale were primarily due to strong loan demand in the Association's market area and additional marketing efforts by the Association. The loans added to the portfolio were primarily single-family ARMs funded through the decrease in federal funds sold and a decrease in interest-bearing deposits.

       Investment securities and mortgage-backed securities were 25.6% and 3.0% of total assets, respectively, at December 31, 1996 compared to 29.3% and 3.3% at December 31, 1995.

       Non-performing assets have increased from .20% of total assets at December 31, 1995 to .31% of total assets at December 31, 1996. Non-accruing single-family residential loans represented 72.3% of the $235,000 of total non-performing assets at December 31, 1996. The balance of non-performing assets included a single-family real estate owned property which accounted for 27.2%, and a consumer loan accounted for .5% of total non-performing assets. At December 31, 1996, the Association's allowance for loan losses equaled $61,000 or .13% of total loans outstanding.

       The premises and equipment of the Association increased by $597,000 or 43.6% as the Association completed construction of its sixth full service branch office during 1996. The Association also installed two automated teller machines during the last quarter of 1996.

       The Association's total deposits decreased by 1.7% from $62.5 million at December 31, 1995 to $61.5 million at December 31, 1996. Certificate accounts decreased by $1.8 million while transaction accounts increased by $748,000 during such period.

       Total stockholders' equity decreased by $2.0 million or 14.0%, to $12.3 million at December 31, 1996 from $14.3 million at December 31, 1995. The decrease was the result of a $1.9 million special return of capital cash distribution paid to stockholders of $2 per share and regular cash dividends paid to stockholders totaling $289,000. Additionally, $535,000 was used to acquire Common Stock in the establishment of the Company's Management Recognition Plan. Net income of $430,000, release of ESOP shares of $312,000 and $38,000 of MRP stock earned partially offset the decrease during the period.

RESULTS OF OPERATIONS

       The Company reported net income of $430,000 for the twelve months ended December 31, 1996, compared to net income of $835,000 during the twelve month period ended December 31, 1995 and $500,000 during 1994. The decrease of $405,000 in 1996 was primarily due to the one-time, special Federal Deposit Insurance Corporation/SAIF premium assessment totaling $414,000. Other items contributing to the decrease were the payment of the Louisiana Shares Tax expense of $80,000 in 1996 not required in 1995 and the full implementation of the Company's stock benefit plans adopted in connection with the mutual to stock conversion. The increase of $335,000 in 1995 was attributable to increases in interest income on loans and loan fees and service charges, as well as increases in interest income on securities and other interest-earning assets.

       NET INTEREST INCOME. The primary source of earnings for the Company is net interest income, which equals the difference between income generated from interest-earning assets and interest expense from interest-bearing liabilities. The primary factors that influence net interest income are changes in the volume and type of interest-earning assets and interest-bearing liabilities coupled with changes in market interest rates. Net interest income increased $280,000 or 10.3% in 1996 and increased $332,000 or 13.9% in 1995. The increases were due to increases in average net interest-earning assets to $14.0 million in 1996 from $10.3 million in 1995 and $6.4 million in 1994, and increases in the average interest rate spread to 3.26% for 1996 from 3.20% for 1995 and 3.15% for 1994. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 123.63% in 1996 from 116.99% for 1995 and 110.21% for 1994. The increases in the interest rate spread resulted from the average yield earned on interest-earning assets increasing faster than the average rate paid on deposits.

       AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table presents for the periods indicated the total dollar amount of interest income from the Company's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances.

                                                        1996                                 1995
                                           --------------------------------    --------------------------------
                                                                   Average                              Average
                                            Average                 Yield/     Average                   Yield/
                                            Balance     Interest     Rate      Balance     Interest       Rate
                                            --------   ---------- --------    ---------   ----------   --------
 Interest-earning assets:
   Loans receivable (1)                      $43,657     $ 3,729      8.54%     $38,528      $ 3,391       8.80%
   Investment securities                      21,379       1,331      6.23       24,295        1,409       5.80
   Mortgage-backed securities                  2,404         157      6.53        2,715          172       6.34
   Other interest-earning assets               5,967         304      5.09        5,587          258       4.62
                                              ------      ------      ----       ------      -------       ----
     Total interest-earning assets            73,407       5,521      7.52       71,125        5,230       7.35
                                                          ------      ----                    ------       ----
 Non-interest-earning assets                   3,471                              3,442
                                              ------                             ------
     Total assets                            $76,878                            $74,567
                                              ======                             ======
 Interest-bearing liabilities:
   Passbook, NOW and money market accounts   $18,283         381      2.08      $17,948          397       2.23
   Certificates of deposit                    41,095       2,146      5.22       42,230        2,115       5.01
   Other interest-bearing liabilities             --          --        --          619            4        .65
                                            --------     -------   -------      -------       ------       ----
     Total interest-bearing liabilities       59,378       2,527      4.26       60,797        2,516       4.15
                                                          ------      ----                    ------       ----
 Non-interest-bearing liabilities(2)           4,114                              4,012
                                              ------                             ------
     Total liabilities                        63,492                             64,809
    Stockholders' equity                      13,386                              9,758
                                              ------                             ------
     Total liabilities and stockholders
        equity                               $76,878                            $74,567
                                              ======                             ======

 Net interest-earning assets                 $14,029                            $10,328
                                              ======                             ======
 Net interest income; average interest rate              $ 2,994      3.26%                  $ 2,714       3.20%
 spread                                                   ======     =====                    ======       ====
 Net interest margin(3)                                               4.08%                                3.82%
                                                                     =====                                 ====
 Average interest-earning assets to average
   interest-bearing liabilities                                     123.63%                              116.99%
                                                                    ======                               ======


                                                            1994
                                             ---------------------------------
                                                                      Average
                                              Average                 Yield/
                                              Balance    Interest      Rate
                                             --------- -----------  ---------
 Interest-earning assets:
   Loans receivable (1)                       $33,860      $ 2,989       8.83%
   Investment securities                       28,849        1,253       4.34
   Mortgage-backed securities                   3,049          169       5.54
   Other interest-earning assets                3,038           75       2.47
                                               ------       ------       ----
     Total interest-earning assets             68,796        4,486       6.52
                                                            ------       ----
 Non-interest-earning assets                    2,386
                                               ------
     Total assets                             $71,182
                                               ======
 Interest-bearing liabilities:
   Passbook, NOW and money market accounts    $19,544          438       2.24
   Certificates of deposit                     42,878        1,666       3.89
   Other interest-bearing liabilities              --           --         --
                                              -------      -------       ----
     Total interest-bearing liabilities        62,422        2,104       3.37
                                                            ------       ----
 Non-interest-bearing liabilities(2)            3,748
                                               ------
     Total liabilities                         66,170
    Stockholders' equity                        5,012
                                               ------
     Total liabilities and stockholders
        equity                                $71,182
                                               ======

 Net interest-earning assets                  $ 6,374
                                               ======
 Net interest income; average interest rate                $ 2,382       3.15%
 spread                                                     ======       ====
 Net interest margin(3)                                                  3.46%
                                                                         ====
 Average interest-earning assets to average
   interest-bearing liabilities                                        110.21%
                                                                       ======

-----------------
(1) Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.

(2)    Includes non-interest-bearing deposits.

(3) Net Interest margin is net interest income divided by average interest-earning assets.

(4) At December 31, 1996, the weighted average yields earned and rates paid were as follows: loans receivable, 8.29%; investment securities, 6.12%; mortgage-backed securities, 6.74% other interest-earning assets, 6.00% total Interest-earning assets, 7.53%; deposits, 4.00%; and Interest rate spread, 3.53%.

       RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (change in rate multiplied by prior year volume), (ii) changes in volume (change in volume multiplied by prior year rate), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                          1996 vs. 1995                                  1995 vs. 1994
                                              --------------------------------------    -----------------------------------------
                                              Increase (Decrease)                          Increase (Decrease)
                                                     Due to               Total                  Due to                   Total
                                              ------------------------   Increase       ------------------------        Increase
                                               Rate          Volume     (Decrease)      Rate           Volume          (Decrease)
                                              ------        --------   -----------      -----         --------        ------------
                                                                           (In Thousands)
 Interest-Earning Assets:
   Loan receivable                             $(103)         $ 441      $ 338          $ (10)           $ 412         $ 402
   Investment securities                          99           (177)       (78)           375             (219)          156
   Mortgage-backed securities                      5            (20)       (15)            23              (20)            3
   Other interest-earning assets                  28             18         46             93               90           183
                                                ----           ----       ----           ----             ----          ----
     Total interest-earning assets                29            262        291            481              263           744
                                                ----           ----       ----           ----             ----          ----
 Interest-Bearing Liabilities:
   Passbook, NOW and money market
     accounts                                    (23)             7        (16)            (3)             (38)          (41)
   Certificates of deposit                        88            (57)        31            472              (23)          449
   Other interest-bearing liabilities             --             (4)        (4)             2                2             4
                                                ----           ----       ----           ----             ----          ----
     Total interest-bearing liabilities           65            (54)        11            471              (59)          412
                                                ----           ----       ----           ----             ----          ----
 Increase (decrease) in net interest
   income                                       $(36)         $ 316      $ 280          $  10            $ 322         $ 332
                                                 ====          ====       ====           ====             ====          ====

       INTEREST INCOME. Interest earned on loans increased by $338,000 or 10.0% in 1996 after increasing $402,000 or 13.5% in 1995. The increase in 1996 was due to an increase of $5.1 million or 13.3% in the average balance of loans receivable offset by a decrease in the average rate on loans. The increase in the average balance of loans receivable is primarily due to an increase of $3.5 million in single-family residential loans. The increase in 1995 is due to an increase of $4.7 million or 13.9% in the average balance of loans receivable, offset slightly by a decrease in the average rate. The increased average balance is primarily due to an increase in the amount of single-family residential loans.

       Interest on investment securities decreased by $78,000 or 5.5% in 1996 and increased by $156,000 or 12.5% in 1995. The decrease in 1996 was due to a decrease in the average balance of $2.9 million or 12.0% offset by an increase in the average rate to 6.23% from 5.80%. In 1996, $16.7 million in securities matured or were called, while only $13.4 million were purchased. The increase in 1995 was due to an increase in the average rate to 5.80% from 4.34% in 1994, which was offset by a decrease in the average balance of $4.6 million.

       Interest income on mortgage-backed securities decreased by $15,000 or 8.7% in 1996 and increased by $3,000 or 1.8% in 1995. The decrease in 1996 is due to a $311,000 or 11.5% decrease in the average balance offset by an increase to 6.53% in the average rate from 6.34% in 1995. No mortgage-backed securities have been purchased in the last three years.

       Other interest-earning assets consist of interest-bearing deposits in other institutions and federal funds sold. Interest on these assets increased by $46,000 or 17.8% in 1996 and increased by $183,000 or 244% in 1995. The average rate increased to 5.09% in 1996 from 4.62% in 1995 and the average balance increased $380,000 or 6.8% in 1996. In 1995, the average balance increased $2.6 million or 84% due primarily to the sale of stock and the maturities of securities. Also in 1995, the average yield increased to 4.62% from 2.47% in 1994.

       Total interest income increased by $291,000 or 5.6% in 1996 and increased by $744,000 or 16.6% in 1995. The increase in 1996 was primarily due to a 3.2% increase in the average balance of interest-earning assets and an increase in the average rate to 7.52% from 7.35%. The increase in 1995 was primarily due to a 3.4% increase in the average balance of interest-earning assets as well as an increase in the average yield to 7.35% from 6.52% of those assets.

       INTEREST EXPENSE. Interest expense paid on deposits increased slightly by $15,000 or .6% in 1996 and increased by $408,000 or 19.3% in 1995. The increase in 1996 was due to an increase in the average rate paid to 4.26% from 4.15% in 1995 offset by a decline in the average balance of $800,000 or 1.3%. The increase in 1995 was due to an increase in the average rate to 4.15% from 3.37% in 1994, offset slightly by a decrease in average balance of $2.2 million or 3.5%. In 1996, the average rate paid on certificates increased 21 basis points while the average balance declined $1.1 million. The average balance of passbooks, NOW and money market accounts had an increase of $335,000 in 1996, while the average rate paid on these accounts decreased slightly to 2.08% from 2.23% in 1995.

       Interest on other interest-bearing liabilities decreased by $4,000 in 1996 to $0. In 1995, due to the stock conversion in July, monies of potential stockholders were placed in an escrow account during the stock offering period which earned interest at the passbook rate.

       PROVISIONS FOR LOAN LOSSES. Provision for loan losses was $35,000, $1,000 and $10,000 for 1996, 1995 and 1994, respectively. These provisions were based on many variables including the amount of non-performing loans totaling $171,000, $118,000 and $109,000 at December 31, 1996, 1995 and 1994,
respectively.

       NONINTEREST INCOME. Insurance agency commissions increased by $34,000 or 4.9% in 1996 and by $24,000 or 3.6% in 1995. The increase in 1996 is due mainly to a decline in cancellations and a slightly higher average commission rate in 1996 from 1995.

       Loan fees and service charges decreased slightly by $11,000 or 3.2% in 1996 and increased by $126,000 or 56.5% in 1995. Loan fees consist mainly of origination fees, fees for processing loan applications, and miscellaneous fees on construction loans. The secondary market interest rate for 30 and 15 year fixed rate mortgage loans greatly influence the amount of loans sold. Loans sold increased by $2.5 million in 1996 from 1995 and by $306,000 in 1995 from 1994.

       Other income, which is primarily fee income generated from various miscellaneous services performed by Association personnel, decreased by $9,000 in 1996 and increased by $3,000 in 1995.

       NONINTEREST EXPENSE. Total noninterest expense increased by $910,000 or 35.5% in 1996 and by $89,000 or 3.6% in 1995. The increase in 1996 was primarily due to the increase in federal deposit insurance premiums of $414,000 caused by the one-time, special SAIF assessment and an increase of $188,000 in compensation and benefits due to the cost of additional benefit plans approved by the stockholders.

       Compensation and benefits increased by $188,000 or 12.0% in 1996 and by $156,000 or 11.1% in 1995. The increase in 1996 was due primarily to the release of common shares to employees from the ESOP and the implementation of the Company's Management Recognition Plan approved by stockholders on July 23, 1996. Salary and benefit costs associated with the hiring of additional personnel needed to staff the Association's new branch which opened in 1996 also accounted for a portion of the increase. The increase in 1995 was due to the hiring of additional employees, additional bonuses paid and normal pay increases, and the release of CitiSave Common Stock to employees from the ESOP.

       Occupancy and equipment expense increased by $9,000 or 2.7% in 1996 and by $19,000 or 6.0% in 1995. The increase in 1996 was primarily attributable to the opening of the new branch office in October 1996. The increase in 1995 was due to changes in various maintenance and office related expenses.

       Federal deposit insurance premiums increased by $415,000 or 284.3% in 1996. This increase was due to the one-time FDIC/SAIF premium assessment of $414,000 at September 30, 1996. The premium assessment was used by the FDIC to recapitalize the SAIF portion of the FDIC.

       In 1996, 1995, and 1994, the Association had net income from real estate owned of $9,000, $8,000 and $36,000, respectively, due primarily to gains on the sale of properties and rental income from real estate owned. The Association had real estate owned of $64,000 and $39,000 at December 31, 1996 and 1995, respectively.

       Professional fees increased by $85,000 or 111.8% in 1996 from 1995 as the Company incurred increased legal, accounting and other expenses related to its first year as a public company. In addition, the opening of the Association's new branch in 1996 increased printing, postage, stationery and other supplies.

       Other noninterest expense which primarily consists of advertising, goodwill amortization and various other expenses, increased by $193,000 or 114.9% in 1996. The Louisiana Shares Tax and Louisiana Franchise Tax increased by $90,000 in 1996 compared to 1995. The Louisiana Share Tax is assessed only on stock institutions beginning in the year after they issue stock along with the Louisiana Franchise Tax. Advertising increased by $44,000 in 1996 after decreasing by $32,000 in 1995, primarily due to increased advertisement related to name recognition, product awareness, and the opening of the new branch office.

       INCOME TAXES. Income taxes decreased by $202,000 or 48.3% in 1996 after increasing by $84,000 or 25.2% in 1995. The decrease in 1996 resulted from a 46.8% decrease in pre-tax income. The effective tax rate was 33.4%, 33.4% and 40.0% in 1996, 1995 and 1994, respectively.

       MINORITY INTEREST IN SUBSIDIARY. The Association's wholly owned subsidiary (665 Florida Street Corporation) owns an 80% interest in an insurance agency. The income attributable to the owner of the 20% interest in the agency is subtracted on the Company's Consolidated Statements of Income. The income pertaining to the minority owner amounted to $40,000, $37,000 and $37,000 in 1996, 1995 and 1994, respectively. The net income of the insurance agency does not reflect the goodwill amortization expense incurred by the Association's subsidiary in 1994.

LIQUIDITY AND CAPITAL RESOURCES

       The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, the Association's liquidity was 38.4% or $20.3 million in excess of the minimum OTS requirement.

       Cash was generated by CitiSave's operating activities during 1996, 1995 and 1994 primarily as a result of net income in each period, the provision for depreciation and amortization, and decreases in various asset accounts and increases in liability accounts. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of loans sold and loans originated for sale, the provision for depreciation and amortization, accretion of the discount on investments, provision for loan losses, gains and losses on the sale of assets and increases or decreases in various receivable and payable accounts. The primary investing activities of CitiSave are the origination of loans and the purchase of investment securities, which are funded with the proceeds from repayment on loans, prepayments on mortgage-backed securities and the maturity of investment and mortgage-backed securities. Investing activities provided net cash in 1996 and used net cash in 1995 and 1994. The primary financing activity consists of deposits, which decreased in 1996, 1995 and 1994. Also, in 1996 the special return of capital distribution accounted for the net cash being used in financing activities. Total cash and cash equivalents decreased by $1.5 million in 1996 and increased by $2.9 million in 1995. See the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

       At December 31, 1996, the Association had outstanding commitments to extend credit of $3.9 million. This amount includes unfunded loan commitments aggregating $3.0 million and undisbursed lines of credit of $902,000. At the same date, the total amount of certificates of deposit which are scheduled to mature in the following 12 months was $27.8 million. The Association believes that it has adequate resources to fund all of its commitments and that it can adjust the rate it offers on deposits in order to retain them to the extent desired. If the Association requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

       The Association is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At December 31, 1996, the Association exceeded each of the capital requirements with tangible, core and risk-based capital ratios of 14.23%, 14.23% and 30.15%, respectively. Also see Note 13 of Notes to Consolidated Financial Statements for more details.

IMPACT OF INFLATION AND CHANGING PRICES

       The financial statements and related financial data have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation.

                             BUSINESS OF CITISAVE

MARKET AREA

     The Company's market area consists of East Baton Rouge Parish and the remaining Baton Rouge metropolitan statistical area, which includes West Baton Rouge, Ascension and Livingston Parishes. These parishes had a total population of approximately 528,000 in 1990, with East Baton Rouge Parish having a population of approximately 380,000. In 1994, the four parishes had an estimated total population of approximately 562,000, or 6.4% higher than 1990. Baton Rouge is the state capital of Louisiana and the seat of East Baton Rouge Parish. Located on the Mississippi River, Baton Rouge is the fifth largest port in the United States and is a major trade center.

     Baton Rouge is a major petrochemicals-manufacturing center. Slowdowns in the petroleum industry in the mid-1980s had a material negative impact on the area's economy. While the local economy has stabilized in recent years, there is still a heavy reliance on the petroleum industry and related industries. Major employers in the area include the State of Louisiana (including Louisiana State University and Southern University), the East Baton Rouge Parish government, Exxon Corp., Dow Chemical, Turner Industries and Our Lady of the Lake Regional Medical Center.

LENDING ACTIVITIES

     LOAN PORTFOLIO COMPOSITION. At December 31, 1996, the Company's net loan portfolio, excluding loans held for sale, totaled $45.2 million, representing approximately 60.0% of the Company's $75.3 million of total assets at that date. The lending activities are conducted through the Association, and the principal lending activity of Citizens is the origination of one- to four-family residential loans. At December 31, 1996, one- to four-family residential loans amounted to $37.6 million or 79.1% of the total loan portfolio (including loans held for sale and loans in process). To a lesser extent, the Association originates commercial real estate loans, construction loans, consumer loans and commercial business loans. At December 31, 1996, commercial real estate loans totaled $3.9 million or 8.1% of the total loan portfolio (including loans held for sale and loans in process). Construction loans amounted to $2.4 million or 5.1%, consumer loans amounted to $2.9 million or 6.0%, and commercial business loans amounted to $787,000 or 1.7% of the total loan portfolio (including loans held for sale and loans in process).

          LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Company's loan portfolio by type of loan at the dates indicated.

                                                                     December 31,
                                            -----------------------------------------------------------------
                                                   1996                   1995                    1994
                                           ------------------     --------------------    -------------------
                                            Amount         %        Amount         %        Amount        %
                                           ---------  -------     ----------    ------    ----------    -----
                                                               (Dollars in Thousands)
Real estate loans:
  One- to four-family residential (1)       $37,633       79.1%     $33,812      76.5%     $28,185      77.7%
  Construction                                2,411        5.1        2,601       5.9        1,749       4.8
  Commercial real estate                      3,875        8.1        4,623      10.4        4,283      11.8
                                            -------      -----      -------     -----      -------     -----
    Total real estate loans                  43,919       92.3       41,036      92.8       34,217      94.3
                                            -------      -----      -------     -----      -------     -----
Consumer loans:
  Automobile                                    761        1.6          597       1.4          386       1.1
  Home equity and second mortgage               485        1.0          756       1.7          614       1.7
  Loans on deposits                             535        1.1          553       1.3          403       1.1
  Other                                       1,105        2.3          500       1.1          292        .8
                                            -------      -----      -------     -----      -------     -----
          Total consumer loans                2,886        6.0        2,406       5.5        1,695       4.7
                                            -------      -----      -------     -----      -------     -----
Commercial business loans                       787        1.7          770       1.7          350       1.0
                                            -------      -----      -------     -----      -------     -----
          Total loans                        47,592      100.0%      44,212     100.0%      36,262     100.0%
                                                         =====                  =====                  =====

Less:
Loans held for sale                           (363)                      --                   (71)
Unearned discounts                            (282)                   (363)                  (477)
Undisbursed portion of construction
  loans                                     (1,536)                 (1,915)                (1,145)
Deferred loan fees                            (157)                   (142)                   (84)
Allowance for loan losses                      (61)                    (82)                  (139)
                                            -------                 -------                -------
Net loans                                   $45,193                 $41,710                $34,346
                                            =======                 =======                =======


                                                                   December 31,
                                            ----------------------------------------------------
                                                    1993                           1992
                                            --------------------     ---------------------------
                                             Amount          %         Amount             %
                                            ---------     -----      ----------        ---------
                                                        (Dollars in Thousands)
Real estate loans:
  One- to four-family residential (1)        $29,308        77.8%      $32,802           79.7%
  Construction                                 1,303         3.5         1,168            2.8
  Commercial real estate                       4,976        13.2         4,596           11.2
                                             -------        ----       -------          -----
    Total real estate loans                   35,587        94.5        38,566           93.7
                                             -------        ----       -------          -----
Consumer loans:
  Automobile                                     344          .9           340             .8
  Home equity and second mortgage                478         1.3           680            1.7
  Loans on deposits                              425         1.1           644            1.6
  Other                                          229          .6           244             .6
                                             -------       -----       -------          -----
          Total consumer loans                 1,476         3.9         1,908            4.7
                                             -------       -----       -------          -----
Commercial business loans                        617         1.6           679            1.6
                                             -------       -----       -------          -----
          Total loans                         37,680       100.0%       41,153          100.0%
                                                           =====                        =====

Less:
Loans held for sale                          (1,010)                   (1,434)
Unearned discounts                             (603)                     (837)
Undisbursed portion of construction
  loans                                        (829)                     (914)
Deferred loan fees                              (42)                      (12)
Allowance for loan losses                      (129)                     (180)
                                             -------                   -------
Net loans                                    $35,067                   $37,776
                                             =======                   =======


---------
(1)   Includes loans held for sale.

          CONTRACTUAL TERMS TO FINAL MATURITIES. The following table sets forth certain information as of December 31, 1996 regarding the dollar amount of loans (including loans held for sale) maturing in the Company's portfolio, based on the contractual date of the loan's final maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less. The amounts shown below do not reflect normal principal amortization; rather, the balance of each loan outstanding at December 31, 1996 is shown in the appropriate year of the loan's final maturity.

                                              One- to
                                           four-family                    Commercial                   Commercial
                                           residential   Construction     real estate      Consumer     business      Total
                                          ------------   ------------   --------------     --------  --------------  ------
                                                                             (In Thousands)
Amounts due after December 31, 1996 in:
  One year or less                            $   535         $2,411         $     4        $   863       $245     $  4,058
  After one year through two years                155             --              63            230         40          488
  After two years through three years             320             --              61            533          9          923
  After three years through five years            636             --             238            835        182        1,891
  After five years through ten years            4,114             --           1,043            321        202        5,680
  After ten years through fifteen years        11,357             --           1,752            104        109       13,322
  After fifteen years                          20,516             --             714            -           --       21,230
                                               ------         ------          ------       --------        ---        -----
    Total(l)                                  $37,633         $2,411          $3,875         $2,886       $787      $47,592
                                               ======          =====           =====          =====        ===       ======

--------------
(1) Gross of loans in process, deferred fees and discounts, and allowance for loan losses.

          The following table sets forth the dollar amount of all loans, including loans held for sale, before net items, due after one year from December 31, 1996 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                                                          Floating or
                                                      Fixed-Rate        Adjustable-Rate                Total
                                                      -----------       ---------------              ---------
                                                                         (In Thousands)
One- to four-family residential                     $ 9,528                   $27,570                   $37,098
Commercial real estate                                  487                     3,384                     3,871
Consumer                                              2,023                        --                     2,023
Commercial business                                     542                        --                       542
                                                    -------                   -------                   ------
Total                                               $12,580                   $30,954                   $43,534
                                                     ======                    ======                    ======

          Scheduled contractual maturities of loans do not necessarily reflect the actual term of Citizens' portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which give Citizens the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates substantially exceed rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans substantially exceed current mortgage loan rates.

          ORIGINATION, PURCHASE AND SALE OF LOANS. The lending activities of Citizens are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by Citizens' Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, developers, builders and existing customers. Written loan applications are taken by lending personnel, and the loan department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by Citizens' Board of Directors or a committee thereof, hazard insurance is also required on all secured property.

          Citizens' loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. If the loan is to be sold to one of the investors with which the Association has an agreement, as discussed below, the Association's loan underwriter may approve the loan if the investor has delegated such authority to the Association. If the investor requires that the loan be underwritten by it, the loan is submitted to the investor for its approval. Citizens has established loan approval limits for its officers; loans in excess of these limits must be approved by an officer who has a greater approval limit or by the Board of Directors or a committee thereof.
Mr. Gremillion, the Chief Lending Officer, is authorized to approve unsecured loans up to $50,000, secured loans up to $100,000 and may make loans to one borrower up to $100,000. Other officers of the Association are subject to lower limitations which in each case are less than Mr. Gremillion's lending limitations. Loans in excess of Mr. Gremillion's authority require the approval of the President of the Association, and loans deemed to be large or unusual in any manner by the President are submitted to either the full Board of Directors or the Executive Committee. All loan approvals are subsequently reviewed by the Board of Directors to monitor the quality of the credit decisions being made and to verify compliance with the Association's lending policies.

          The Association has agreements with several investors, each of whom has agreed to purchase loans, together with servicing thereof, from the Association on a loan-by-loan basis, provided that it is satisfied after its review of the loan that the loan complies with its established underwriting guidelines and lending requirements. The Association does not approve a loan to be originated for sale unless either the loan has been satisfactorily reviewed by one of the investors or the loan is to be sold to an investor which has delegated the approval authority to the Association. The Association makes certain representations and warranties regarding the loans it sells pursuant to the above agreements, primarily with respect to the origination of the loans, the loan documents and the existence of valid liens and insurance policies.
Any violation of these representations and warranties or, with respect to certain of the agreements, the existence of certain deficiencies in the loans during a specified period may result in the Association being required to repurchase the affected loans that were sold. As of December 31, 1996, the Association has not been required to repurchase any of the loans it has sold. The above agreements may be terminated by either party at any time with respect to future loan commitments, with varying amounts of termination notice required.

          For several years prior to 1994, Citizens sold all of its newly originated fixed-rate mortgages and retained its ARMs. Because the demand for ARMs in the low interest rate environment prevailing in 1993 and 1992 was less than the demand for fixed-rate mortgages, a majority of the Association's loan originations in 1993 and 1992 were sold, which combined with loan repayments resulted in decreases in the loan portfolio. However, in order to maintain its compliance with the QTL test, the Association decided in June 1994 to retain fixed-rate mortgages with maturities of 15 years or less. For a description of the QTL test, see "Regulation - The Association - Qualified Thrift Lender Test." The Association currently sells the majority of its fixed-rate mortgage loans with a maturity greater than 15 years meeting secondary market requirements to investors.

          To supplement its loan originations, the Association purchased loans from the Resolution Trust Corporation ("RTC") in 1992 as the successful bidder in a loan auction held by the RTC. The loans purchased from the RTC consisted of three pools: $1.0 million of one- to four-family residential mortgages, $368,000 of second mortgages and $362,000 of land loans. The aggregate loan balances of $1.7 million had a discounted purchase price of $1.4 million, and as of December 31, 1996 the remaining balance of such loans was $772,000.
Prior to the purchase, the Association reviewed the loans to ensure that the loans satisfied the Association's underwriting criteria for newly originated loans. The Association purchased other loans from the RTC prior to 1992. One $49,000 loan was purchased from the Company's defined benefit pension plan in 1996 as that plan was being terminated and in 1995 a $22,000 loan was purchased from a local investor.

          The Association originated mortgage loans totaling $25.1 million, $22.9 million and $13.5 million in 1996, 1995, and 1994 respectively. The Association sold $8.0 million, $5.5 million and $5.2 million of loans in 1996, 1995 and 1994, representing 31.9%, 24.2% and 38.7% of total loans originated and purchased in those periods. The strong origination effort in 1996 and 1995 was the result of an easing of interest rates, a continuing aggressive marketing effort by the Association and the hiring of a commissioned loan originator. This strategy proved successful as evidenced by the $2.5 million increase in 1996 production over 1995 production and the $9.4 million increase in 1995 production over 1994 production. Consumers were attracted to the Association's portfolio adjustable rate product which featured adjustment terms that were more favorable than the typical adjustable rate product offered in the secondary market. In addition, the Association began offering a construction-permanent loan with a one time closing feature. This product was targeted toward the self-contractor of a custom home. The Association's efforts to increase portfolio lending did not hinder the production of loans sold. The $2.5 million increase in loans sold in 1996 represented a 45.5% increase over 1995 loans sold. At December 31, 1996, Citizens was servicing $1.2 million of loans for others.

          The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                      Year Ended December 31,
                                                   ------------------------------
                                                   1996         1995          1994
                                                   ----         ----          ----
                                                          (In Thousands)
Loan originations:
  One-to-four family residential:
For sale                                        $ 8,377        $ 5,467     $ 4,293
For portfolio:
  Adjustable-rate                                 8,870          6,399       3,937
   Fixed-rate                                       726            966         860
   Construction                                   3,780          6,742       2,210
   Commercial real estate                           910            735         248
   Consumer                                       2,108          2,264       1,900
   Commercial business                              308            324          98
                                                 ------         ------      ------
   Total loan originations                       25,079         22,897      13,546
Loans purchased:
  One-to-four family residential                     49             22         ---
                                                 ------         ------      ------
   Total loans originated and purchased          25,128         22,919      13,546
                                                 ------         ------      ------

Sales and loan principal repayments:
  Loans sold                                      8,014          5,538       5,232
  Loan principal repayments                      13,528         10,603       9,732
                                                 ------         ------      ------
   Total loans sold and
     principal repayments                        21,542         16,141      14,964
                                                 ------         ------      ------
Increase (decrease) due to other
  items, net(l)                                     103           (586)       (697)
                                                 ------         ------      ------
Net increase (decrease) in
  loan portfolio(2)                              $3,483         $7,364     $  (721)
                                                 ======         ======      ======

---------------

(1) Other items consist of loans in process, deferred fees and discounts, allowance for loan losses and loans held for sale.

(2)  Excludes changes in loans held for sale.


          REAL ESTATE LENDING STANDARDS AND UNDERWRITING POLICIES - Effective March 19, 1993, all financial institutions were required to adopt and maintain comprehensive written real estate lending policies that are consistent with safe and sound banking practices. These lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies adopted by the federal banking agencies, including the OTS, in December 1992 ("Guidelines"). The Guidelines set forth uniform regulations prescribing standards for real estate lending. Real estate lending is defined as extensions of credit secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether a lien has been taken on the property.
An institution's lending policy must address certain lending considerations set forth in the Guidelines, including LTV limits, loan administration procedures, underwriting standards, portfolio diversification standards, and documentation, approval and reporting requirements. The policy must also be appropriate to the size of the institution and the nature and scope of its operations, and must be reviewed and approved by the institution's board of directors at least annually. The LTV ratio framework, with the LTV ratio being the total amount of credit to be extended divided by the appraised value or purchase price of the property at the time the credit is originated, must be established for each category of real estate loans. If not a first lien, the lender must combine all senior liens when calculating this ratio.
The Guidelines, among other things, establish the following supervisory LTV limits: raw land (65%); land development (75%); construction (commercial, multi-family and nonresidential) (80%); improved property and one-to four-family residential construction (85%); and one- to four-family (owner occupied) and home equity (no maximum ratio; however, any LTV ratio in excess of 90% should require appropriate insurance or readily marketable collateral).

          Certain institutions can make real estate loans that do not conform with the established LTV ratio limits up to 100% of the institution's total capital. Within this aggregate limit, total loans for all commercial, agricultural, multi-family and other non-one-to-four family residential properties should not exceed 30% of total capital. An institution will come under increased supervisory scrutiny as the total of such loans approaches these levels. Certain loans are exempt from the LTV ratios (e.g., those guaranteed by a government agency, loans to facilitate the sale of real estate owned, loans renewed, refinanced or restructured by the original lender(s) to the same borrower(s) where there is no advancement of new funds, etc.).

          Citizens is in compliance with the above standards.

          Although federal laws and regulations permit savings institutions, such as Citizens, to originate and purchase loans secured by real estate located throughout the United States, Citizens' present lending is done primarily within its primary market area, which consists of East Baton Rouge Parish in Louisiana, and to a lesser extent in West Baton Rouge, Ascension and Livingston Parishes. Subject to Citizens' loans-to-one borrower limitation, Citizens is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Citizens may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of Citizens' total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Citizens may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At December 31, 1996, Citizens was well within each of the above lending limits.

          As required by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At December 31, 1996, Citizens' limit on loans-to-one borrower was $1.6 million and its five largest loans or groups of loans-to-one borrower, including persons or entities related to the borrower, amounted to $520,000, $478,000, $461,000, $395,000 and
$368,000, respectively, at such date. All of these loans were current at December 31, 1996.

          Under Citizens' real estate lending policy, either a title opinion signed by an approved attorney or a title insurance policy must be obtained for each real estate loan. On certain second mortgage loans, the Association may rely upon an abstract from a reputable, bonded abstractor to certify that the Association's lien is in second position. Citizens also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage loan account from which Citizens makes disbursements for items such as real estate taxes, hazard insurance premiums and private mortgage insurance premiums as they become due.

          LOANS ON EXISTING RESIDENTIAL PROPERTIES. The primary real estate lending activity of Citizens is the origination of loans secured by first mortgage liens on one- to four-family residences. At December 31, 1996, $37.6 million or 79.1% of Citizens' total loan portfolio, including loans held for sale (before net items), consisted of one- to four-family residential loans.

          The loan-to-value ratio, maturity and other provisions of the loans made by Citizens generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Citizens. Citizens' lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 97% of the lesser of the appraised value or purchase price of the property, and generally one- to four-family residential loans in excess of an 80% loan-to-value ratio require private mortgage insurance.

          Citizens offers fixed-rate one- to four-family residential loans with terms up to 30 years. Such loans are amortized on a monthly basis with principal and interest due each month and customarily include "due-on-sale" clauses, which are provisions giving Citizens the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage or the loan is not repaid. Citizens enforces due-on-sale clauses to the extent permitted under applicable laws.

          Various legislative and regulatory changes have given Citizens the authority to originate and purchase mortgage loans which provide for periodic interest rate adjustments subject to certain limitations. Citizens has been actively marketing ARMs in order to decrease the vulnerability of its operations to changes in interest rates. At December 31, 1996, one- to four-family residential ARMs represented $31.1 million or 65.1% of the total loan portfolio, including loans held for sale (before net items).

          Citizens' one- to four-family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. These loans have interest rates which are scheduled to adjust periodically in accordance with a designated index. Citizens currently offers ARMs on which the interest rate adjusts every one, three, five, seven or 10 years, based upon Treasury securities having a similar maturity plus a specified margin. The margin above the applicable Treasury security index is generally 2.75% for the one and three-year adjustment terms and 3% for the five, seven and 10-year adjustment terms. Citizens also offers various caps on the rate adjustment per period and on the rate adjustment over the life of the loan, and new ARMs generally provide for a minimum interest rate of 5%. In order to be more competitive with respect to ARMS, the Association first began offering seven- and 10-year ARMs in 1994, as well as a maximum interest rate of 10% on one-and three-year ARMS. On ARMs that have a maximum interest rate of 10%, the cap on the rate adjustment per period is 3% instead of the standard 2%. The adjustable-rate loans in Citizens' loan portfolio are not convertible by their terms into fixed rate loans, are assumable, do not contain prepayment penalties and do not produce negative amortization.

          The Association qualifies borrowers based on the initial interest rate on the ARM rather than the fully indexed rate. In a rising interest rate environment, the interest rate on the ARM will increase on the next adjustment date, resulting in an increase in the borrower's monthly payment. To the extent the increased rate adversely affects the borrower's ability to repay his loan, the Association is exposed to increased credit risk. As of December 31, 1996, the Association's non-accruing loans 90 days or more past due were $171,000. See "- Asset Quality."

          The demand for adjustable-rate loans in Citizens' primary market area has been a function of several factors, including the level of interest rates, and the difference between the interest rates offered for fixed-rate loans and adjustable-rate loans. Due to the generally lower rates of interest prevailing in recent periods, the market demand for adjustable-rate loans has decreased as consumer preference for fixed-rate loans has increased. Nevertheless, ARMs have represented a substantial portion of residential mortgage loan originations for Citizens. For 1996, ARMs represented 49.3% of total one- to four-family residential loan originations. The origination percentages of ARMs for 1995 and 1994 were 49.9% and 43.4%, respectively.

          CONSTRUCTION LOANS. At December 31, 1996, $2.4 million or 5.1% of Citizens' total loan portfolio, including loans held for sale (before net items), consisted of loans for the construction of one- to four-family residences. These loans represent loans to individuals who have a contract with a builder for the construction of their residence as well as loans to builders of residential real estate property. This type of lending has significantly increased in recent years and represents the third most significant type of loan for the Association. At December 31, 1995 and 1994, construction loans amounted to $2.6 million and $1.7 million, respectively, or 5.9% and 4.8% of the total loan portfolio, respectively.

          The maximum term on loans for the construction of one- to four-family residences is 18 months, and for the construction of five or more dwelling units or commercial buildings the maximum term is 36 months. For all construction loans, interest is payable at least quarterly at a fixed rate of interest. A construction loan may be combined with any other type of real estate loan the Association is authorized to originate, giving the customer the advantage of a single loan closing. Each construction loan requires builders' risk insurance, a recorded contract between the owner and the builder, an affidavit signed by a registered professional engineer or architect dated subsequent to the Association's construction mortgage indicating that work has not begun or material delivered to the job site prior to the recording of the mortgage, and a commitment by the Association or an approved lender for permanent financing. In certain cases, a performance bond is also required.

          Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates. Citizens generally attempts to mitigate the risks associated with construction lending by, among other things, lending primarily in its market area, using conservative underwriting guidelines, and closely monitoring the construction process. The Association generally avoids speculative construction lending, which involves a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for properties that are dependent upon sale of the home being constructed.

          COMMERCIAL REAL ESTATE LOANS. The Association's commercial real estate loan portfolio primarily consists of loans secured by office buildings, retail establishments, churches and multi-family dwellings located within the Association's primary market area. Commercial real estate loans amounted to $3.9 million or 8.1% of the total loan portfolio (including loans held for sale) at December 31, 1996. The largest commercial real estate loan at December 31, 1996 was $506,000, and the average balance of such loans at December 31, 1996 was $84,000.

          Nonresidential real estate loans may have terms up to 30 years and generally have adjustable rates of interest. As part of its commitment to loan quality, the Association's senior management reviews each nonresidential loan prior to approval by the Board of Directors. All loans are based on the appraised value of the secured property and loans are generally not made in amounts in excess of 75% of the appraised value of the secured property. All appraisals are performed by an independent appraiser designated by the Association and are reviewed by management. In originating nonresidential loans, the Association considers the quality of the property, the credit of the borrower, the historical and projected cash flow of the project, the location of the real estate and the quality of the property management. Less than $250,000 of commercial real estate loans were originated in each of 1994 and 1992, while $1.3 million of such loans were originated in 1993. In the last quarter of 1995, the Association was successful in attracting several commercial business accounts and refinancing their commercial real estate loans. This resulted in an increase in commercial real estate loan originations of $487,000 in 1995 over 1994. The Association's 1996 plan to attract commercial real estate loans proved successful with slightly over $900,000 in new originations in 1996. This was an increase of $175,000 over 1995 production. The Association plans to continue to pursue loan opportunities in the commercial real estate market during 1997 when the property under consideration combined with the credit worthiness of the borrowers, cash flow of the project and the quality of the management present an acceptable level of risk.

          Commercial real estate lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Citizens generally attempts to mitigate the risks associated with commercial real estate lending by, among other things, lending primarily in its market area and using low LTV ratios in the underwriting process.

          CONSUMER LOANS. The Association's consumer loans consist of home equity and second mortgage loans, automobile loans, loans on deposits, and other secured and unsecured loans. The consumer loans are not being actively marketed and are offered primarily as a service to existing customers. The total consumer loan portfolio has increased to $2.9 million or 6.0% of the total loan portfolio (including loans held for sale) at December 31, 1996 from $1.9 million or 4.6% of the total loan portfolio (including loans held for sale) at December 31, 1992.

          The Association offers loans on new automobiles and trucks with terms up to five years and also offers loans on used vehicles with maximum terms of three to five years depending on the age of the vehicle. Loans secured by deposit accounts are generally offered with an interest rate equal to 3.25% above the rate on the deposit account, with a minimum interest rate of 7.25%. Installment loans are offered with either fixed or adjustable interest rates, and the maximum term is five years if the loan is secured, four years if the loan is unsecured but has an adjustable interest rate, and three years if the loan is unsecured and has a fixed interest rate. Interest only personal loans are offered with a maximum term of one year.

          COMMERCIAL BUSINESS LOANS. The Association does not actively solicit commercial business loans, and such loans are considered on a case-by-case basis. Commercial business loans have been increasing slightly in recent years, and such loans amounted to $787,000 or 1.7% of the total loan portfolio (including loans held for sale) at December 31, 1996.

          LOAN FEES AND SERVICING INCOME. In addition to interest earned on loans, Citizens receives income through the servicing of loans and loan fees charged in connection with loan originations and modifications, late payments, prepayments, changes of property ownership and for miscellaneous services related to its loans. Income from these activities varies from period-to-period with the volume and type of loans made.

          Loan origination fees or "points" are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. Citizens' loan origination fees are offset against direct loan origination costs, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At December 31, 1996, Citizens had approximately $157,000 of loan fees which had been deferred. The Association also had $282,000 of unearned discounts at December 31, 1996 from the purchase of loans from the RTC. Both the deferred loan fees and the unearned discounts are being recognized as income over the lives of the related loans.

ASSET QUALITY

          DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at December 31, 1996, in dollar amounts and as a percentage of the Association's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                  December 31, 1996
                                   ----------------------------------------------------------------------------------
                                           30-59                                                  90 or More Days
                                        Days Overdue              60-89 Days Overdue                  Overdue
                                   --------------------------  ------------------------       -----------------------
                                                      Percent                 Percent                         Percent
                                                     of Total                of Total                        of Total
                                    Amount             Loans      Amount        Loans             Amount        Loans
                                    -------            -----      ------        -----            -------        -----
                                                                  (Dollars in Thousands)
One- to four-family
   residential real estate
   loans                               $61              .13%       $32             .07%             $76           .16%
Commercial loans                         3              .01        ---             ---              ---           ---
Consumer loans                          42              .08        ---             ---              ---           ---
                                      ----              ---       ----            ----             ----           ---
Total delinquent loans                $106              .22%       $32             .07%             $76           .16%
                                      ====              ===         ==             ===               ==           ===


          NON-PERFORMING ASSETS. When a borrower fails to make a required loan payment, Citizens attempts to cause the default to be cured by contacting the borrower. In general, contacts are made after a payment is more than 15 days past due, at which time a late charge is assessed. Defaults are cured promptly in most cases. If the delinquency on a mortgage loan exceeds 90 days and is not cured through Citizens' normal collection procedures, or an acceptable arrangement is not worked out with the borrower, Citizens will commence foreclosure action.

          If foreclosure is effected, the property is sold at a sheriff's sale. If Citizens is the successful bidder, the acquired real estate property is then included in Citizens' "real estate owned" account until it is sold. Citizens is permitted under applicable regulations to finance sales of real estate owned by "loans to facilitate" which may involve more favorable interest rates and terms than generally would be granted under Citizens' underwriting guidelines. At the end of each of the last five years, Citizens had no loans to facilitate.

          The Association generally places loans on non-accrual status when the payment of interest becomes 90 days past due or when interest payments are otherwise deemed uncollectible.

          The following table sets forth the amounts of the Company's non-performing assets at the dates indicated. At such dates, there were no troubled debt restructurings.

                                                                         December 31,
                                                   --------------------------------------------------------
                                                   1996         1995         1994        1993         1992
                                                   ----         ----         ----        ----         ----
                                                                    (Dollars in Thousands)
Total non-performing assets:
 Non-accruing loans 90 days or                     $171         $118        $109        $ --         $ ---
  more past due
 Real estate owned, net                              64           39         ---          80           298
                                                   ----         ----      ------       -----          ----

 Total non-performing assets                       $235         $157        $109        $ 80         $ 298
                                                   ====         ====        ====        ====         =====

Total non-performing loans as a
 percentage of loans, net                          .38%         .28%        .32%         ---           ---
                                                   ====      =======      ======        ====           ===

Total non-performing assets as a
 percentage of total assets                        .31%         .20%        .16%        .11%          .41%
                                                   ====        =====      ======        ====          ====

          The $171,000 of non-accruing loans 90 days or more past due at December 31, 1996 consisted of one-to four-family residential loans for $170,000 secured by property mainly in the Baton Rouge metropolitan area, and a $1,000 secured consumer loan.

          The Association's real estate owned steadily declined from $298,000 at December 31, 1992 to $0 at December 31, 1994, and then slightly increased to $64,000 at December 31, 1996.

          All loans are reviewed on a regular basis under the Association's asset classification policy. The Association's total classified assets at December 31, 1996 (excluding loss assets specifically reserved for) amounted to $561,000, of which $531,000 was classified as special mention and $30,000 was classified as substandard. See "Regulation - The Association - Classified Assets."

          At December 31, 1996, management was not aware of any additional loans with possible credit problems which caused it to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which in management's view may result in the future inclusion of such items in classified assets.

          ALLOWANCE FOR LOAN LOSSES. At December 31, 1996, Citizens' allowance for loan losses amounted to $61,000 or .13% of the total loan portfolio (including loans held for sale). Citizens' loan portfolio consists primarily of one- to four-family residential loans and, to a lesser extent, commercial real estate loans, construction loans, consumer loans and commercial business loans. The Association believes that there are no material elements of risk in its loan portfolio, and total nonperforming assets have remained at very low levels. The classification of assets policy is reviewed periodically by the Board of Directors. The loan loss allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on the past three-year loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.

          The following table summarizes changes in the allowance for loan losses and other selected statistics for the periods presented.

                                                            At of For Year Ended December 31,
                                               ---------------------------------------------------------------
                                                  1996         1995        1994         1993         1992
                                                 -----        -----        ----         ----         ----
                                                                   (Dollars in Thousands)
Total loans outstanding(l)                      $47,592       $44,212      $36,262      $37,680       $41,153
Allowance for loan losses, beginning of
  period                                             82           139          129          180           271
Provision for (recovery of) loan losses              35             1           10         (43)          (43)
                                                -------       -------      -------      -------       -------
Charged-off loans:
  Consumer loans                                     20            10           --            2            --
  Commercial real estate                             26            --           --            6            39
  One- to four-family residential                    10            48           --           --            15
                                                -------       -------      -------      -------       -------
    Total charged-off loans                          56           58            --            8            54
                                                -------       ------       -------      -------       -------
Recoveries on loans previously
  charged-off:
  Commercial real estate                             --            --           --           --             5
  Consumer                                           --            --           --           --             1
                                                -------       -------      -------      -------       -------
    Total recoveries                                 --            --           --           --             6
                                                -------       -------      -------      -------       -------
  Net loans charged-off (recovered)                  56            58           --           --            48
                                                -------       -------      -------      -------       -------
Allowance for loan losses, end of period            $61          $ 82         $139         $129          $180
                                                =======       =======      =======      =======       =======
Allowance for loan losses as a percent of
  total loans outstanding                            .13%         .19%         .38%         .34%          .44%
                                                ========      =======      =======      =======       =======
Allowance for loan losses as a percent of
  non-performing loans(2)                          35.67%       69.49%      127.52%          --%          ---%
                                                ========      =======      =======      =======       =======
Ratio of net charge-offs during the period
  to average loans outstanding during the
  period                                             .13%         .15%          --%          .02%          .12%
                                                ========      =======      ========     ========      ========

--------------
(1)      Includes loans held for sale.
(2) The Association had no non-performing loans at December 31, 1993 and 1992.

          The following table presents the allocation of Citizens' allowance for loan losses by type of loan at each of the dates indicated.


                                                                                         December 31,
                                                ---------------------------------------------------------------------------
                                                        1996                        1995                      1994
                                                ----------------------      ---------------------   -----------------------
                                                                Loan                      Loan                     Loan
                                                             Category                  Category                  Category
                                                 Amount       as a %        Amount       as a %       Amount     as a %
                                                   of         of Total        of        of Total        of       of Total
                                                Allowance      Loans       Allowance     Loans       Allowance     Loans
                                                ---------    --------      ---------   ---------     ---------   ---------
                                                                           (Dollars in Thousands)

One- to four-family residential                    $  5          79.1%      $  29         76.5%        $ 69         77.7%
Construction                                         --           5.1          --          5.9           --          4.8
Commercial real estate                               --           8.1          --         10.4           15         11.8
Consumer                                              1           6.0          21          5.5            5          4.7
Commercial business                                  --           1.7          --          1.7           --          1.0
Unallocated(l)                                       55            --          32           --           50           --
                                                    ---        ------         ---       ------          ---       ------
Total                                              $ 61         100.0%       $ 82        100.0%        $139        100.0%
                                                    ===        ======         ===       ======          ===       ======


                                                                    December 31,
                                                -------------------------------------------------------
                                                             1993                   1992
                                                  ------------------------   --------------------------
                                                                   Loan                       Loan
                                                                 Category                   Category
                                                   Amount          as a %       Amount       as a %
                                                      of          of Total        of        of Total
                                                  Allowance        Loans      Allowance       Loans
                                                  ---------      ---------    ---------     ---------
                                                             (Dollars in Thousands)
One- to four-family residential                       $ 55        77.8%      $  74              79.7%
Construction                                            --         3.5          --               2.8
Commercial real estate                                  --        13.2           2              11.2
Consumer                                                 1         3.9           1               4.7
Commercial business                                     --         1.6          --               1.6
Unallocated(l)                                          73          --         103                --
                                                        --      ------         ---            ------
Total                                                 $129       100.0%       $180             100.0%
                                                       ===      ======         ===            ======

---------------------
(1) Consists of unclassified general allowances established for future undetermined losses.

INVESTMENT SECURITIES

         The investment policy of the Company, which is established by the Board of Directors, is designed primarily to maintain liquidity within regulatory limits, maintain a balance of high-quality investments to minimize risk, provide collateral for pledging requirements, provide alternative investments when loan demand is low, maximize returns while preserving liquidity and safety, and manage interest rate risk. Citizens is required to maintain certain liquidity ratios and does so by investing in securities that qualify as liquid assets under OTS regulations. See "Regulation - The Association - Liquidity Requirements" for a description of such regulations. Such securities include obligations issued or fully guaranteed by the United States government, certain federal agency obligations and certificates of deposit.

         Investment securities (excluding FHLB stock) totaled $19.3 million or 25.6% of total assets at December 31, 1996. The investment securities consist of U.S. government and agency securities and are accounted for as held-to-maturity. The aggregate market value of such securities was $19.2 million at December 31, 1996. At December 31, 1996, $12.6 million of investment securities were scheduled to mature in one year or less, $6.7 million of investment securities were scheduled to mature in more than one and through five years, and no investment securities were scheduled to mature in more than five years.

         The following table sets forth certain information relating to the Company's investment securities portfolio at the dates indicated.

                                                               December 31,
                                  -----------------------------------------------------------------------
                                          1996                     1995                     1994
                                  ---------------------    -------------------      ---------------------
                                  Carrying     Market       Carrying    Market       Carrying     Market
                                    Value       Value         Value      Value         Value       Value
                                 ----------- ----------    ----------  --------     ----------  ---------
                                                                 (In Thousands)
U.S. Government and
  agency securities               $19,254      $19,229      $22,521     $22,525      $27,784      $27,040
FHLB stock                            380          380          358         358          336          336
                                  -------      -------      -------     -------      -------      -------
  Total                           $19,634      $19,609      $22,879     $22,883      $28,120      $27,376
                                  =======      =======      =======     =======      =======      =======


         At December 31, 1996 and 1995, U.S. Government agency securities included structured notes with an amortized cost of $4.5 million and $5.5 million, respectively, and a market value of $4.5 million and $5.4 million, respectively. The structured notes at December 31, 1996 included $1.0 million of FHLB step-up notes, $3.0 million of adjustable-rate FHLB notes that are not subject to interest rate caps, and $500,000 of adjustable-rate FHLB notes that are subject to interest rate caps. The interest rate on the step-up notes is scheduled to increase by pre-determined amounts on pre-determined dates, and the notes are callable at par on each date the interest rate is scheduled to increase. If the step-up interest rate exceeds the then current market rate for notes with similar terms to the next adjustment date or maturity date, then the note would generally be called and the Company would have to re-invest the proceeds in the lower interest rate environment. If the step-up interest rate is less than the then current market rate, the note would generally not be called and the Company would continue to hold the note with a below market interest rate. The adjustable-rate notes that are not subject to interest rate caps adjust monthly based on the 11th District cost of funds index minus 17.5 to 35 basis points. The adjustable-rate notes that are subject to interest rate caps adjust based on the 90-day U.S. Treasury bill plus a specified margin, subject to varying caps on the interest rate. The above notes subject the Company to interest rate risk. Management attempts to minimize the risks associated with these types of instruments by investing only in instruments which mature within five years.

         The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1996. No tax-exempt yields have been adjusted to a tax equivalent basis.

                                               Amounts at December 31, 1996 Which Mature In
                                  --------------------------------------------------------------------------
                                                                    Over One
                                               Weighted        Year     Weighted     Over         Weighted
                                  One Year       Average     Through      Average     Five          Average
                                    or Less       Yield     Five Years     Yield     Years           Yield
                                  -----------  ---------  ------------  ----------  -----------   ----------
                                                            (Dollars in Thousands)
Bonds and other debt
  securities:
 U.S. Government
     and federal agencies         $12,586      6.08%        $6,668      6.19%            --              --%
Equity securities:
  FHLB stock(l)                        --        --             --        --             380           5.90
                                  -------      ----         ------      ----         -------           ----
   Total investment
     securities                   $12,586      6.08%        $6,668      6.19%        $   380           5.90%
                                  =======      ====         ======      ====         =======           ====


---------------------------

(1) As a member of the FHLB of Dallas, Citizens is required to maintain its investment in FHLB stock, which has no stated maturity.

         At December 31, 1996, the Company did not have investments in any one issuer which exceeded more than 10% of the Company's total stockholders' equity.


MORTGAGE-BACKED SECURITIES

         The Company has invested in a portfolio of mortgage-backed securities that are insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") or the Federal National Mortgage Association ("FNMA"). Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) represent a participation interest in a pool of one- to four-family or multi-family residential mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Company. FHLMC is a public corporation chartered by the U.S. government and guarantees the timely payment of interest.

FHLMC mortgage-backed securities are not backed by the full faith and credit of the United States, but because FHLMC is a U.S. government sponsored enterprise, these securities are considered high quality investments with minimal credit risks. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government assisted housing programs. The GNMA guarantees the timely payment of principal and interest, and GNMA securities are backed by the full faith and credit of the U.S. Government. The FNMA guarantees the timely payment of principal and interest on FNMA securities.

         At December 31, 1996, all of the Company's mortgage-backed securities are accounted for as held-to-maturity and had a book value and approximate market value of $2.3 million and $2.3 million, respectively. For additional information relating to the Company's mortgage-backed securities, see Note 3 of Notes to Consolidated Financial Statements in the 1996 Annual Report to Stockholders filed as Exhibit 13 hereto ("1996 Annual Report").

         Mortgage-backed securities generally yield less than the loans that underlie such securities, because of the cost of payment guarantees or credit enhancements that result in nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize obligations of the Company. In general, mortgage-backed pass-through securities are weighted at no more than 20% for risk-based capital purposes, compared to an assigned risk weighting of 50% to 100% for whole residential mortgage loans. As a result, these types of securities allow the Company to optimize regulatory capital to a greater extent than non-securitized whole loans. While mortgage-backed securities carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities.

         The following table sets forth the composition of the Company's mortgage-backed securities portfolio at each of the dates indicated.

                                                                         December 31,
                                                           ------------------------------------------
                                                            1996             1995             1994
                                                           --------       -------------    -----------
                                                                         (In Thousands)
Mortgage-backed
  securities:
   FHLMC                                                    $   159          $   188          $   238
   FNMA                                                         424              497              562
   GNMA                                                       1,692            1,880            2,073
                                                              -----           ------            -----
        Total                                               $ 2,275          $ 2,565          $ 2,873
                                                              =====           ======            =====

         Information regarding the contractual maturities and weighted average yield of the Company's mortgage-backed securities portfolio at December 31, 1996 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities.


                                                Amounts at December 31, 1996 Which Mature In
                                ------------------------------------------------------------------------------

                                                                  After Five
                                  One Year         After One to         to           Over 10
                                    or Less         Five Years      10 Years           Years          Total
                                -------------     --------------  ---------------  -------------  ------------
                                                              (Dollars in Thousands)
FHLMC                             $    --          $       3        $    --          $   156          $   159
FNMA                                   --                 --             --              424              424
GNMA                                   --                 --             --            1,692            1,692
                                   ------           --------         ------           ------           ------
Total                             $    --          $       3        $    --          $ 2,272          $ 2,275
                                   ======           ========         ======           ======           ======

Weighted average yield                 --%              9.00%            --%            6.74%            6.74%
                                   ======           ========         =======          ======           ======


         The following tables sets forth the purchases, and principal repayments of the Company's mortgage-backed securities during the periods indicated. No mortgage-backed securities have been sold in the last three years.

                                                                      At or For the
                                                                  Year Ended December 31,
                                                          -------------------------------------------
                                                            1996             1995             1994
                                                         ----------      ------------     -----------
                                                                       (Dollars in Thousands)
Mortgage-backed securities
   at beginning of period                                   $2,565           $2,873           $3,321
Purchases                                                       90               --               --
Repayments                                                    (376)            (305)            (444)
Amortizations of premiums
   and discounts, net                                           (4)              (3)              (4)
                                                           --------         --------         --------
Mortgage-backed securities at
   end of period                                            $2,275           $ 2,565          $ 2,873
                                                             =====            ======            =====
Weighted average yield at
   end of period                                              6.74%             6.45%            5.68%
                                                            ======            ======           ======

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of the Company's funds for lending and other investment purposes. In addition to deposits, the Company derives funds from principal repayments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

         DEPOSITS. The Company's deposits are attracted principally from within the Company's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts ("MMDAs"), regular savings accounts, and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         The large variety of deposit accounts offered by the Company has increased the Company's ability to retain deposits and allowed it to be more competitive in obtaining new funds, but has not eliminated the threat of disintermediation (the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities). During periods of high interest rates, deposit accounts that have adjustable interest rates have been more costly than traditional passbook accounts. In addition, the Company is subject to short-term fluctuations in deposit flows because funds in transaction accounts can be withdrawn at any time and because 69.1% of the certificates of deposit at December 31, 1996 mature in one year or less. The Company's ability to attract and maintain deposits is affected by the rate consciousness of its customers and their willingness to move funds into higher-yielding accounts. The Company's cost of funds has been, and will continue to be, affected by money market conditions.

         The following table sets forth the savings flows of the Company during the periods indicated.

                                                                     Year Ended December 31,
                                                            -------------------------------------------
                                                                1996            1995              1994
                                                          ------------      ------------     ----------
                                                                           (In Thousands)
Deposits                                                    $161,012         $155,503         $131,710
Withdrawals                                                  163,733          157,233          136,639
                                                             -------          -------          -------
Increase (decrease) before interest
  credited                                                    (2,721)          (1,730)          (4,929)
Interest credited                                              1,664            1,684            1,414
                                                             -------          -------          -------
  Net increase (decrease) in deposits                       $ (1,057)        $    (46)        $ (3,515)
                                                            ========          =======          =======

         The Company attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area, but does not necessarily seek to match the highest rates paid by competing institutions. The Association has generally not taken a position of price leadership in its markets unless there has been an opportunity to market longer term deposits.

         The following table shows the distribution of, and certain other information relating to, the Company's deposits by type of deposit, as of the dates indicated.

                                                              December 31,
                                   -----------------------------------------------------------------------
                                             1996                    1995                   1994
                                   --------------------    ------------------      ------------------------
                                   Amount           %       Amount        %          Amount           %
                                   --------    -------     --------     -----      --------        --------
                                                            (Dollars in Thousands)
Certificate accounts:
2.00% - 3.00%                         $ 319         .5%       $   141        .2%     $     530         .9%
3.01% - 4.00%                         1,207        2.0          1,517       2.4         25,353       40.5
4.01% - 5.00%                        19,145       31.2         18,577      29.7          5,958        9.5
5.01% - 6.00%                        12,176       19.8         13,246      21.2          7,784       12.4
6.01% - 7.00%                         5,675        9.2          6,632      10.6            883        1.4
7.01% - 8.00%                         1,257        2.0          1,449       2.3            342         .5
8.01% or more                           390         .7            412        .7            410         .8
                                   --------       ----       --------    ------        -------     ------
  Total certificate
  accounts                           40,169       65.4         41,974      67.1         41,260       66.0
                                   --------       ----       --------    ------        -------     ------
Transaction accounts:
  Passbook savings                    6,160       10.0          6,523      10.4          7,268       11.6
  MMDAs                               5,828        9.5          6,293      10.1          6,584       10.5
  Demand and NOW
    accounts(l)                       9,300       15.1          7,724      12.4          7,448       11.9
                                   --------       ----       --------    ------        -------     ------
      Total transaction
        accounts                     21,288       34.6         20,540      32.9         21,300       34.0
                                   --------       ----       --------    ------        -------     ------
      Total deposits              $  61,457      100.0%       $62,514     100.0%       $62,560      100.0%
                                  =========      =====        =======     =====        =======      =====

------------

(1) Includes noninterest-bearing deposits of $3.3 million, $4.4 million and $2.4 million at December 31, 1996, 1995 and 1994, respectively.

         The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

                                                           Year Ended December 31,
                                -------------------------------------------------------------------------
                                             1996                     1995                       1994
                                 ----------------------   ----------------------   ----------------------

                                               Average                  Average                   Average
                                  Average         Rate      Average       Rate       Average         Rate
                                  Balance         Paid      Balance       Paid       Balance         Paid
                                  ---------    ---------   ----------  ----------  -----------   ---------

                                                            (Dollars in Thousands)
Passbook savings accounts         $  6,159       1.98%       $ 6,746      2.11%       $ 7,321       2.13%
Demand and NOW accounts              5,776       2.20          4,820      2.49          4,956       2.48
MMDAs                                6,348       2.08          6,382      2.27          7,267       2.29
Certificates of deposit             41,095       5.22         42,230      4.98         42,878       3.87
                                  --------      -----        -------      ----         ------      -----
  Total interest-bearing
    deposits                        59,378       4.26%        60,178      4.17%        62,422       3.37%
                                                =====                     ====                     =====

Noninterest-bearing
  deposits                           2,562                     2,404                    2,654
                                    ------                   -------                  -------
    Total deposits                $ 61,940                  $ 62,582                 $ 65,076
                                    ======                    ======                   ======

         The principal methods used by the Association to attract deposits include the offering of a wide variety of services and accounts, competitive interest rates and convenient office locations. The Company is a member of the Pulse automatic teller machine network. The Company uses traditional marketing methods to attract new customers and deposits, including mass media advertising and direct mailings.

         The Company does not advertise for deposits outside of its primary market area. At December 31, 1996, the Company had no deposits that were obtained through deposit brokers. The Company does not actively solicit broker deposits and does not pay fees to such brokers.

         The following table presents, by various interest rate categories, the amount of certificates of deposit at December 31, 1996 and the amounts at December 31, 1996 which mature during the periods indicated.


                                                             Balance at December 31, 1996
                                                       Maturing in the 12 Months Ending December 31,
                                                 --------------------------------------------------------

         Certificates of Deposit                  1997         1998       1999      Thereafter      Total
         -----------------------                  ----         ----       ----      ----------      -----

                                                                       (In Thousands)
         2.00% - 3.00%                         $     319      $     --   $     --    $    --     $    319
         3.01% - 4.00%                             1,207            --         --         --        1,207
         4.01% - 5.00%                            18,401           742         --          3       19,146
         5.01% - 6.00%                             3,066         6,240      1,858      1,011       12,175
         6.01% - 7.00%                             3,777           161        405      1,333        5,676
         7.01% - 8.00%                               740           100         --        417        1,257
         8.01% or more                               264            88         32          5          389
                                               ----------   ----------- ---------    -------    ---------

           Total certificate accounts          $  27,774      $  7,331   $  2,295    $ 2,769      $40,169
                                               =========      =========  ========    =======     ========


         The following table sets forth the maturities of the Company's certificates of deposit of $100,000 or more at December 31, 1996 by time remaining to maturity.

Quarter Ending:                                                 Amounts
--------------------------------                            --------------
                                                            (In Thousands)
March 31, 1997                                                   $1,600
June 30, 1997                                                     1,353
September 30, 1997                                                  722
December 31, 1997                                                   200
After December 31, 1997                                           2,008
                                                                  -----
   Total certificates of deposit with
       balances of $100,000 or more                              $5,883
                                                                  =====


         BORROWINGS. The Association may obtain advances from the FHLB of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, investment securities and mortgage-backed securities, provided certain standards related to credit worthiness have been met. See "Regulation - The Association - Federal Home Loan Bank System." Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. The Association has not utilized advances from the FHLB of Dallas in the last five years.

SUBSIDIARY

         In 1984, the Association's wholly owned subsidiary, 665 Florida Street Corp. ("FSC"), purchased an 80% ownership interest in Roberts and Eastland Insurance Agency ("Roberts and Eastland"). Roberts and Eastland engages in a general insurance agency business and offers a wide variety of insurance to businesses and individuals, including general liability, commercial automobile, workers' compensation, property coverage and construction bond insurance to businesses and homeowners', automobile, rental coverage and flood insurance to individuals. Roberts and Eastland also offers life insurance and group medical insurance. Roberts and Eastland acquired a smaller insurance agency in 1986. While Roberts and Eastland has been profitable since 1984, its average commissions have declined from approximately 15% at the time of the acquisition to a range of 10 to 11%. Roberts and Eastland has been successful in hiring and training another producer to complement its primary producer, who has been with the agency for 30 years.

         At December 31, 1996, the Association's total investment in FSC amounted to $159,000. See Notes 1 and 22 of Notes to Consolidated Financial Statements in the 1996 Annual Report. For financial information with respect to FSC for each of the last three years, see Note 22 of Notes to Consolidated Financial Statements in the 1996 Annual Report.

         The Association is permitted to invest up to 3% of its assets in the capital stock of, and secured and unsecured loans to, subsidiary corporations or service corporations, provided that at least one-half of the investments in excess of 1% of assets are utilized for community or inner-city purposes. In addition, federally chartered savings institutions may make, subject to the loans-to-one borrower limitations, conforming loans to service corporations (1) in which the institution owns or holds more than 10% of the capital stock of the service corporation, an aggregate amount of up to 50% of the institution's risk-based capital, and (2) in which the institution does not own or hold more than 10% of the capital stock of the service corporation, an amount up to 100% of the institution's risk-based capital. The Association's investment is well within these limitations. In addition, federal regulations permit service corporation subsidiaries to engage in an insurance agency business for liability, casualty, automobile, life, health, accident or title insurance, but not private mortgage insurance.

COMPETITION

         The Company faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. Some of the Company's major competitors include Banc One, Hibernia National Bank, Whitney National Bank, City National Bank, Hancock Bank of Louisiana and Union Planters. In addition, the Company faces additional significant competition for investors' funds from short-term money market mutual funds and issuers of corporate and government securities. The Company competes for deposits principally by offering depositors a variety of deposit programs. The Company does not rely upon any individual group or entity for a material portion of its deposits. The Company estimates that its market share of total deposits in East Baton Rouge Parish, Louisiana is approximately 1.5%.

         The Company's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. The Company competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers and real estate brokers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets.

EMPLOYEES

         The Company and its subsidiaries had 42 full-time employees and 7 part-time employees at December 31, 1996. None of these employees are represented by a collective bargaining agent, and the Company believes that it enjoys good relations with its personnel.

PROPERTIES

At December 31, 1996, the Company and the Association conducted their business from the Association's main office and five branch offices in Baton Rouge, Louisiana. The table below sets forth the net book value (including furnishings and equipment) and certain other information with respect to the offices and other properties of the Company at December 31, 1996.

                                                                                        Net Book
                                                                                        Value of      Amount of
                          Description/Address                  Leased/Owned             Property      Deposits
                ---------------------------------------    ------------------------     --------    -------------
                                                                                           (In Thousands)
                 Main Office:
                    665 Florida Street
                    Baton Rouge, Louisiana 70801                    Owned                 $340           $22,756

                 Branch Offices:
                    450 N. Lobdell
                    Baton Rouge, Louisiana 70806                    Owned                  559            13,566

                    5505 Highland Road
                    Baton Rouge, Louisiana 70808                    Owned                   33             8,667

                    16969 Old Jefferson Hwy
                    Baton Rouge, Louisian 70817                     Owned                  536               300

                    5711 Sherwood Forest Blvd.
                    Baton Rouge, Louisiana 70816                    Owned                  256            10,196

                    10088 Greenwell Springs Road
                    Baton Rouge, Louisiana 70814                    Owned                  152             5,972

                 Land Held for Investment:
                    Lot 104-Round Oak Subdivision                   Owned                   90                --
                                                                                            --           -------

                    Total                                                               $1,966           $61,457
                                                                                         =====           =======

LEGAL PROCEEDINGS

         The Company is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the consolidated financial condition and results of operations of the Company.

                            REGULATION OF CITISAVE
THE COMPANY

         GENERAL. The Company, as a registered savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), is subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Citizens is subject to certain restrictions in its dealings with the Company and affiliates thereof

         ACTIVITIES RESTRICTIONS. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution;
(ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL test, as discussed under "- The Association - Qualified Thrift Lender Test," then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- The Association - Qualified Thrift Lender Test."

         If the Company were to acquire control of another savings institution, other than through merger or other business combination with Citizens, the Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Company and any of its subsidiaries (other than Citizens or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity other than, upon prior notice to, and no objection by the OTS: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the FRB as permissible for bank holding companies. nose activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

         LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act and OTS regulations. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, such provisions (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. In addition to the restrictions imposed by such provisions, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

         In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At December 31, 1996, Citizens was in compliance with the above restrictions.

         RESTRICTIONS ON ACQUISITIONS. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

         The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquirer is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act ("FDIA"); or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

         Under the Bank Holding Company Act of 1956, the FRB is authorized to approve an application by a bank holding company to acquire control of a savings institution. In addition, a bank holding company that controls a savings institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the Bank Insurance Fund ("BIF") with the approval of the appropriate federal banking agency and the FRB. As a result of these provisions, there have been a number of acquisitions of savings institutions by bank holding companies in recent years.

THE ASSOCIATION

         GENERAL. The OTS has extensive authority over the operations of federally chartered savings institutions and is the primary federal regulator of the Association. As part of this authority, savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors.

         The OTS' enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

         On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA') was enacted into law. The FDICIA provided for, among other things, the recapitalization of the BIF; the authorization of the FDIC to make emergency special assessments under certain circumstances against BIF members and members of the SAIF; the establishment of risk-based deposit insurance premiums; and improved examinations and reporting requirements. The FDICIA also provided for enhanced federal supervision of depository institutions based on, among other things, an institution's capital level. See- "Prompt Corrective Action."

         INSURANCE OF ACCOUNTS. The deposits of Citizens are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

         Under current FDIC regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created resulted in nine assessment risk classifications, with rates ranging prior to September 30, 1996 from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for Citizens for each of the semi-annual periods in the first half of 1996 and in 1995 and 1994 were .23% (per annum) of insured deposits.

         The deposits of Citizens are currently insured by the SAIF. Both the SAIF and the BIF, the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF had achieved a fully funded status in contrast to the SAIF and, therefore, the FDIC substantially reduced the average deposit insurance premium paid by commercial banks to a level approximately 75% below the average premium then paid by savings institutions.

         On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduces deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their then current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respecti to the semiannual premium assessment beginning January 1, 1996.

         On September 30, 1996, President Clinton signed into law legislation which eliminates the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation required all SAIF member institutions pay a one-time special assessment to recapitalize the SAIF, with the aggregate amount to be sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

         Implementing FDIC regulations imposed a one-time special assessment equal to 65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was accrued as an expense on September 30, 1996. The one-time special assessment for the Association amounted to $414,000. Net of related tax benefits, the one-time special assessment amounted to $273,000 or





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
$.29 per share. The payment of such special assessment had the effect of immediately reducing the Association's capital by such amount. Nevertheless, management does not believe that this one-time special assessment had a material adverse effect on the Company's consolidated financial condition.

         In the fourth quarter of 1996, the FDIC lowered the assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates generally range from zero basis points to 27 basis points, except that during the fourth quarter of 1996, the rates for SAIF members ranged from 18 basis points to 27 basis points in order to include assessments paid to the Financing Corporation ("FICO"). From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the FICO, while BIF member institutions will pay approximately 1.3 basis points. The Association's insurance premiums, which had amounted to 23 basis points, were thus reduced to 6.4 basis points effective January 1, 1997. All institutions that pay assessments to the SAIF also received a partial refund of the fourth quarter assessment that was applied to the first quarter 1997 billing. Based upon the $61.5 million of assessable deposits at December 31, 1996, the 6.4 basis point premiums and the refund, the Association will pay $64,000 less in insurance premiums in the first half of 1997.

         The FDIC may terminate the deposit insurance of any insured depository institution, including Citizens, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Association's deposit insurance.

         REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings institution's





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
intangible assets, with only a limited exception for purchased mortgage servicing rights. Citizens had no goodwill or other intangible assets at December 31, 1996. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). Because Roberts and Eastland only engages in insurance activities on an agency basis, the Association's investment in its subsidiary is not deducted for capital purposes.

         In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government;
(ii) 20% for securities (other than equity securities) issued by U.S. Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one- to four family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of one- to four-family residences and qualifying multi-family residential loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, and one- to four-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

         In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated economic value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the economic value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Director of the OTS indicated that it would waive the capital deductions for





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
institutions with a greater than "normal" risk until the OTS published an appeals process. On August 21, 1995, the OTS released Thrift Bulletin 67 which established (i) an appeals process to handle "requests for adjustments" to the interest rate risk component and (ii) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Director of the OTS indicated, concurrent with the release of Thrift Bulletin 67, that the OTS will continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process set forth in Thrift Bulletin 67.

         At December 31, 1996, Citizens exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 14.23%, 14.23% and 30.15%, respectively. The following table sets forth Citizens' compliance with each of the above-described capital requirements as of December 31, 1996.

                                                   Tangible                Core               Risk-Based
                                                    Capital             Capital (1)           Capital (2)
                                                   ----------           -----------           -----------
                                                                    (Dollars in Thousands)
Capital under GAAP                                 $10,563               $10,563               $10,563
Additional capital items:
  General valuation
    allowances(3)                                       --                    --                    61
                                                    ------                ------                ------
Regulatory capital                                  10,563                10,563                10,624
Minimum required
  regulatory capital(4)                              1,114                 2,227                 2,819
                                                     -----                 -----                 -----
Excess regulatory capital                          $ 9,449                $8,336                $7,805
                                                     =====                 =====                 =====
Regulatory capital as a
   percentage                                        14.23%                14.23%                30.15%
Minimum capital required
    as a percentages)                                 1.50                  3.00                  8.00
                                                    ------               -------              --------
Regulatory capital as a
    percentage in excess of
    requirements                                     12.73%                11.23%                22.15%
                                                     =====                ======               =======

-------------------

(1)      Does not reflect the 4.0% requirement to be met in order for an
         institution to be "adequately capitalized."   See "-Prompt
         Corrective Action."

(2) Does not reflect the interest-rate risk component in the risk-based capital requirement.

(3) General valuation allowances are only used in the calculation of risk-based capital. Such allowances are limited to 1.25% of risk-weighted assets.

(4) Tangible and core capital are computed as a percentage of adjusted total assets of $74.2 million. Risk-based capital is computed as a percentage of adjusted risk weighted assets of $35.2 million.





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
         Effective November 28, 1994, the OTS revised its interim policy issued in August 1993 under which savings institutions computed their regulatory capital in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the revised OTS policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital. This change in policy did not affect the Association's regulatory capital at December 31, 1996.

         A savings institution which is not in capital compliance or which is otherwise deemed to require more than normal supervision is subject to restrictions on its ability to grow pursuant to Regulatory Bulletin 3a-1. In addition, a provision of HOLA generally provides that the Director of the OTS must restrict the asset growth of savings institutions not in regulatory capital compliance, subject to a limited exception for growth not exceeding interest credited.

         A savings institution which is not in capital compliance is also automatically subject to the following: (i) new directors and senior executive officers and employment contracts for senior executive officers must be approved by the OTS in advance; (ii) the savings institution may not accept or renew any brokered deposits; (iii) the savings institution is subject to higher OTS assessments as a capital-deficient institution; and (iv) the savings institution may not make any capital distributions without prior written approval.

         Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

         PROMPT CORRECTIVE ACTION. Under Section 38 of the FDIA, as added by the FDICIA, each federal banking agency was required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies, including the OTS, adopted substantially similar regulations to implement Section 38 of the FDIA, effective as of December 19, 1992. Under the regulations, an institution is deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Section 38 of the FDIA and the regulations promulgated thereunder also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At December 31, 1996, Citizens was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         SAFETY AND SOUNDNESS. On November 18, 1993, a joint notice of proposed rulemaking was issued by the OTS, the FDIC, the Office of the Comptroller of the Currency and the FRB (collectively, the "agencies") concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and
(3) compensation. The operational and managerial standards cover (a) internal controls and information systems, (b) internal audit system, (c) loan documentation, (d) credit underwriting, (e) interest rate risk exposure, (f) asset growth, and (g) compensation, fees and benefits. Under the proposed asset quality and earnings standards, Citizens would be required to maintain
(1) a maximum ratio of classified assets (assets classified substandard, doubtful and to the extent that related losses have not been recognized, assets classified loss) to total capital of 1.0, and (2) minimum earnings sufficient to absorb losses without impairing capital. The last ratio concerning market value to book value was determined by the agencies not to be feasible.
Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. Legislation enacted in 1994: (1) authorizes the agencies to establish safety and soundness standards by regulation or guideline for all insured depository institutions; (2) gives the agencies greater flexibility in prescribing asset quality and earnings standards by eliminating the requirement that agencies establish quantitative standards; and (3) eliminates the requirement that the standards referenced above apply to depository institution holding companies. The agencies have published a final rule and interagency guidelines ("Guidelines"), which were effective August 9, 1995, as well as asset quality and earning standards which were added to the Guidelines effective October 1, 1996.

         Under the Guidelines and final rule of the OTS, if an insured savings institution fails to meet any of the standards promulgated by the Guidelines, then the OTS may require such institution to submit a plan within 30 days (or such different period specified by the OTS) specifying the steps it will take to correct the deficiency. In the event that an institution fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the OTS, the OTS must order the institution to correct the deficiency and may (1) restrict asset growth; (2) require the institution to increase its ratio of tangible equity to assets; (3) restrict the rates of interest that the institution may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action. Citizens believes that it is in compliance with the Guidelines and final rule as adopted.

         LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 5%. At December 31, 1996, Citizens' liquidity ratio was 38.4%.

         CAPITAL DISTRIBUTIONS. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

         Generally, a savings institution that before and after the proposed distribution meets or exceeds its fully phased-in capital requirements (Tier 1 institutions) may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's tangible, core or risk-based capital ratio exceeds its tangible, core or risk-based capital requirement. Failure to meet minimum capital requirements will result in further restrictions on capital distributions, including possible prohibition without explicit OTS approval. See "- Regulatory Capital Requirements."

         In order to make distributions under these safe harbors, Tier 1 and Tier 2 institutions must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 institution as a result of such a determination.

       At December 31, 1996, Citizens was a Tier 1 institution for purposes of this regulation.

       On December 5, 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, institutions would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized," as defined above under "-Prompt Corrective Action." Because the Association will be a subsidiary of a holding company, the proposal would require the Association to provide notice to the OTS of its intent to make a capital distribution. The

Association does not believe that the proposal will adversely affect its ability to make capital distributions if it is adopted substantially as proposed.

       The Company declared a special return of capital cash distribution of $2.00 per share paid to shareholders of record on June 15, 1996. The special return of capital distribution was paid on June 28, 1996. This special distribution was authorized by a favorable private letter ruling received from the Internal Revenue Service whereby the portion of the distribution which exceeds the amount of the current or accumulated earnings and profits of the Company for 1996, the taxable year of the distribution, is not a dividend, and will reduce the shareholders adjusted basis in the Company. When this calculation was completed at December 31, 1996, it was determined that only 1.054% of the total amount paid to each shareholder in 1996 should be treated as taxable ordinary dividends.

       LOANS TO ONE BORROWER. The permissible amount of loans-to-one borrower now generally follows the national bank standard for all loans made by savings institutions. The national bank standard generally does not permit loans-to-one borrower to exceed the greater of $500,000 or 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. For information about the largest borrowers from Citizens, see "Business - Lending Activities - Real Estate Lending Standards and Underwriting Policies."

       CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in fun on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "Special mention" must also be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital up to certain amounts, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved. See "Business - Asset Quality - Classified Assets."

       BRANCHING BY FEDERAL SAVINGS INSTITUTIONS. OTS policy permits interstate branching to the full extent permitted by statute (which is essentially unlimited). Generally, federal law prohibits federal savings institutions from establishing, retaining or operating a branch outside the state in which the federal institution has its home office unless the institution meets the Internal Revenue Service's domestic building and loan test (generally, 60% of a thrift's assets must be housing-related) ("IRS Test"). The IRS Test requirement does not apply if. (i) the branch(es) result(s) from an emergency acquisition of a troubled savings institution (however, if the troubled savings institution is acquired by a bank holding company, does not have its home office in the state of the bank holding company bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state chartered banks in the state where the savings institution is located); (ii) the law of the state where the branch would be located would permit the branch to be established if the federal savings institution were chartered by the state in which its home office is located; or (iii) the branch was operated lawfully as a branch under state law prior to the savings institution's conversion to a federal charter.

       Furthermore, the OTS will evaluate a branching applicant's record of compliance with the Community Reinvestment Act of 1977 ("CRA"). An unsatisfactory CRA record may be the basis for denial of a branching application.

       During 1996, the OTS approved the Association's application to establish a sixth branch office located at 16969 Old Jefferson Hwy, Baton Rouge, La.
This full service branch office was opened for business on October 1, 1996 and serves the southeast portion of East Baton Rouge Parish.

       QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a QTL test to avoid certain restrictions on their operations. Under
Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended ("Code") or meeting the second prong of the QTL test set forth in Section 10(m) of the HOLA. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

       Currently, the prong of the QTL test that is not based on the Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the FHLB of Dallas; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At December 31, 1996, the qualified thrift investments of Citizens were approximately 86.5% of its portfolio assets.

       ACCOUNTING REQUIREMENTS. FIRREA required the OTS to establish accounting standards to be applicable to all savings institutions for purposes of complying with regulations, except to the extent otherwise specified in the capital standards. Such standards must incorporate GAAP to the same degree as is prescribed by the federal banking agencies for banks or may be more stringent than such requirements.

       Effective October 2, 1992, the OTS amended a number of its accounting regulations and reporting requirements to adopt the following standards: (i) regulatory reports will incorporate GAAP when GAAP is used by federal banking agencies; (ii) savings institution transactions, financial condition and regulatory capital must be reported and disclosed in accordance with OTS regulatory reporting requirements that will be at least as stringent as for national banks; and (iii) the Director of the OTS may prescribe regulatory reporting requirements more stringent than GAAP whenever the Director determines that such requirements are necessary to ensure the safe and sound reporting and operation of savings institutions.

       Effective February 10, 1992, the OTS adopted a statement of policy ("Statement") set forth in Thrift Bulletin 52 concerning (i) procedures to be used in the selection of a securities dealer, (ii) the need to document and implement prudent policies and strategies for securities, whether held for investment, trading or for sale, and to establish systems and internal controls to ensure that securities activities are consistent with the financial institution's policies and strategies, (iii) securities trading and sales practices that may be unsuitable in connection with securities held in an investment portfolio, (iv) high-risk mortgage securities that are not suitable for investment portfolio holdings for financial institutions, and (v) disproportionately large holdings of long-term, zero-coupon bonds that may constitute an imprudent investment practice. The Statement applies to investment securities, high-yield, corporate debt securities, loans, mortgage-backed securities and derivative securities, and provides guidance concerning the proper classification of and accounting for securities held for investment, sale and trading. Securities held for investment, sale or trading may be differentiated based upon an institution's desire to earn an interest yield (held for investment), to realize a holding gain from assets held for indefinite periods of time (held for sale), or to earn a dealer's spread between the bid and asked prices (held for trading). Depository institution investment portfolios are maintained to provide earnings consistent with the safety factors of quality, maturity, marketability and risk diversification. Securities that are purchased to accomplish these objectives may be reported at their amortized cost only when the depository institution has both the intent and ability to hold the assets for long-term investment purposes. Securities held for investment purposes may be accounted for at amortized cost, securities held for sale are to be accounted for at the lower of cost or market, and securities held for trading are to be accounted for at market. Citizens believes that its investment activities have been and will continue to be conducted in accordance with the requirements of OTS policies and GAAP.

       The Omnibus Reconciliation Act of 1993 added a new Section 475 to the Code, which provides that certain financial institutions must recognize gain or loss annually with regard to any securities held by them as inventory for resale. Gain or loss is not required to be recognized with regard to securities which are intended to be held until their maturity. Because all of the Association's investment securities and mortgage-backed securities are classified as held to maturity, management of the Association believes that
Section 475 of the Code will not have a material impact on the financial statements of the Association.

       In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize either financial assets when control has been surrendered or liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December
31, 1996, with earlier application prohibited.   The adoption of this Statement
will be prospective, and the Company anticipates no material adverse effect on its consolidated financial statements.

       FEDERAL HOME LOAN BANK SYSTEM. Citizens is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At December 31, 1996, the Association had no FHLB advances.

       As a member, Citizens is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At December 31, 1996, Citizens owned $380,000 in FHLB stock, which was in compliance with this requirement.

       The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

       FEDERAL RESERVE SYSTEM. The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of December 31, 1996, no reserves were required to be maintained on the first $4.4 million of transaction accounts, reserves of 3% were required to be maintained against the next $44.9 million of net transaction accounts (with such dollar amounts subject to adjustment by the FRB), and a reserve of 10% (which is subject to adjustment by the FRB to a level between 8% and 14%) against all remaining net transaction accounts. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

                             TAXATION OF CITISAVE
FEDERAL TAXATION

       GENERAL. The Company and Citizens are subject to the generally applicable corporate tax provisions of the Code, and Citizens is subject to certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters material to the taxation of the Company and the Association and is not a comprehensive discussion of the tax rules applicable to the Company and Citizens.

       YEAR. The Company and Citizens file a federal income tax return on the basis of a calendar year ending on December 31. For 1995 and 1996, the Company and Citizens have filed or intend to file separate tax returns.

       BAD DEBT RESERVES. Savings institutions, such as Citizens, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method as described below. The following formulas may be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or
(ii) for tax years beginning before 1996, a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addtion to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the institution's annual bad debt deduction.

       Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the Association's "base year," which was its tax year ended December 31, 1987, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

       Under the percentage of taxable income method, the bad debt deduction equaled 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method permitted a qualifying savings institution to be taxed a lower effective federal income tax rate than that applicable to corporations in general. This resulted generally in an effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2% for tax years beginning before 1996. Any savings institution at least 60% of whose assets are qualifying assets, as described in the Code, was generally eligible for the full deduction of 8% of taxable income. As of December 31, 1996, 94.4% of the assets of Citizens were "qualifying assets" as defined in the Code.

       Pursuant to legislation effective for tax years beginning after 1995, savings institutions are no longer permitted to make additions to their tax bad debt reserve under the percentage of taxable income method. Such institutions are permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legislation requires the Association to realize increased tax liability over a period of six years, which period begins in 1996 unless suspended as set forth below. Specifically, the legislation requires each savings institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement will be suspended for each of two successive taxable years beginning January 1, 1996 in which the Association originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by the Association during its six taxable years preceding 1996. It is anticipated that any recapture of the Association's bad debt reserves accumulated after 1987 will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

       The excess reserves of Citizens will be taken into account ratably over the six-year period beginning with 1996. This change in accounting method and reversal of excess bad debt reserves is adequately provided for in the Company's deferred tax liability.

       At December 31, 1996, the federal income tax reserves of Citizens included $1.0 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account established for the benefit of certain depositors of Citizens in connection with the conversion of the Association to stock form, the retained earnings of Citizens are substantially restricted.

       DISTRIBUTIONS. If Citizens were to distribute cash or property to its sole stockholder, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Citizens to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes,
(i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

       MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMU") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMU include
(a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMU (determined without regard to this preference and prior to reduction by net operating losses).

       NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1996, Citizens had no NOL carryforwards for federal income tax purposes.

       CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 34%. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

       OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Citizens.

       Citizens' federal income tax returns for the tax years ended December 31, 1993 forward are open under the statute of limitations and are subject to review by the IRS.

STATE TAXATION

       The nonbanking subsidiaries of the Association (as well as the Company) are subject to the Louisiana Corporation Income Tax based on their Louisiana taxable income, as well as franchise taxes. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of

Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law including a federal income tax deduction and an allowance for net operating losses, if any. In addition, the Association is subject to the Louisiana Shares Tax, which is imposed on the assessed value of its stock. The formula for deriving the assessed value is to calculate 15% of the sum of (a) 20% of the company's capitalized earnings, plus (b) 80% of the company's taxable stockholders' equity, and to subtract from that figure 50% of the company's real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings. For 1996, the Louisiana Shares Tax expense amounted to $80,000.

                             STOCKHOLDER PROPOSALS

       If the Merger is not consummated prior to CitiSave's next annual meeting of stockholders, any proposal which a stockholder wishes to have included in CitiSave's proxy statement and form of proxy relating to CitiSave's 1998 Annual Meeting of Stockholders must be received at the principal executive offices of CitiSave, 665 Florida Street, Baton Rouge, Louisiana 70801, Attention: Mary Anne Chiasson, Secretary, no later than January __, 1998. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the Proxy Statement and set forth on the form of proxy issued for the next annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

       Stockholder proposals which are not submitted for inclusion in CitiSave's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting provided that the requirements set forth in
Article 9.D of CitiSave's Articles of Incorporation are satisfied in a timely manner. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of CitiSave not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of CitiSave. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (b) certain other information set forth in Article 9.D of CitiSave's Articles of Incorporation.

                                 ANNUAL REPORTS

       Because this Proxy Statement contains all of the information that would normally be included in CitiSave's Annual Report to Stockholders, there is no separate Annual Report to Stockholders for the year ended December 31, 1996.

       UPON RECEIPT OF A WRITTEN REQUEST, CITISAVE WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF CITISAVE'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996 AND A LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE 1934 ACT. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MARY ANNE CHIASSON, SECRETARY, CITISAVE FINANCIAL CORPORATION, 665 FLORIDA STREET, BATON ROUGE, LOUISIANA 70801. THE FORM 10-KSB IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

       Each proxy solicited hereby also confers discretionary authority on the Board of Directors of CitiSave to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

       The cost of the solicitation of proxies will be borne by CitiSave. CitiSave will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of CitiSave Common Stock. In addition to solicitations by mail, directors, officers and employees of CitiSave may solicit proxies personally or by telephone without additional compensation.

       YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CITISAVE



Independent Auditor's Report  . . . . . . . . . . . . . . . . . . . .   F-1

Consolidated Statements of Financial Condition as of December 31,
   1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Statements of Income for the years ended December 31,
   1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . .   F-3

Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . .   F-4

Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . .   F-5

Notes to Consolidated Financial Statements  . . . . . . . . . . . . .   F-7


       All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

                          Independent Auditor's Report

To the Board of Directors
CitiSave Financial Corporation
  and Subsidiary
Baton Rouge, Louisiana


We have audited the Consolidated Statements of Financial Condition of CitiSave Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CitiSave Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                            Respectfully submitted,


                            /s/ HANNIS T. BOURGEOIS & CO., L.L.P.

Baton Rouge, Louisiana

January 31, 1997
(except for Note 26, as to
 which the date is April 11, 1997)

                 CitiSave Financial Corporation and Subsidiary
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        as of December 31, 1996 and 1995

                                                              ASSETS
                                                              ------
                                                                                             1996             1995
                                                                                           --------         --------
                                                                                                (In Thousands)
Cash and Cash Equivalents                                                                   $ 1,755          $ 1,022
Interest-Bearing Deposits in Other Institutions                                                 664            2,914
                                                                                             ------           ------
    Total Cash and Cash Equivalents                                                           2,419            3,936
Federal Funds Sold                                                                            2,650            5,000

Securities: - Note 3
  Investment Securities Held to Maturity
       (Fair Value $19,229 and $22,525)                                                      19,254           22,521
  Mortgage-Backed Securities Held to Maturity
       (Fair Value $2,293 and $2,575)                                                         2,275            2,565
  Federal Home Loan Bank Stock                                                                  380              358
                                                                                             ------           ------
                                                                                             21,909           25,444
Insurance Accounts Receivable                                                                    42               56
Loans Held for Sale - Note 4                                                                    363             -
Loans Receivable - Note 4                                                                    45,254           41,792
  Less:  Allowance for Loan Losses                                                              (61)             (82)
                                                                                             ------           ------
                                                                                             45,193           41,710
Accrued Interest Receivable - Note 6                                                            500              531
Foreclosed Real Estate, Net - Note 7                                                             64               39
Premises and Equipment - Note 8                                                               1,966            1,369
Other Assets                                                                                    180              116
Costs in Excess of Net Assets of Business Acquired                                             -                  17
                                                                                             ------           ------
       Total Assets                                                                         $75,286          $78,218
                                                                                             ======           ======
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
                                               ------------------------------------
Deposits - Note 10                                                                          $61,457          $62,514
Accounts Payable                                                                                187              243
Advances from Borrowers for Taxes and Insurance                                                  77               94
Accrued Expenses and Other Liabilities                                                        1,233            1,030
                                                                                             ------           ------
       Total Liabilities                                                                     62,954           63,881
Minority Interest in Subsidiary                                                                  40               37
Stockholders' Equity: - Notes 2, 13, 14, 15 and 16
   Preferred Stock, $.01 Par Value; Authorized
       5,000,000 Shares, Issued and Outstanding -
       None                                                                                    -                -
   Common Stock, $.01 Par Value; Authorized
       10,000,000 Shares, Issued 964,707 Shares                                                  10               10
   Paid-in Capital in Excess of Par                                                           7,376            9,144
   Retained Earnings                                                                          6,020            5,879
                                                                                             ------           ------
                                                                                             13,406           15,033
   Less: Unearned ESOP Shares                                                                  (582)            (733)
   Less: Unearned Compensation-MRP                                                             (497)            -
   Less: Treasury Shares (2,500 shares at Cost)                                                 (35)            -
                                                                                             ------           ------
                                                                                             12,292           14,300
                                                                                             ------           ------
       Total Liabilities and Stockholders' Equity                                           $75,286          $78,218
                                                                                             ======           ======


The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

              for the years ended December 31, 1996, 1995 and 1994

                                                                                    1996            1995             1994
                                                                                   ------          ------           ------
                                                                                              (In Thousands)
Interest Income:
  Loans                                                                             $3,729         $3,391           $2,989
  Investment Securities                                                              1,331          1,409            1,253
  Mortgage-Backed Securities                                                           157            172              169
  Other Interest-Earning Assets                                                        304            258               75
                                                                                     -----          -----            -----
    Total Interest Income                                                            5,521          5,230            4,486
                                                                                     -----          -----            -----
Interest Expense:
  Deposits - Note 10                                                                 2,527          2,512            2,104
  Other Interest-Bearing Liabilities                                                   -                4              -
                                                                                     -----          -----            -----
    Total Interest Expense                                                           2,527          2,516            2,104
                                                                                     -----          -----            -----
    Net Interest Income Before Provision
      for Loan Losses                                                                2,994          2,714            2,382
Provision for Loan Losses - Note 4                                                      35              1               10
                                                                                     -----          -----            -----
    Net Interest Income after Provision for
      Loan Losses                                                                    2,959          2,713            2,372
                                                                                     -----          -----            -----
Noninterest Income:
  Insurance Agency Commissions                                                         724            690              666
  Loan Fees and Service Charges                                                        338            349              223
  Gain on Sales of Loans                                                               111             65               51
  Other                                                                                 26             35               32
                                                                                     -----          -----            -----
    Total Noninterest Income                                                         1,199          1,139              972
                                                                                     -----          -----            -----
Noninterest Expense:
  Compensation and Benefits - Notes 11, 14
    and 15                                                                           1,755          1,567            1,411
  Occupancy and Equipment Expenses                                                     344            335              316
  Federal Insurance Premium - Note 17                                                  561            146              152
  Net Real Estate Owned Expense (Income)                                                (9)            (8)             (36)
  Data Processing                                                                      141            127              110
  Professional Fees                                                                    161             76               73
  Printing, Postage, Stationery and Supplies                                           158            151              118
  Other - Note 18                                                                      361            168              329
                                                                                     -----          -----            -----
    Total Noninterest Expense                                                        3,472          2,562            2,473
                                                                                     -----          -----            -----
Income Before Provision for Income Taxes and
  Minority Interest                                                                    686          1,290              871
Income Taxes - Note 12                                                                 216            418              334
                                                                                     -----          -----            -----
    Net Income Before Minority Interest                                                470            872              537

Minority Interest in Subsidiary                                                        (40)           (37)             (37)
                                                                                     -----          -----            -----
    Net Income                                                                      $  430         $  835           $  500
                                                                                     =====          =====            =====

Per Share:
  Net Income - Note 16                                                              $  .46         $  N/A           $  N/A
  Dividends - Note 16                                                               $ .325         $  .15           $  N/A


The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              for the years ended December 31, 1996, 1995 and 1994


                                                      1996        1995      1994
                                                    -------     -------   -------
                                                      (In Thousands)
Common Stock:
  Balance - Beginning of Year                       $    10     $   -     $   -
  Issuance of Common Stock - Note 2                     -            10       -
                                                     ------      ------    ------
  Balance - End of Year                             $    10     $    10   $   -
                                                     ======      ======    ======

Paid-In Capital in Excess of Par:
  Balance - Beginning of Year                       $ 9,144     $   -     $   -
  Return of Capital Distribution - Note 16           (1,929)        -         -
  Issuance of Common Stock - Note 2                     -         9,128       -
  Allocation of ESOP Shares                              61          16       -
  Unallocated ESOP Shares Return of Capital
    Distribution                                        100         -         -
                                                     ------      ------    ------
  Balance - End of Year                             $ 7,376     $ 9,144   $   -
                                                     ======      ======    ======

Retained Earnings:
  Balance - Beginning of Year                       $ 5,879     $ 5,178   $ 4,678
  Net Income                                            430         835       500
  Cash Dividends                                       (289)       (134)      -
                                                     ------      ------     -----
  Balance - End of Year                             $ 6,020     $ 5,879   $ 5,178
                                                     ======      ======    ======

Unearned ESOP Shares:
  Balance - Beginning of Year                       $  (733)    $   -     $   -
  Establishment of ESOP - Note 14                       -          (772)      -
  Shares Released for Allocation                        151          39       -
                                                     ------      ------    ------
  Balance - End of Year                             $  (582)    $  (733)  $   -
                                                     ======      ======    ======

Unearned Compensation-MRP:
  Balance - Beginning of Year                       $   -       $   -     $   -
  Establishment of MRP - Note 15                       (535)        -         -
  Accrual of Shares to be Vested                         38         -         -
                                                     ------      ------    ------
  Balance - End of Year                             $  (497)    $   -     $   -
                                                     ======      ======    ======

Treasury Stock:
  Balance - Beginning of Year                       $   -       $   -     $   -
  Purchase of Shares                                    (35)        -         -
                                                     ------      ------    ------
  Balance - End of Year                             $   (35)    $   -     $   -
                                                     ======      ======    ======




The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1996, 1995 and 1994


                                                                                  1996             1995             1994
                                                                                --------         --------         --------
                                                                                            (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                                   $    430         $    835          $   500
   Adjustments to Reconcile Net Income
       to Net Cash Provided by (Used in)
       Operating Activities:
          Provision for Loan and Foreclosed
            Real Estate Losses                                                        35               20               10
          Gain on Sale of Foreclosed Real Estate                                     (11)             (26)             (30)
          Provision for Depreciation and
            Amortization                                                             119              111              213
          Other                                                                      250               55              -
          Provision for Deferred Income Taxes                                         (9)              33              -
          Loss on Sale of Property and Equipment                                     -                -                  4
          Increase (Decrease) in Minority
            Interest, Net                                                              3               12                1
          Stock Dividends on Federal Home Loan
            Bank Stock                                                               (22)             (22)             (17)
          Loans Originated for Sale                                               (8,377)          (5,467)          (4,293)
          Sale of Loans                                                            8,014            5,538            5,232
          Amortization (Accretion) of Securities
            Premiums (Discounts)                                                     (59)            (184)            (272)
          Changes in Assets and Liabilities:
            Decrease in Insurance Accounts
              Receivable                                                              14               76               36
            (Increase) Decrease in Accrued
              Interest Receivable                                                     31              (78)            (180)
            Increase in Other Assets                                                 (64)             (25)             (11)
            Increase (Decrease) in Accounts
              Payable                                                                (56)             (46)              26
            Increase in Accrued Expenses and
              Other Liabilities                                                      212               19              137
                                                                                 -------          -------          -------
                Net Cash Provided by Operating
                  Activities                                                         510              851            1,356
                                                                                 -------          -------          -------

Cash Flows From Investing Activities:
   Purchase of Premises and Equipment                                               (746)            (128)             (96)
   Proceeds from Sale of Premises and
       Equipment                                                                      48              -                 19
   Maturities of Investment Securities                                            16,690           17,750           22,800
   Purchase of Investment Securities                                             (13,364)         (12,303)         (24,609)
   Payments on Mortgage-Backed Securities                                            290              308              444





                                  (CONTINUED)

                                                                                  1996             1995             1994
                                                                                --------         --------         --------
                                                                                              (In Thousands)
   Net (Increase) Decrease in Federal
       Funds Sold                                                                  2,350           (4,375)            (625)
   Redemption of Federal Home Loan
       Bank Stock                                                                   -                -                  62
   Loan Originations                                                             (17,128)         (17,995)          (8,973)
   Principal Repayments on Loans                                                  13,528           10,603            9,732
   Proceeds from Sale of Real Estate Owned                                            84               21               62
   Additions to Real Estate Owned                                                    (17)             (26)            -
                                                                                 -------          -------          -------
                Net Cash Provided by (Used in)
                  Investing Activities                                             1,735           (6,145)          (1,184)
                                                                                 -------          -------          -------
Cash Flows From Financing Activities:
   Return of Capital Distribution                                                 (1,929)            -                -
   Establishment of MRP                                                             (535)            -                -
   Unallocated ESOP Shares Return of Capital
       Distribution                                                                  100             -                -
   Purchase of Treasury Stock                                                        (35)            -                -
   Net Proceeds from the Issuance of Common
       Stock                                                                        -               8,366             -
   Dividends Paid on Common Stock                                                   (289)            (134)            -
   Net Increase (Decrease) in Demand
       Accounts, Ready Cash Accounts, and
       Passbook Savings Accounts                                                     831             (760)            (289)
   Net Increase (Decrease) in
       Certificates of Deposit                                                    (1,888)             714           (3,226)
   Decrease in Advances from Borrowers
       for Taxes and Insurance                                                       (17)              (1)             (50)
                                                                                 -------          -------          -------
                Net Cash Provided by (Used in)
                  Financing Activities                                            (3,762)           8,185           (3,565)
                                                                                 -------          -------          -------
Increase (Decrease) in Cash and
   Cash Equivalents                                                               (1,517)           2,891           (3,393)
Cash and Cash Equivalents - Beginning
   of Year                                                                         3,936            1,045            4,438
                                                                                 -------          -------          -------
Cash and Cash Equivalents - End of Year                                         $  2,419         $  3,936         $  1,045
                                                                                 =======          =======          =======
Supplemental Disclosures of Cash Flow
   Information:
       Cash Payments for:
          Interest Paid to Depositors                                           $  2,520         $  2,516         $  2,102
                                                                                 =======          =======          =======

          Income Taxes                                                          $    267         $    368         $    252
                                                                                 =======          =======          =======
Supplemental Schedules of Noncash
   Investing and Financing Activities:
       Transfers from Loans to Real
         Estate Acquired Through
          Foreclosure                                                           $     81         $    142         $   -
                                                                                 =======          =======          =======

    Real Estate Owned Sold as Loans                                             $   -            $    115         $     48
                                                                                 =======          =======          =======



The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994

Note 1 - Summary of Significant Accounting Policies -

   The accounting principles followed by CitiSave Financial Corporation and its wholly-owned subsidiary, Citizens Savings Association, F.A., are those which are generally practiced within the savings and loan industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

   Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of CitiSave Financial Corporation ("the Company") and its wholly owned subsidiary, Citizens Savings Association, F.A. ("the Association"), (formally Citizens Savings & Loan Association). Citizens Savings Association, F.A. has been consolidated with 665 Florida Street Corp. (formally CitiSave Financial Corp.) (the "Subsidiary"). 665 Florida Street Corp. has been consolidated with Roberts & Eastland (A Louisiana Partnership), of which it owns an 80% interest. Effective January 1, 1996, Roberts & Eastland joined another insurance agency to form Roberts, Eastland & Persac Insurance Agency, L.L.C. ("L.L.C.") with each member having a 50% interest. The activities of the L.L.C. were not significant during 1996. See Note 23 regarding disclosure of certain segment information. Roberts
   & Eastland is an insurance agency whose operation consists primarily of commissions and related expenses from the sale of insurance policies for various insurance companies. All significant intercompany transactions and balances are eliminated in consolidation. The minority interest's share of the net income of Roberts & Eastland has been properly reflected in these financial statements.

   Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

   Cash and cash equivalents consist of cash on hand, certificates of deposit, and funds due from banks. For purposes of the Statements of Cash Flows, the Company and its subsidiary consider all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. In addition, the Association reports its loans and certificates of deposit on a net basis.

   Investment and Mortgage-Backed Securities

   Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.

   Securities classified as held to maturity are those securities the Company and its subsidiary have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives.

   Securities classified as available for sale are those securities that the Company and its subsidiary intend to hold for an indefinite period of time but not necessarily to maturity. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Company and its subsidiary had no securities classified as available for sale or trading at December 31, 1996 or 1995.

   Loans Held For Sale

   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

   Loans Receivable

   Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees. Interest on mortgage and consumer loans is accrued based on the principal outstanding.

   Impaired loans are being accounted for in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by Statement No. 118. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

   The Association discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. At that time, a reserve is recorded equal to the amount of delinquent interest. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

   Allowance for Losses

   The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

   Loan Origination Fees, Commitment Fees and Related Costs

   Loan fees and certain direct loan origination costs are accumulated and, if significant, are recognized as an adjustment to interest income using the level yield method over the contractual life of the loans, adjusted for estimated prepayments. No fees are deferred on loans that are sold. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis if material. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

   Foreclosed Real Estate

   Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in Net Real Estate Owned Expense.

   Income Taxes

   Deferred income taxes are provided on differences between income reported for financial reporting and income tax purposes as explained more fully in Note 12.

   Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Premises and Equipment

   Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Buildings, furniture, fixtures and equipment are depreciated for book purposes using the straight-line method. The estimated useful lives used to compute depreciation are: buildings twenty to forty years; and furniture, fixtures and equipment, three to ten years. Maintenance and repairs are expensed as incurred. For assets placed in service since 1980, the Accelerated and Modified Accelerated Cost Recovery System is used for tax reporting purposes.

   Cost In Excess of Fair Value of Net Assets Acquired

   The cost of investment in subsidiary in excess of the fair value of net assets at dates of purchase is amortized over a period of ten years.

   Pension Benefits

   The Association had a noncontributory defined benefit retirement plan which covered substantially all employees who qualified as to age and length of service. The benefits were based on each employee's years of service and an employee's average monthly compensation. An employee became fully vested upon completion of 5 years of qualifying service. The Association's funding policy was to make the minimum annual contribution that was required by actuarial calculations subject to Internal Revenue Service limitations. The Plan was terminated during 1996.

   Reclassifications

   Certain reclassifications have been made to the prior year's finan- cial statements in order to conform to current reporting practices. The reclassifications have no effect on total assets or net earnings as previously reported.

   Earnings Per Common Share

   The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during the year, which is 931,633 shares for 1996. In 1996, the weighted average number of shares excludes shares held by the Employee Stock Ownership Plan which have not been committed to be released. The Company's stock issuance took place on July 14, 1995 and earnings per share numbers for periods prior to the quarter ended September 30, 1995 were not considered meaningful.

   Current Accounting Developments -

   SFAS No. 122, "Accounting for Mortgage Servicing Rights", amends SFAS No.
   65. This statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement applies prospectively in fiscal years beginning after December 15, 1995. The Association has addressed the potential future impact of the application of this statement, and considers it to be immaterial.

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The statement generally requires that after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred, and would not recognize financial assets when control has been surrendered or liabilities when they have been extinguished. The Association has addressed the potential future impact of the application of this statement, and considers it to be immaterial.

Note 2 - Reorganization and Change of Corporate Form -

   In July 1995, Citizens Savings and Loan Association (Citizens) completed its reorganization into a federally chartered stock savings and loan association whereby Citizens (I) converted its charter to a federal stock savings and loan association known as Citizens Savings Association, F.A., and (ii) concurrently issued all of its outstanding capital stock to the newly formed holding company, CitiSave Financial Corporation (the Company). As part of the Reorganization, which was accounted for under the pooling of interests method of accounting, the Company issued 964,707 shares of common stock, 77,177 shares of which were acquired by its Employee Stock Ownership Plan, and the Association issued 1,000 shares of $.01 par value common stock to the Company. The 1994 financial statements contained herein are those of the Association as the predecessor entity.

Note 3 - Securities -

   The amortized cost and fair values of securities being held to maturity as of December 31, 1996 and 1995 are summarized as follows:

                                                                                         1996
                                                     -------------------------------------------------------------------------
                                                                              GROSS                 GROSS
                                                      AMORTIZED             UNREALIZED            UNREALIZED           FAIR
                                                        COST                  GAINS                 LOSSES             VALUE
                                                     -----------           -----------            -----------        ---------
                                                                                     (In Thousands)
Investment Securities:
  U.S. Treasury Securities                             $  2,982              $     12              $     (1)          $  2,993
  Securities of Other
    U.S. Government Agencies                             16,272                    55                   (91)            16,236
                                                        -------               -------               -------            -------

                                                         19,254                    67                   (92)            19,229
                                                        -------               -------               -------            -------

Mortgage-Backed Securities:
  FHLMC                                                     159                    13                  -                   172
  FNMA                                                      424                  -                      (13)               411
  GNMA                                                    1,692                    18                  -                 1,710
                                                        -------               -------               -------            -------
                                                          2,275                    31                   (13)             2,293
                                                        -------               -------               -------            -------
                                                       $ 21,529              $     98              $   (105)          $ 21,522
                                                        =======               =======               =======            =======





                                  (CONTINUED)

                                                                                         1995
                                                     -------------------------------------------------------------------------
                                                                              GROSS                 GROSS
                                                      AMORTIZED             UNREALIZED            UNREALIZED           FAIR
                                                        COST                  GAINS                 LOSSES             VALUE
                                                     -----------           -----------            -----------        ---------
                                                                                     (In Thousands)
Investment Securities:
  U.S. Treasury Securities                             $  5,484              $     55              $   -              $  5,539
  Securities of Other U.S.
    Government Agencies                                  17,037                  -                      (51)            16,986
                                                        -------               -------               -------            -------
                                                         22,521                    55                   (51)            22,525
                                                        -------               -------               -------            -------

Mortgage-Backed Securities:
  FHLMC                                                     188                    13                  -                   201
  FNMA                                                      497                  -                       (6)               491
  GNMA                                                    1,880                     3                  -                 1,883
                                                        -------               -------               -------             ------
                                                          2,565                    16                    (6)             2,575
                                                        -------               -------               -------            -------
                                                       $ 25,086              $     71              $    (57)          $ 25,100
                                                        =======               =======               =======            =======


   Included in the category of Securities of Other U.S. Government Agencies at December 31, 1996 and 1995 are structured notes with a par value of $4.5 million and $5.5 million, respectively. At December 31, 1996 and 1995, the securities have an amortized cost of $4.5 million and $5.5 million and a fair value of $4.5 million and $5.4 million, respectively. Structured notes consist of step-up notes, adjustable rate notes that are not subject to interest rate caps which adjust monthly based on the 11th District Cost of Funds index minus 17.5 to 35 basis points, and adjustable rate notes that are subject to interest rate caps which adjust based on the 90 day U.S. Treasury Bill plus a specified margin. The step-up notes have interest rates that are scheduled to increase by predetermined amounts on pre-determined dates, and are callable at par on each date the interest rate is scheduled to increase. Management understands the risks associated with these types of instruments. Management has all securities mentioned above classified as held to maturity.

   The amortized cost and fair values of securities being held to maturity as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                                        AMORTIZED              FAIR
                                                                                          COST                 VALUE
                                                                                       ----------            ----------
                                                                                               (In Thousands)
       Within One Year                                                                 $   12,586            $   12,546
       One to Five Years                                                                    6,668                 6,683
                                                                                        ---------             ---------
                                                                                       $   19,254            $   19,229
                                                                                        =========             =========

   Securities being held to maturity with a carrying amount of $500,000 at December 31, 1996 and 1995, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

   There were no sales of securities during 1996, 1995 or 1994.

   The Association has invested in FHLB stock which is reflected at cost which approximates market.

Note 4 - Loans Receivable -

   Loans receivable at December 31, 1996 and 1995 consisted of the following:


                                                                                            1996              1995
                                                                                         ----------         ----------
                                                                                                (In Thousands)
     First Mortgage Loans (Principally
        Conventional):
          Principal Balances:
                Secured by One-To-Four-Family
                  Residences                                                              $ 37,270           $ 33,812
                Secured by Other Properties                                                  3,875              4,623
                Construction Loans                                                           2,411              2,601
                                                                                            ------             ------
                                                                                            43,556             41,036
       Less:
               Unearned Discounts                                                             (282)              (363)
               Undisbursed Portion of
                  Construction Loans                                                        (1,536)            (1,915)
               Deferred Loan Fees                                                             (157)              (142)
                                                                                           -------            -------
                    Total First Mortgage Loans                                              41,581             38,616
                                                                                           -------            -------
     Consumer and Other Loans:
        Principal Balances:
         Automobile                                                                            761                597
         Home Equity and Second Mortgage                                                       485                756
         Commercial                                                                            787                770
         Loans on Deposits                                                                     535                553
         Other                                                                               1,105                500
                                                                                            ------            -------
                    Total Consumer and Other Loans                                           3,673              3,176
                                                                                           -------            -------
                    Total All Loans                                                         45,254             41,792
          Less:  Allowance for Loan Losses                                                     (61)               (82)
                                                                                           -------            -------
                                                                                            45,193             41,710
          Loans Held for Sale                                                                  363               -
                                                                                           -------            -------
                    Net Loans                                                             $ 45,556           $ 41,710
                                                                                           =======            =======

   Following is a summary of the activity in the allowance for loan losses:

                                                                                    1996             1995             1994
                                                                                  --------         --------         --------
                                                                                                (In Thousands)
       Balance at Beginning of Year                                               $     82         $    139         $    129
          Provision for Loan Losses                                                     35                1               10
          Charged-Off Loans                                                            (56)             (58)            -
          Recoveries of Loans                                                         -                -                -
                                                                                   -------          -------          -------
       Balance at End of Year                                                     $     61         $     82         $    139
                                                                                   =======          =======          =======

   The Association had non-performing loans contractually past due 90 days or more totaling approximately $171,000 and $118,000 at December 31, 1996 and 1995, respectively. The Association recognized $9,000 and $12,000 in interest income relating to these loans during the years ended December 31, 1996 and 1995, respectively. Had the loans been performing, approximately $7,000 and $5,000 of additional interest income would have been recognized for the years ended December 31, 1996 and 1995, respectively.

   Impairment of loans having recorded investments of $171,000 at December 31, 1996 has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The total allowance for loan losses related to these loans was $20,000.

   The Association is permitted to make extensions of credit to its officers and directors in the ordinary course of business. The loans are made on substantially the same terms as those prevailing at the time for comparable loans with other parties. The total of such indebtedness outstanding at December 31, 1996 and 1995 for officers, directors and their associates was $517,000 and $510,000, respectively. An analysis of the aggregate of these loans for 1996 is as follows:

                                                                                (In Thousands)
            Balance - Beginning of Year                                              $ 510
              New Loans                                                                171
              Repayments                                                              (164)
                                                                                      ----
            Balance - End of Year                                                    $ 517
                                                                                      ====

Note 5 - Loan Servicing -

   Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of these loans serviced for FHLMC at December 31, 1996, 1995 and 1994 amounted to $1.2 million, $1.8 million and $2.2 million, respectively.

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $4,000, $6,000 and $7,000 at December 31, 1996, 1995 and 1994, respectively.

Note 6 - Accrued Interest Receivable -

   Accrued interest receivable at December 31, 1996 and 1995 is summarized as follows:

                                                                                1996                  1995
                                                                             ----------            ----------
                                                                                      (In Thousands)
          Securities                                                           $    302             $    363
          Loans Receivable                                                          198                  168
                                                                                -------              -------
                                                                               $    500             $    531
                                                                                =======              =======

Note 7 - Foreclosed Real Estate -

   Activity in the allowance for losses on foreclosed real estate is as follows:

                                                                                    1996            1995              1994
                                                                                  --------        --------          --------
                                                                                                (In Thousands)
  Balance at Beginning of Year                                                    $     19         $   -            $   -
       Provision Charged to Income                                                    -                  19             -
       Charge-offs, Net of Recoveries                                                  (19)            -                -
                                                                                   -------          -------          -------
   Balance at End of Year                                                         $   -            $     19         $   -
                                                                                   =======          =======          =======

Note 8 - Premises and Equipment -

   Premises and equipment at December 31 are summarized as follows:

                                                                                              1996                  1995
                                                                                           ---------              ---------
                                                                                                   (In Thousands)
          Cost:
            Land                                                                            $    680              $    492
            Buildings                                                                          1,512                 1,163
            Autos                                                                                 79                    77
            Furniture, Fixtures and Equipment                                                    826                   889
                                                                                             -------               -------
                                                                                               3,097                 2,621
           Less:  Accumulated Depreciation                                                    (1,131)               (1,252)
                                                                                             -------               -------
                                                                                            $  1,966              $  1,369
                                                                                             =======               =======


   The provision for depreciation charged to operating expenses was $102,000, $83,000 and $92,000, respectively, for the years ended December 31, 1996, 1995 and 1994.

Note 9 - Short-Term Borrowings -

   The Association has an outstanding line of credit with First National Banker's Bank in the amount of $2.5 million. No funds were drawn on this line during the year ended December 31, 1996.

   The Association has, in conjunction with the ownership of FHLB Stock, an unused line of credit in the amount of $7.6 million with the Federal Home Loan Bank of Dallas. Although this line of credit is available, management has no intentions of drawing from it.

Note 10 - Deposits -

   Deposits at December 31 are summarized as follows:

                                                        1996                                            1995
                                      ---------------------------------------      ------------------------------------------
                                      WEIGHTED                                     WEIGHTED
                                      AVERAGE                                      AVERAGE
                                        RATE             AMOUNT           %          RATE               AMOUNT           %
                                      --------          ---------       -----      --------            ---------        -----
                                                                       (Dollars in Thousands)
Demand and NOW
  Accounts*                            1.43%             $  9,300        15.1%         1.19%            $  7,724         12.4%
Ready Cash
  Accounts                             2.05%                5,828         9.5          2.10%               6,293         10.1
Passbook Savings                       1.97%                6,160        10.0          1.96%               6,523         10.4
                                                          -------       -----                            -------        -----
                                                           21,288        34.6                             20,540         32.9
                                                          -------       -----                            -------        -----
Certificates of Deposit:
   2.00-3.00%                          2.33%                  319          .5%         2.35%                 141           .2%
   3.01-4.00%                          3.94%                1,207         2.0          3.95%               1,517          2.4
   4.01-5.00%                          4.56%               19,145        31.2          4.53%              18,577         29.7
   5.01-6.00%                          5.45%               12,176        19.8          5.52%              13,246         21.2
   6.01-7.00%                          6.65%                5,675         9.2          6.61%               6,632         10.6
   7.01-8.00%                          7.36%                1,257         2.0          7.38%               1,449          2.3
   greater than or equal to 8.01%      8.49%                  390          .7          8.62%                 412           .7
                                                          -------       -----                            -------        -----
                                                           40,169        65.4%                            41,974         67.1%
                                                          -------       -----                            -------        -----
                                                         $ 61,457       100.0%                          $ 62,514        100.0%
                                                          =======       =====                            =======        =====

   *Includes noninterest-bearing deposits of $3.3 million at December 31, 1996 and $4.4 million at December 31, 1995.

   The aggregate amount of demand accounts, savings accounts and certificates of deposit with a minimum balance of $100,000 was approximately $8.7 million at December 31, 1996 and $8.9 million at December 31, 1995. Deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member.

   A summary of savings certificates by maturity at December 31, 1996 and 1995 is as follows:

                                                                  1996               1995
                                                               ----------         ----------
                                                                       (In Thousands)
                     1996                                        $   -              $ 27,628
                     1997                                          27,774              8,623
                     1998                                           7,331              1,822
                     1999                                           2,295              1,550
                     2000                                           1,456              1,288
                     2001                                             328               -
                  Thereafter                                          985              1,063
                                                                  -------            -------
                                                                 $ 40,169           $ 41,974
                                                                  =======            =======

   Interest expense on deposits is summarized as follows:

                                                                                 1996             1995             1994
                                                                               --------         --------         --------
                                                                                            (In Thousands)
          Demand Accounts                                                      $    127         $    120         $    123
          Ready Cash Accounts                                                       132              144              166
          Passbook Savings                                                          122              146              155
          Certificates of Deposits                                                2,146            2,102            1,660
                                                                                -------          -------          -------
                                                                               $  2,527         $  2,512         $  2,104
                                                                                =======          =======          =======

Note 11 - Pension Plan -

   The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at December 31:

                                                                                                                       1995
                                                                                                                     --------
                                                                                                                  (In Thousands)
          Actuarial Present Value of Benefit
            Obligations:
              Accumulated Benefit Obligation:
                 Vested                                                                                             $    729
                 Nonvested                                                                                               107
                                                                                                                     -------
                                                                                                                         836
          Effect of Projected Future Obligation                                                                          238
                                                                                                                     -------
          Projected Benefit Obligation for
            Service Rendered To Date                                                                                   1,074
          Plan Assets at Fair Value                                                                                      967
                                                                                                                     -------
          Projected Benefit Obligation in
            Excess of Plan Assets                                                                                       (107)
          Unrecognized Net Loss                                                                                          148
          Unrecognized Net Transition Amount                                                                              31
                                                                                                                     -------
              Prepaid Pension Benefit                                                                               $     72
                                                                                                                     =======

   Plan assets were primarily invested in U.S. Treasury Securities, U.S. Government Agencies and Mortgage-Backed Securities.

   The components of net pension expense for the years ended December 31, are as follows:

                                                                                 1996             1995              1994
                                                                               --------         --------          --------
                                                                                               (In Thousands)
          Service Cost-Benefits Earned During
            the Period                                                         $     16         $     40         $     41
          Interest Cost on Projected Benefit
            Obligation                                                             -                  70               63
          Actual Return on Plan Assets                                             -                 (83)             (18)
          Net Amortization and Deferral                                            -                  23              (41)
                                                                                -------          -------          -------
                   Net Pension Expense                                         $     16         $     50         $     45
                                                                                =======          =======          =======

       Assumptions used to develop the net periodic pension cost were:

                                                                                 1996              1995           1994
                                                                               --------          --------       --------
        Discount Rate                                                            7.50%             7.50%           7.25%
        Expected Long-Term Rate
           of Return on Assets                                                   8.00%             8.00%           8.00%
        Rate of Increase In
           Compensation Levels                                                   4.00%             4.00%           4.00%

   As of March 31, 1996, the Association terminated the defined benefit pension plan. Upon termination, employees either received a cash distribution or an annuity contract was purchased for the employees' accumulated benefits. The distribution of all plan assets was completed at December 31, 1996.

Note 12 - Income Taxes -

   The Company, Association and Subsidiary each file a separate federal income tax return on a calendar-year basis. In addition, state income tax returns are filed individually by the Company in accordance with state statutes.
   The reserve method of accounting for bad debt utilized by qualified thrift institutions pursuant to Code Section 593 was repealed for tax years beginning after December 31, 1995. Savings institutions are no longer permitted to make additions to their tax bad debt reserve under the percentage of taxable income method. Such institutions are permitted to use the experience method in lieu of deducting bad debts only as they occur.
   The $87,000 of excess reserves of the Association will be taken into account ratably over the six-year period beginning with the current year. This change in accounting method and reversal of excess bad debt reserves is adequately provided for in the Association's deferred tax liability.

   The components of consolidated income tax expense are:

                                                                                 1996             1995             1994
                                                                               --------         --------         --------
                                                                                             (In Thousands)
      Provision for Current Taxes                                              $    225         $    385         $    334
      Provision (Credit) for Deferred
         Taxes                                                                       (9)              33             -
                                                                                -------          -------          -------
                                                                               $    216         $    418         $    334
                                                                                =======          =======          =======

   Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent in 1996, 1995 and 1994 to income before income taxes as a result of the following:

                                                                                1996            1995              1994
                                                                              --------        --------           --------
                                                                                       (Dollars in Thousands)
       Expected Income Tax Expense at
         Federal Tax Rate                                                      $    233        $    424          $    296
       Amortization of Goodwill                                                       6               6                40
       Bad Debt                                                                    -               -                  (30)
       Other - Net                                                                  (23)            (12)               28
                                                                                -------         -------           -------
              Total Income Tax Expense                                         $    216        $    418          $    334
                                                                                =======         =======           =======
       Effective Tax Rate                                                          33.4%           33.4%             40.0%
                                                                                =======         =======           =======

   The deferred tax provision (credit) consists of the following timing differences:


                                                                                  1996            1995            1994
                                                                               --------         --------         --------
                                                                                              (In Thousands)
   Difference in Tax Bad Debt Deduction                                        $      2        $     28          $   -
   Depreciation for Tax Purposes in
       Excess of Book                                                                 3               2                 4
   Dividends/Redemptions on FHLB Stock                                                8               7              -
   Retirement Expense                                                                (1)             (4)               (4)
   ESOP Expense                                                                     (21)           -                 -
                                                                                -------         -------           -------
                                                                               $     (9)       $     33          $   -
                                                                                =======         =======           =======


   A deferred income tax liability of $151,000 and $160,000 is included in the liabilities section of the Statements of Condition at December 31, 1996 and 1995, respectively.

   The net deferred tax liability consists of the following components at December 31, 1996, 1995 and 1994:


                                                                                 1996             1995              1994
                                                                               --------         --------          --------
                                                                                            (In Thousands)
          Depreciation                                                         $    108        $    105          $    103
          FHLB Stock                                                                 47              39                32
          Retirement Expense                                                        (13)            (12)               (8)
          Provision for Loan Losses                                                  30              28              -
          ESOP Expense                                                              (21)           -                 -
                                                                                -------         -------           -------
                                                                               $    151        $    160          $    127
                                                                                =======         =======           =======


   Retained earnings at December 31, 1996 and 1995 include approximately $1 million at each date for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only.

Note 13 - Regulatory Capital Requirements -

   Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), the Association is required by law to maintain (I) core capital equal to at least 3% of adjusted total assets, (ii) tangible capital equal to at least 1.5% of adjusted total assets, and (iii) total capital equal to at least 8.0% of risk-weighted assets.

   The following is a reconciliation of GAAP capital to regulatory capital for the Association at December 31, 1996:


                                                                   TANGIBLE                CORE              RISK-BASED
                                                                   CAPITAL               CAPITAL               CAPITAL
                                                                 -----------           -----------           ----------
                                                                               (Dollars in Thousands)
   GAAP Capital                                                  $   10,563            $   10,563            $   10,563
   Additional Capital Items:
       General Valuation Allowances                                   -                     -                        61
                                                                  ---------             ---------             ---------
   Regulatory Capital - Computed                                     10,563                10,563                10,624
   Minimum Capital Requirement                                        1,114                 2,227                 2,819
                                                                  ---------             ---------             ---------
   Regulatory Capital - Excess                                   $    9,449            $    8,336            $    7,805
                                                                  =========             =========             =========
   Regulatory Capital as a
       Percentage                                                    14.23%                 14.23%                30.15%
   Minimum Capital Required as
       a Percentage                                                   1.50                   3.00                  8.00
                                                                     -----                  -----                 -----
   Regulatory Capital as a
       Percentage in Excess of
       Requirements                                                  12.73%                 11.23%                22.15%
                                                                     =====                  =====                 =====


   Based on these capital ratios, the Association meets the criteria for a "well capitalized" institution at December 31, 1996. The Association's management believes that under the current regulations, the Association will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's area, could adversely affect future earnings and consequently, the ability of the Association to continue to exceed its future minimum capital requirements.

Note 14 - Employee Stock Ownership Plan -

   The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who have completed one year of service and have attained age 21. The Company makes contributions to the ESOP to fund the ESOP's debt service. All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

   The note payable referred to in the preceding paragraph requires quarterly principal payments plus interest at 8.5%. Future principal payments are due as follows:





                                  (CONTINUED)

       During the year ending December 31:

                                                                                        (In Thousands)
       1997                                                                                $   67
       1998                                                                                    72
       1999                                                                                    79
       2000                                                                                    86
       2001                                                                                    93
       Due thereafter                                                                         202
                                                                                            -----
                                                                                           $  599
                                                                                            =====

   The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt of the Association and the shares pledged as collateral are reported as unearned compensation in equity. The Company's loan asset and the Association's debt liability eliminates in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $212,000 and $54,000 for the years ended December 31, 1996 and 1995, respectively.

   Shares of the Company held by the ESOP at December 31, 1996 and 1995 are as follows:

                                                                                         1996                    1995
                                                                                      -----------             -----------
                                                                                                 (In Thousands)
       Allocated shares                                                                      19                     -
       Shares released for allocation                                                       -                         4
       Unreleased shares                                                                     58                      73
                                                                                          -----                   -----
                                                                                             77                      77
                                                                                          =====                   =====
       Fair value of unreleased shares                                                   $  815                  $1,070
                                                                                          =====                   =====

Note 15 - Stock Option and Management Recognition Plans

   Stock Option Plans -

   The Company instituted two stock option plans during 1996. Under the 1996 Directors' Stock Option Plan, the Company may grant options to its non-employee directors up to 28,941 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Ninety percent of the options were granted on the date the Plan was approved by the stockholders of the Company, which was July 23, 1996. The remaining 2,901 shares will be granted after one year. The options become exercisable after six months from the grant date. Under the 1996 Key Employee Stock

   Compensation Program, the Company may grant both incentive and compensatory options to its officers and key employees for up to 67,529 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years for incentive options and 10 years and one month for compensatory options. Options are granted and vest at the discretion of the Program Administrators. The weighted average remaining contractual life of the granted options is 9.6 years.

   At December 31, 1996, shares available for grant under the 1996 Directors' Stock Option Plan and the 1996 Key Employee Stock Compensation Program amounted to 2,901, and 6,962, respectively.

   Management Recognition Plan -

   The Company instituted a Management Recognition Plan during 1996. Under the Plan, the Company may grant awards to its officers and key employees up to 38,588 shares of common stock. The awards are allocated at the discretion of the Compensation Committee. Shares vest at the rate of 20% on each annual anniversary date. At December 31, 1996, 32,847 shares were granted and 5,741 shares remain available for grant.

   The tables below summarize the activity in the Plans during 1996.

                     **1996 Directors' Stock Option Plan**

                                                                                         NON -                PRICE
                                                                       INCENTIVE       QUALIFIED            PER SHARE
                                                                       ---------       ---------           -----------
   Outstanding, December 31, 1995                                          -               -                    $  -

   Granted                                                                 -             26,040                  13.875
   Exercised                                                               -               -
                                                                         ------          ------
   Outstanding, December 31, 1996                                          -             26,040                  13.875
                                                                         ======          ======

   Exercisable, December 31, 1996                                          -               -                       -
                                                                         ======          ======




                **1996 Key Employee Stock Compensation Program**

                                                                                         NON -                PRICE
                                                                       INCENTIVE       QUALIFIED            PER SHARE
                                                                       ---------       ---------           -----------
   Outstanding, December 31, 1995                                          -               -                    $  -

   Granted                                                               38,364          22,203                  13.875
   Exercised                                                               -               -                       -
                                                                        -------          ------
   Outstanding, December 31, 1996                                        38,364          22,203                  13.875
                                                                        =======          ======

   Exercisable, December 31, 1996                                        38,364          22,203                    -
                                                                        =======          ======

                        **Management Recognition Plan**

                                                                                                                SHARES
                                                                                                               --------
   Outstanding, December 31, 1995                                                                                  -

   Granted                                                                                                       32,847
   Vested                                                                                                          -
                                                                                                                 ------
   Outstanding, December 31, 1996                                                                                32,847
                                                                                                                 ======

   Vested, December 31, 1996                                                                                       -
                                                                                                                 ======



   The Company applies APB Opinion 25 and related interpretations in accounting for its stock option and management recognition plans. Accordingly, no compensation cost has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value on the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                     (In Thousands)
       Net Income        As Reported                                       $ 430
                         Proforma                                          $ 364

       Primary Earnings
        Per Share        As Reported                                       $ .46
                         Proforma                                          $ .39

   Compensation cost recognized under SFAS No. 123, was established using the Black-Scholes model with the following assumptions: dividend yield of 4 percent, an expected life of the options of 1 year, expected volatility of 19 percent and risk-free interest rate of 5.56 percent.

Note 16 - Dividends and Earnings Per Share -

   During 1996, the Company declared dividends of $.075 per share to be paid to shareholders of record on March 15, 1996, June 15, 1996 and September 15, 1996 and $.10 per share to be paid to shareholders of record on December 15, 1996. The dividends were paid to shareholders on March 31, 1996, June
   30, 1996, September 30, 1996 and December 31, 1996, respectively.

   The Company also declared a special distribution of $2.00 per share to shareholders of record on June 15, 1996. The special distribution was paid on June 28, 1996. This special distribution was authorized by a favorable private letter ruling received from the Internal Revenue Service whereby the portion of the quarterly dividends and special distribution which exceeds the amount of the current or accumulated earnings and profits of Citisave Financial Corporation for 1996, the taxable year of the dividends and distribution, is not a dividend, and will reduce the shareholders adjusted basis in the stock of Citisave Financial Corporation. The amount of the dividends and distribution which has been determined to be nontaxable amounts to $2.30 per share.

Note 17 - SAIF Assessment -

   The deposits of the Association are currently insured by the SAIF, which is a federal deposit insurance fund that covers SAIF member institutions. On September 30, 1996, legislation was passed which required all SAIF member institutions to pay a one-time special assessment to recapitalize the SAIF. The one-time special assessment for the Association amounted to $414,000. Net of related tax benefits the one-time special assessment amounted to $273,000 or $.29 per share. The payment of such special assessment had the effect of immediately reducing the Association's capital by such amount. Nevertheless, the assessment did not have a material adverse effect on the Company.

Note 18 - Other Noninterest Expense -

   Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                                                1996              1995            1994
                                                                              --------          --------         --------
                                                                                              (In Thousands)
          Advertising                                                          $     89         $     45         $     77
          Goodwill Amortization                                                      17               17              124
          Other                                                                     255              106              128
                                                                                -------          -------          -------
                                                                               $    361         $    168         $    329
                                                                                =======          =======          =======

Note 19 - Off-Balance Sheet Instruments -

   The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Statement of Financial Condition.

   The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

   In the normal course of business, the Association has made commitments to extend credit of $3.9 million at December 31, 1996. This amount includes unfunded loan commitments aggregating $3.0 million and undisbursed lines of credit of $902,000.

   The Association has entered into agreements with third parties to sell loans that it originates. The Association may be required to repurchase a loan if it is in violation of certain representations and warranties during a specified period of time as stated in the agreement. The total amount of loans originated and sold to these parties that may be subject to repurchase amounted to $1.5 million and $3.1 million at December 31, 1996 and 1995, respectively. At December 31, 1996 no loans were required to be repurchased.

Note 20 - Fair Value of Financial Instruments -

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

   Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Securities - Fair value of securities held to maturity is based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.

   Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

   Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments to extend credit and standby letters of credit were not significant.

   The estimated approximate fair values of the Association's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                                               1996                              1995
                                                                      ------------------------         ------------------------
                                                                      CARRYING         FAIR            CARRYING          FAIR
                                                                       AMOUNT          VALUE            AMOUNT           VALUE
                                                                      --------        --------         --------        --------
                                                                                            (In Thousands)
    Financial Assets:
      Cash, Short-Term Investments
        and Federal Funds Sold                                        $  5,069       $  5,069         $  8,936        $  8,936
      Securities Held to Maturity                                       21,909         21,902           25,444          25,458
      Loans - Net                                                       45,193         44,988           41,710          41,803
                                                                       -------        -------          -------         -------

                                                                      $ 72,171       $ 71,959         $ 76,090        $ 76,197
                                                                       =======        =======          =======         =======
    Financial Liabilities:
      Deposits                                                        $ 61,457       $ 61,222         $ 62,514        $ 62,142
                                                                       =======        =======          =======         =======

Note 21 - Related Party Transactions -

   The Association has an outstanding note receivable from 665 Florida Street Corp. The balance on the note is $683,000 and $735,000 at December 31, 1996 and 1995, respectively. The interest rate charged is currently prime plus 1% on the outstanding principal balance at the end of the month.

   The Association leases office space to Roberts & Eastland. The lease is for a twelve month period and is renewed annually. Rent income for the years ended December 31, 1996, 1995 and 1994 amounted to $47,000 for each year.

   The ESOP borrowed $772,000 from the Company in order to acquire shares of the Company's stock (See Note 14). The dividends received from the Company on these shares are used to repay the debt. The balance of this note payable at December 31, 1996 and 1995 is $599,000 and $744,000,
   respectively. Dividends to the ESOP totaled $31,000 and $11,000 for the years ended December 31, 1996 and 1995, respectively. In addition, a special return of capital cash distribution which totaled $154,000 was paid to the ESOP during 1996. See Note 16 for further discussion.

Note 22 - Contingencies -

   In the normal course of business, the Association is involved in various legal proceedings. In the opinion of management, and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Association's financial statements.

Note 23 - Concentrations of Credit -

   The Association's business activities are primarily with customers in the Association's market area, which is East Baton Rouge Parish. The majority of such customers are depositors of the Association. The concentrations of credit by type of loan are shown in Note 3. The Association generally originates single-family residential loans within its primary lending area.

Note 24 - Segment Information -

   The Company owns 100% of the Association, a federally chartered stock savings and loan. The Company's operations relate primarily to its investment in the Association. The Association and its subsidiary own an 80% interest in an insurance agency. The subsidiary's operations relate totally to its investment in the insurance agency. Noninterest income of the subsidiary is the insurance agency commissions.

   Certain financial information concerning the Company, the Association and its subsidiary operations are as follows:

                                                COMPANY         ASSOCIATION        SUBSIDIARY        ELIMINATIONS         TOTALS
                                                -------         -----------        ----------        ------------         -------
                                                                                 (In Thousands)
Year ended December 31,
1996:
   Total Interest Income                        $   165            $ 5,389           $     8           $    (41)          $ 5,521
   Total Interest Expense                           -                2,569                64               (106)            2,527
   Provision for Loan Losses                        -                   35              -                  -                   35
   Noninterest Income                               418                638               724               (581)            1,199
   Noninterest Expense                              130              2,854               535                (47)            3,472
   Income Taxes                                      23                151                42               -                  216
   Minority Interest in
       Subsidiary                                   -                  -                 (40)              -                  (40)
                                                 ------             ------            ------            -------            ------
         Net Income                             $   430            $   418           $    51           $   (469)          $   430
                                                 ======             ======            ======            =======            ======



                                  (CONTINUED)

                                                COMPANY         ASSOCIATION        SUBSIDIARY        ELIMINATIONS         TOTALS
                                                -------         -----------        ----------        ------------         -------
                                                                                 (In Thousands)

   Depreciation and
     Amortization                               $   -              $    92           $    10           $   -              $   102
                                                 ======             ======            ======            =======            ======
   Property and Equipment
     Acquisitions                               $   -              $   740           $    36           $   -              $   776
                                                 ======             ======            ======            =======            ======
December 31, 1996:
  Total Assets                                  $12,276            $74,159           $   371           $(11,520)          $75,286
                                                 ======             ======            ======            =======            ======


Year ended December 31,
1995:
   Total Interest Income                        $    88           $  5,164           $     8           $    (30)          $ 5,230
   Total Interest Expense                           -                2,546                72               (102)            2,516
   Provision for (Recovery
       of) Loan Losses                              -                    1              -                   -                   1
   Noninterest Income                               775                608               690               (934)            1,139
   Noninterest Expense                               12              2,081               516                (47)            2,562
   Income Taxes                                      16                369                33                       -          418
   Minority Interest in
       Subsidiary                                   -                 -                  (37)              -                  (37)
                                                 ------            -------            ------            -------           -------
         Net Income                             $   835           $    775           $    40           $   (815)         $    835
                                                 ======            =======            ======            =======           =======

   Depreciation and
     Amortization                               $   -             $    101           $    10           $   -             $    111
                                                 ======            =======            ======            =======           =======

   Property and Equipment
     Acquisitions                               $   -             $     90           $     6           $   -             $     96
                                                 ======            =======            ======            =======           =======
December 31, 1995:
     Total Assets                               $ 9,112           $ 76,063           $   551           $ (7,508)         $ 78,218
                                                 ======            =======            ======            =======           =======





                                  (CONTINUED)

                                                                ASSOCIATION        SUBSIDIARY        ELIMINATIONS         TOTALS
                                                                -----------        ----------        ------------         -------
                                                                                 (In Thousands)

Year ended December 31,
1994:
   Total Interest Income                                          $  4,541           $     6           $    (61)         $  4,486
   Total Interest Expense                                            2,104                61                (61)            2,104
   Provision for (Recovery
     of) Loan Losses                                                    10              -                  -                   10
   Noninterest Income                                                  293               666                 13               972
   Noninterest Expense                                               1,925               595                (47)            2,473
   Income Taxes                                                        295                39               -                  334
   Minority Interest in
     Subsidiary                                                       -                  (37)              -                  (37)
                                                                   -------            ------            -------           -------
         Net Income                                               $    500           $   (60)          $     60          $    500
                                                                   =======            ======            =======           =======

   Depreciation and
     Amortization                                                 $     81           $   132           $   -             $    213
                                                                   =======            ======            =======           =======
   Property and Equipment
     Acquisitions                                                 $     96           $  -              $   -             $     96
                                                                   =======            ======            =======           =======

December 31, 1994:
    Total Assets                                                  $ 68,975           $   397           $   (247)         $ 69,125
                                                                   =======            ======            =======           =======

Note 25 - Financial Information - Parent Company Only -

   The financial statements for CitiSave Financial Corporation (Parent Company) are presented below:




                                 BALANCE SHEET

                           December 31, 1996 and 1995


                                                                                          1996                1995
                                                                                        ---------           ---------
                                                                                              (In Thousands)
       Assets:
          Cash                                                                           $     55           $  1,686
          Investment Securities                                                             1,000              1,994
          Investment in Subsidiary                                                         11,145             10,538
          Due from Subsidiary                                                                  38                 35
          Other Assets                                                                         38                 52
                                                                                          -------            -------

                Total Assets                                                             $ 12,276           $ 14,305
                                                                                          =======            =======

       Liabilities:
          Other Liabilities                                                              $      1           $     16
                                                                                          -------            -------

                Total Liabilities                                                               1                 16

          Stockholders' Equity:
          Common Stock                                                                         10                 10
          Additional Paid in Capital                                                        7,376              9,144
          Retained Earnings                                                                 6,020              5,879
          Less:   Unearned Compensation - MRP                                                (497)              -
                  Treasury Shares at Cost                                                     (35)              -
                  Note Receivable from ESOP                                                  (599)              (744)
                                                                                          -------            -------
                Total Stockholders' Equity                                                 12,275             14,289
                                                                                          -------            -------
                Total Liabilities and
                  Stockholders' Equity                                                   $ 12,276           $ 14,305
                                                                                          =======            =======

                              STATEMENT OF INCOME

                 for the years ended December 31, 1996 and 1995





                                                                                             1996              1995
                                                                                           --------          --------
                                                                                               (In  Thousands)
Income:
   Interest on Investment Securities                                                        $   103          $    58
   Interest on ESOP Note                                                                         62               30
                                                                                             ------           ------
          Total Income                                                                          165               88

Expenses:
   Operating Expenses                                                                           130               12
                                                                                             ------           ------
Income before Equity in Undistributed
   Net Income of Subsidiary                                                                      35               76

Equity in Undistributed Net Income
   of Subsidiary                                                                                418              775
                                                                                             ------           ------

      Net Income before Income Taxes                                                            453              851

Applicable Income Tax Expense                                                                    23               16
                                                                                             ------           ------

      Net Income                                                                            $   430          $   835
                                                                                             ======           ======

                            STATEMENT OF CASH FLOWS

                 for the year ended December 31, 1996 and 1995





                                                                                                 1996               1995
                                                                                               ---------          ---------
                                                                                                     (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                                                   $    430           $    835
   Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating Activities:
          Equity in Undistributed Net Income
          of Subsidiary                                                                             (418)              (775)
          Other                                                                                      (90)              -
          (Increase) Decrease in Receivable
            From Subsidiary                                                                           (3)               (35)
          (Increase) Decrease in Other Assets                                                         14                (52)
          Increase (Decrease) in Income Tax Payable                                                  (16)              -
          Increase (Decrease) in Other Liabilities                                                     1                 16
                                                                                                 -------            -------
              Net Cash Provided by (Used in) Operating
                   Activities                                                                        (82)               (11)

Cash Flows From Investing Activities:
   Maturities of Investment Securities                                                               994               -
   Purchase of Investment Securities                                                                -                (1,994)
   Investment in Subsidiary                                                                         -                (4,570)
                                                                                                 -------            -------
              Net Cash Provided by (Used in) Investing
                   Activities                                                                        994             (6,564)

Cash Flows From Financing Activities:
   Return of Capital Distribution                                                                 (1,929)              -
   Unallocated ESOP Shares Return of Capital
       Distribution                                                                                  100               -
   Payment Received on ESOP Note                                                                     145                 28
   Dividends Paid                                                                                   (289)              (134)
   Purchase of Treasury Stock                                                                        (35)              -
   Net Cash Proceeds from Sale of Stock                                                             -                 9,139
   Note Payable Issued on ESOP                                                                      -                  (772)
   Establishment of MRP                                                                             (535)              -
                                                                                                 -------            -------
                Net Cash Provided by (Used in) Financing
                  Activities                                                                      (2,543)             8,261
                                                                                                 -------            -------
Net Increase (Decrease) in Cash                                                                   (1,631)             1,686
Cash - Beginning of Year                                                                           1,686               -
                                                                                                 -------            -------
Cash - End of Year                                                                              $     55           $  1,686
                                                                                                 =======            =======

Note 26 - Event Subsequent to the Date of the Report of Independent
          Auditor -

     On March 26, 1997, the Company and the Association, entered into an Agreement and Plan of Merger ("Agreement") by and among Deposit Guaranty Corporation ("DGC"), CSF Acquisition Corporation, a Louisiana corporation and wholly owned subsidiary of DGC ("CSF Acquisition"), the Company and the Association, which provides for DGC's acquisition of all the issued and outstanding Common Stock, par value $.01 per share, of the Company. Under the terms of the Agreement, CSF Acquisition shall be merged with and into the Company and the Company shall be the surviving corporation. As a result of the merger, the Company will become a wholly owned subsidiary of DGC.

     Pursuant to the Agreement, upon the effective date of the Merger ("Effective Date"), each share of the Company Common Stock, other than those as to which the Company stockholders properly perfect their dissenters' rights under Louisiana law (if applicable), will be converted into the right to receive from DGC $20.50 in cash (the "Merger Price").
     In addition, pursuant to the Agreement, at or immediately prior to the Effective Date, each outstanding option to purchase the Company Common Stock issued by the Company ("CitiSave Option") shall be canceled, and each holder of any such CitiSave Option, whether or not then vested or exercisable, shall be entitled to receive from the Company at the Effective Date for each CitiSave Option an amount determined by multiplying (i) the excess of the Merger Price over the applicable exercise price per share of the stock option by (ii) the number of shares of the Company Common Stock subject to such CitiSave Option, subject to the execution by any such holder of instruments of cancellation as DGC may reasonably deem appropriate. At or immediately prior to the Effective Date, each outstanding award ("MRP Award") to acquire the Company Common Stock pursuant to the Company's 1996 Management Recognition Plan for Officers shall be canceled to the extent not previously vested, and each holder of any such unvested MRP Award shall be entitled to receive at or immediately prior to the Effective Date for each MRP Award an amount determined by multiplying (i) the Merger Price by (ii) the number of shares of unvested Company Common Stock subject to such MRP Award, subject to the execution by any such holder of such instruments of cancellation as DGC may reasonably deem appropriate.

     Consummation of the Merger is subject to the prior receipt of all necessary regulatory or governmental approvals and consents, the necessary approval of stockholders of the Company and certain closing conditions.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            DEPOSIT GUARANTY CORP.,

                             CSF ACQUISITION CORP.,

                         CITISAVE FINANCIAL CORPORATION

                                      And

                       CITIZENS SAVINGS ASSOCIATION, F.A.

                               Table of Contents


                                                                                              Page
                                                                                              ----
Article I.     THE HOLDING COMPANY MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
               1.01  Holding Company Merger.  . . . . . . . . . . . . . . . . . . . . . . . .   A-4
               1.02  Effective Date of the Holding Company Merger.  . . . . . . . . . . . . .   A-4
               1.03  Effect of the Holding Company Merger.  . . . . . . . . . . . . . . . . .   A-4
               1.04  Additional Actions.  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
               1.05  Conversion of CitiSave Shares and Options. . . . . . . . . . . . . . . .   A-5
               1.06  Exchange of Shares.    . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
               1.07  Shares of CSF Acquisition. . . . . . . . . . . . . . . . . . . . . . . .   A-7
               1.08  Tax Consequences.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7

Article II.    THE BANK MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7

Article III.   REPRESENTATIONS AND WARRANTIES OF CITIZENS AND
               CITISAVE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
               3.01  Corporate Organization.  . . . . . . . . . . . . . . . . . . . . . . . .   A-8
               3.02  Capitalization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
               3.03  Investments; No Subsidiaries.  . . . . . . . . . . . . . . . . . . . . .   A-9
               3.04  Loan Portfolio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
               3.05  Authority; No Violation. . . . . . . . . . . . . . . . . . . . . . . . .   A-10
               3.06  Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . .   A-10
               3.07  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . .   A-10
               3.08  No Broker's Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
               3.09  Title to Properties; Encumbrances. . . . . . . . . . . . . . . . . . . .   A-11
               3.10  No Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . .   A-12
               3.11  Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . .   A-12
               3.12  Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
               3.13  Trademarks; Trade Names. . . . . . . . . . . . . . . . . . . . . . . . .   A-14
               3.14  Compliance with Applicable Law.  . . . . . . . . . . . . . . . . . . . .   A-14
               3.15  Absence of Questionable Payments.  . . . . . . . . . . . . . . . . . . .   A-15
               3.16  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-15
               3.17  Powers of Attorney; Guarantees.  . . . . . . . . . . . . . . . . . . . .   A-15
               3.18  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-15
               3.19  Benefit and Employee Matters.  . . . . . . . . . . . . . . . . . . . . .   A-17
               3.20  Contracts and Commitments; No Default  . . . . . . . . . . . . . . . . .   A-18
               3.21  Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-19
               3.22  Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-20
               3.23  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   A-20
               3.24  Contract Termination Provisions  . . . . . . . . . . . . . . . . . . . .   A-21
               3.25  Financial Institutions Bond  . . . . . . . . . . . . . . . . . . . . . .   A-21

Article IV.    REPRESENTATIONS AND WARRANTIES OF DGC AND CSF
               ACQUISITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-21
               4.01  Corporate Organization.  . . . . . . . . . . . . . . . . . . . . . . . .   A-21
               4.02  Authority; No Violation. . . . . . . . . . . . . . . . . . . . . . . . .   A-22
               4.03  Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . . .   A-22

Article V.     COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-23
               5.01  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . .   A-23
               5.02  Limitation on Actions. . . . . . . . . . . . . . . . . . . . . . . . . .   A-24
               5.03  Current Information. . . . . . . . . . . . . . . . . . . . . . . . . . .   A-24
               5.04  Access to Properties and Records; Confidentiality. . . . . . . . . . . .   A-25
               5.05  Interim Financial Statements.  . . . . . . . . . . . . . . . . . . . . .   A-25
               5.06  Regulatory Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-26
               5.07  Approval of Shareholders.  . . . . . . . . . . . . . . . . . . . . . . .   A-26
               5.08  Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-26
               5.09  Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . .   A-26
               5.10  Benefits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-27
               5.11  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-27
               5.12  CitiSave ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-28
               5.13  CitiSave Stock Option Plans and MRP  . . . . . . . . . . . . . . . . . .   A-29

Article VI.    CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-30
               6.01  Conditions to Each Party's Obligations under this Agreement. . . . . . .   A-30
               6.02  Conditions to the Obligations of DGC and CSF Acquisition under
                     this Agreement.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-30
               6.03  Conditions to the Obligations of Citizens and CitiSave under
                     this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-33

Article VII.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-35
               7.01  Time and Place.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-35
               7.02  Deliveries at the Closing. . . . . . . . . . . . . . . . . . . . . . . .   A-35

Article VIII.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-36
               8.01  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-36
               8.02  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . .   A-36

Article IX.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-37
               9.01  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-37
               9.02  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-37
               9.03  Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .   A-38
               9.04  Amendment, Extension and Waiver. . . . . . . . . . . . . . . . . . . . .   A-38
               9.05  Complete Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-38
               9.06  Non-Survival of Representations and Warranties . . . . . . . . . . . . .   A-39
               9.07  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-39
               9.08  Governing Law.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-39
               9.09  Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-39

                          AGREEMENT AND PLAN OF MERGER


           This AGREEMENT AND PLAN OF MERGER, dated as of March 26, 1997, by and among CitiSave Financial Corporation ("CitiSave"), a corporation organized under the laws of the State of Louisiana, and its wholly-owned subsidiary Citizens Savings Association, F.A. ("Citizens"), a federally chartered stock savings and loan association organized under the laws of the United States, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi, and its wholly-owned subsidiary CSF Acquisition Corp. ("CSF Acquisition"), a corporation organized under the laws of Louisiana, each acting pursuant to a resolution of its Board of Directors.

           In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that CSF Acquisition shall be merged into CitiSave (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement.

                                      I.

                           THE HOLDING COMPANY MERGER

           1.01 Holding Company Merger. In accordance with the applicable provisions of the Louisiana Business Corporation Law ("LBCL"), CSF Acquisition shall be merged with and into CitiSave pursuant to a certificate of merger substantially in the form attached as Exhibit A and executed and acknowledged at the appropriate time in the manner required by law; the separate existence of CSF Acquisition shall cease; and CitiSave shall be the corporation surviving the Holding Company Merger.

           1.02 Effective Date of the Holding Company Merger. The Holding Company Merger shall become effective on the date (the "Effective Date") set forth in the certificate of merger filed in the office of the Secretary of State of Louisiana.

           1.03 Effect of the Holding Company Merger. On the Effective Date, (i) the separate existence of CSF Acquisition shall cease and CSF Acquisition shall be merged with and into CitiSave, (ii) CitiSave shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by CSF Acquisition, (iii) CitiSave shall be responsible for all of the liabilities and obligations of CSF Acquisition in the same manner as if CitiSave had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with CSF Acquisition, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation of CitiSave, (v) the Bylaws of CSF Acquisition shall become the Bylaws of CitiSave, (vi) the Holding Company Merger will affect the tenure in office of all officers and directors of CitiSave and the existing officers and directors of CSF Acquisition shall succeed to such positions with CitiSave solely by virtue of the Holding Company Merger, and (vii) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Louisiana law.

           1.04 Additional Actions. If, at any time after the Effective Date, CitiSave shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in CitiSave, title to or the possession of any property or right of CSF Acquisition acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, CSF Acquisition and its proper officers and directors shall be deemed to have granted to CitiSave an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in CitiSave and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of CitiSave are fully authorized in the name of CSF Acquisition to take any and all such action.

           1.05      Conversion of CitiSave Shares and Options.

           (a) Each share of common stock, $.01 par value, of CitiSave (the "CitiSave Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of CitiSave Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares") in the event such rights are available under the LBCL, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive $20.50 in cash per share (the "Merger Price"), payable to the holder thereof without interest thereon, upon the surrender of the certificate formerly representing such share of CitiSave Common Stock.

           (b) At or immediately prior to the Effective Date, each outstanding option to purchase CitiSave Common Stock issued by CitiSave set forth on Schedule 3.02 hereof ("CitiSave Option") shall be canceled, and each holder of any such CitiSave Option shall be entitled to receive at or immediately prior to the Effective Date for each CitiSave Option an amount determined by multiplying (i) the excess of the Merger Price over the applicable exercise price per share of such option by (ii) the number of shares of CitiSave Common Stock subject to such CitiSave Option ("Option Consideration"). The payment of the consideration referred to in the immediately preceding sentence to holders of CitiSave Options shall be subject to the execution by any such holder of such instruments of cancellation as DGC may reasonably deem appropriate. In no event shall the amount paid by CitiSave in settlement of CitiSave Options exceed $573,772 in the aggregate.

           (c) At or immediately prior to the Effective Date, each outstanding award ("MRP Award") to acquire CitiSave Common Stock pursuant to CitiSave's 1996 Management Recognition Plan for Officers (the "MRP") set forth on Schedule 3.02 shall be cancelled to the extent not previously vested, and each holder of any such unvested MRP Award shall be entitled to receive at or immediately prior to the Effective Date for each MRP Award an amount determined by multiplying (i) the Merger Price by (ii) the number of shares of unvested CitiSave Common Stock subject to such MRP Award ("MRP Consideration"). The payment of the consideration referred to in the immediately preceding sentence to holders of MRP Awards shall be subject to the execution by any such holder of such instruments of cancellation as DGC may reasonably deem appropriate. In no event shall the aggregate MRP Consideration exceed $673,364.

           1.06      Exchange of Shares.

           (a) Within five business days after the Effective Date, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of CitiSave Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) the consideration set forth in Section 1.05 hereof, without any interest thereon, and the Certificate so surrendered shall forthwith be canceled. Lost Certificates shall be treated in accordance with the existing procedures of CitiSave.

           (b) If payment is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

           (c) At the Effective Date, DGC shall deposit, or cause to be deposited, in trust with the Exchange Agent the aggregate Merger Price to which holders of shares of CitiSave Common Stock shall be entitled at the Effective Date pursuant to Section 1.05 hereof

           (d) Promptly following the date which is twelve months after the Effective Date, the Exchange Agent shall deliver to CitiSave all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of CitiSave Common Stock may surrender such Certificate to CitiSave and (subject to (2) applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Price, without any interest or dividends thereon.

           (e) After the Effective Date, there shall be no transfers on the stock transfer books of CitiSave of the shares of CitiSave Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged as provided in this Article I.

           (f) From and after the Effective Date, the holders of Certificates evidencing ownership of shares of CitiSave Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable law.

           (g) Notwithstanding anything to the contrary in this Section 1.06, neither the Exchange Agent, DGC, nor CitiSave shall be liable to a holder of a Certificate formerly representing shares of CitiSave Common Stock for any amount properly paid to a public official pursuant to an applicable property, escheat or similar law.

           1.07 Shares of CSF Acquisition. Each share of common stock, $1.00 par value, of CSF Acquisition (the "CSF Acquisition Common Stock") issued and outstanding immediately prior to the Effective Date, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into one (1) share of CitiSave Common Stock.

           1.08 Tax Consequences. It is intended that the Holding Company Merger shall constitute a qualified stock purchase by DGC within the meaning of
Section 338(d)(3) of the Internal Revenue Code of 1986, as amended (the
"Code").

                                     II.

                                THE BANK MERGER

           DGC and CitiSave shall take all action necessary and appropriate, including causing the entering into of a merger agreement by Citizens, or its successor, and a subsidiary bank of DGC (the "Bank Merger Agreement"), to cause Citizens to convert to a national bank in the discretion of DGC, and to merge with and into a subsidiary bank of DGC (the "Bank Merger"), after consummation of the Holding Company Merger and the merger of CitiSave with and into Deposit Guaranty Louisiana Corp., a wholly-owned subsidiary of DGC, in accordance with the applicable laws of the United States and Regulations of the Office of the Comptroller of the Currency (the "OCC") and the Office of Thrift Supervision (the "OTS") thereunder.

                                      III.

                       REPRESENTATIONS AND WARRANTIES OF
                             CITIZENS AND CITISAVE

           Citizens and CitiSave hereby make the following representations and warranties to DGC and CSF Acquisition:

           3.01      Corporate Organization.

           (a) Citizens is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States. Citizens' deposits are insured under the provisions of the Federal Deposit Insurance Act, as amended. Citizens has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Citizens' wholly-owned subsidiary 665 Florida Street Corp. ("FS Corp.") is an 80% partner in Roberts & Eastland ("R & E"), an insurance agency (collectively the "Citizens Subsidiaries"). FS Corp. is a duly organized and validly existing corporation and is in good standing under the laws of the State of Louisiana. R & E is a validly existing partnership and is in good standing under the laws of the State of Louisiana. Each of the Citizens Subsidiaries has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. All shares of capital stock of FS Corp. are validly issued and outstanding, fully paid, and non-assessable, and FS Corp. is wholly-owned by Citizens. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock of FS Corp., and there are no instruments or securities of any kind that are convertible into shares of the capital stock of FS Corp. Except as set forth on Schedule 3.01, none of the Citizens Subsidiaries is party to any joint venture or partnership.

           (b) CitiSave is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. CitiSave is a registered thrift holding company under the Savings and Loan Holding Company Act. CitiSave has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

           3.02      Capitalization.

           (a) The authorized capital stock of Citizens consists of 10,000,000 shares of common stock, $.01 par value (the "Citizens Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value (the "Citizens Preferred Stock"). At the close of business on December 31, 1996, there were 1,000 shares of Citizens Common Stock issued and outstanding, no shares were held in Citizens' treasury, and no shares of Citizens Preferred Stock were issued and outstanding. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Citizens

Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, Citizens has not issued any additional shares of Citizens Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Citizens Common Stock or any security representing the right to purchase or otherwise receive any Citizens Common Stock. CitiSave has good, valid and marketable title to the Citizens Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever.

           (b) The authorized capital stock of CitiSave consists of 10,000,000 shares of CitiSave Common Stock and 5,000,000 shares of serial preferred stock, $.01 par value (the "CitiSave Preferred Stock"). At the close of business on December 31, 1996, there were 962,207 shares of CitiSave Common Stock issued and outstanding, 2,500 shares of CitiSave Common Stock were held in CitiSave's treasury, and no shares of CitiSave Preferred Stock were issued and outstanding. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of CitiSave Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, CitiSave has not issued any additional shares of CitiSave Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CitiSave Common Stock or any security representing the right to purchase or otherwise receive any CitiSave Common Stock.

           3.03 Investments; No Subsidiaries. The "CitiSave Consolidated Group," as such term is used in this Agreement, consists of CitiSave, Citizens and FS Corp. Except as set forth on Schedule 3.03 hereof, neither Citizens, CitiSave nor FS Corp. has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Citizens may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

           3.04 Loan Portfolio. All loans, discounts and financing leases (in which any member of the CitiSave Consolidated Group is lessor) reflected on the CitiSave Latest Balance Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the CitiSave Consolidated Group, (b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in
Schedule 3.04 hereto is a true and complete list of all real property in which Citizens has an interest as creditor or mortgagee in an amount greater than $50,000 as of March 14, 1997. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by Citizens with an unpaid balance of $25,000 or more in which a material default has occurred as of March 14, 1997. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

           3.05 Authority; No Violation. Each of Citizens and CitiSave has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Citizens have been duly and validly approved by the Board of Directors of Citizens, and, except for approval by CitiSave as the sole shareholder of Citizens, no other corporate proceedings on the part of Citizens are necessary to consummate the transactions so contemplated. The Board of Directors of CitiSave has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by CitiSave, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of CitiSave are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Citizens and CitiSave and constitutes a valid and binding obligation of Citizens and of CitiSave enforceable against each in accordance with its terms, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           3.06      Consents and Approvals.  Except as set forth in Schedule
3.06 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Citizens and CitiSave any third party is necessary in connection with (i) the execution and delivery by Citizens or CitiSave of this Agreement, or (ii) the consummation by CitiSave or Citizens of the Holding Company Merger and the other transactions contemplated hereby.

           3.07      Financial Statements.   CitiSave has filed all required
reports, schedules, forms, statements and other documents with the SEC since July 14, 1995 (the "CitiSave SEC Documents"), complete copies of which have been provided to DGC. The CitiSave SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CitiSave SEC Documents, and none of the CitiSave SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date. The CitiSave financial statements included in the CitiSave SEC Documents have been audited by Hannis T. Bourgeois & Co., independent public accountants (in the case of the CitiSave audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly, in all material respects, the financial position of CitiSave and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the CitiSave interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The CitiSave interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither CitiSave nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included in the CitiSave audited financial statements as of and for the year ended December 31, 1996 (the "CitiSave Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the CitiSave Latest Balance Sheet in the ordinary course of business.

           3.08 No Broker's Fees. Except as fully described and set forth in Schedule 3.08 hereto, neither Citizens, CitiSave nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

           3.09      Title to Properties; Encumbrances.  Except as set forth in
Schedule 3.09 hereto, Citizens and CitiSave have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and
(b) all other properties and assets reflected in the CitiSave Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets, liens for current taxes and assessments not in default, minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Citizens or CitiSave. All personal property material to the business, operations or financial condition of Citizens or CitiSave, and all buildings, structures and fixtures used by Citizens or CitiSave in the conduct of their businesses, are in good operating condition and repair (ordinary wear and tear excepted). Except as set forth in Schedule 3.09 hereto, neither Citizens nor CitiSave has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or Citizens' or CitiSave's use thereof.

           3.10      No Undisclosed Liabilities.  Except as set forth in
Schedule 3.10 hereto, as of the date hereof neither Citizens nor CitiSave has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the CitiSave Latest Balance Sheet or disclosed in the notes thereto or (ii) incurred since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice.

           3.11      Absence of Certain Changes or Events.

           (a) Except as set forth in Schedule 3.11 hereto, since the date of the CitiSave Latest Balance Sheet, there has not been:

                    (i) any material adverse change in the business, operations, properties, assets or financial condition of Citizens and CitiSave, considered as a whole, or any event which has had or will have a material adverse effect, excluding changes resulting from or attributable to the payment of (a) investment banking fees as set forth in Schedule 3.08 hereto and (b) cash in settlement of outstanding stock options and MRP Awards pursuant to Section 1.05 hereof ("Material Adverse Change");

                    (ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Citizens or CitiSave or any of their subsidiaries (whether or not covered by insurance);

                    (iii) any increase of more than ten percent (10%) in the compensation payable by Citizens or CitiSave to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $25,000 per annum (excluding increases in compensation resulting from the vesting of shares of CitiSave Common Stock awarded prior to the date of this Agreement pursuant to CitiSave's MRP or from the exercise of CitiSave Options granted prior to the date of this Agreement), or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar payment or arrangement made or agreed to by Citizens or CitiSave for the benefit of any such director, officer, agent, consultant or employee;

                    (iv) any change in any method of accounting or accounting practice of Citizens or CitiSave;

                    (v) any loan in excess of $25,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Citizens or CitiSave as uncollectible; or

                    (vi) any agreement or understanding, whether in writing or otherwise, of Citizens or CitiSave to do any of the foregoing.

               (b) Except as set forth in Schedule 3.11 hereto, since the date of the CitiSave Latest Balance Sheet, neither Citizens nor CitiSave has:

                    (i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000 (except that shares of CitiSave Common Stock may be issued upon the exercise of CitiSave Options which were granted prior to the date of this Agreement);

                    (ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $25,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the CitiSave Latest Balance Sheet and current liabilities incurred since the date of the CitiSave Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

                    (iii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, except regular quarterly cash dividends of $.10 per share by CitiSave to its stockholders as permitted by Section 5.01(f) and except dividends by Citizens to CitiSave to the extent necessary to pay necessary and routine expenses of CitiSave (including expenses relating to the transactions contemplated by this Agreement) or to fund regular dividends by CitiSave to its stockholders to the extent permitted by
           Section 5.01(f) hereof;

                    (iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                    (v) sold, assigned or transferred any of its assets (real, personal or mixed, tangible or intangible), canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

                    (vi) sold, assigned, transferred or permitted to lapse any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

                    (vii) paid any amounts or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Citizens, CitiSave or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any such person, has any direct or indirect interest;





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
                    (viii) entered into any collective bargaining agreement; or

                    (ix) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

           3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Citizens or CitiSave, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Citizens' or CitiSave's financial obligations under such lease, its rental payments, expiration date and renewal terms. Except as set forth in Schedule 3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms; (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; and (c) neither Citizens nor CitiSave is a lessee under a lease having an unexpired term greater than 36 months that requires Citizens or CitiSave to make payments for the use of any property at rates currently higher than prevailing market rates for similar properties in the localities where such properties are located.

           3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Citizens or CitiSave or in which they have any interest. Citizens and CitiSave own, or have the right to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Citizens or CitiSave does not infringe on the rights of any person.

           3.14     Compliance with Applicable Law.

           (a) Citizens and CitiSave hold, and have at all times held, all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default or the failure to hold such license, franchise, permit or authorization could result in a material limitation on the conduct of Citizens' or CitiSave's business, or could cause Citizens or CitiSave to incur a substantial financial penalty); and, except as set forth in Schedule 3.14





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hereto, neither Citizens nor CitiSave has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

           (b) CitiSave has filed all reports that it was required to file with the SEC under the Exchange Act, all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

           3.15 Absence of Questionable Payments. Citizens and CitiSave have not, and, to the knowledge of Citizens or CitiSave, no director, officer, agent, employee, consultant or other person acting on behalf of Citizens or CitiSave has, (a) used any Citizens or CitiSave corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Citizens or CitiSave corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Citizens or CitiSave.

           3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Citizens or CitiSave or in which Citizens or CitiSave is named as the insured party. All such policies are valid, outstanding and enforceable and will remain in full force and effect at least through the consummation of the transactions contemplated by this Agreement. Such insurance with respect to Citizens' and CitiSave's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the State of Louisiana and are adequate for the conduct of Citizens' and CitiSave's businesses. Except as set forth in Schedule 3.16 hereto, neither Citizens nor CitiSave has been refused any insurance nor have their coverages been limited by any insurance carrier to which they have applied for insurance or with they have carried insurance during the last five years.

           3.17     Powers of Attorney; Guarantees.  Except as set forth in
Schedule 3.17 hereto, other than in the ordinary course of business neither Citizens nor CitiSave has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

           3.18 Tax Matters. Citizens and CitiSave make the following representations with respect to tax matters:

           (a) For purposes of this Section, the following definitions shall apply:





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
           (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government since January 1, 1991, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the CitiSave Consolidated Group is required to pay, withhold or collect.

           (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes since January 1, 1991, including information returns or reports with respect to backup withholding and other payments to third parties.

           (b) To the knowledge of the CitiSave Consolidated Group, all Returns required to be filed by or on behalf of members of the CitiSave Consolidated Group have been duly filed and, to the knowledge of the CitiSave Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the CitiSave Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the CitiSave Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the CitiSave Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the CitiSave Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

           (c) The Returns of the CitiSave Consolidated Group have not been audited by a government or taxing authority, nor to the knowledge of the CitiSave Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the CitiSave Consolidated Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the CitiSave Consolidated Group, and no member of the CitiSave Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the CitiSave Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the CitiSave Consolidated Group, has such event been asserted or threatened against any member of





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
the CitiSave Consolidated Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the CitiSave Consolidated Group.

           3.19     Benefit and Employee Matters.

           (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by CitiSave or Citizens, for the benefit of any of the present or former directors, officers, or other employees of Citizens and CitiSave.
Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the CitiSave Consolidated Group. Except as set forth in Schedule 3.19(a) hereto, neither Citizens nor CitiSave maintains or contributes to any "employee benefit plan," as such term is defined in Section 3 of ERISA. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Citizens or CitiSave (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Citizens Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the CitiSave Consolidated Group has maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the CitiSave Consolidated Group, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to CitiSave, Citizens, DGC or CSF Acquisition. No member of the CitiSave Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under
Section 4980B of the Code.

           (b) Except as set forth in Schedule 3.19(b) hereto, since January 1, 1991, neither Citizens nor CitiSave has been or is a party to any collective bargaining or other labor contract. Since January 1, 1991, there has not been, there is not presently pending or existing, and there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Citizens or CitiSave relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting Citizens or CitiSave or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Citizens and CitiSave, and no such action is contemplated by Citizens and CitiSave. Citizens and CitiSave have complied in all respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. Neither Citizens nor CitiSave





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
is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

           3.20     Contracts and Commitments; No Default.

           (a) The following information relating to Citizens and CitiSave has been made available to DGC or CSF Acquisition:

                    (i) the name of each financial institution with which Citizens or CitiSave has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

                    (ii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Citizens or CitiSave is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, accompanied by originals or certified copies thereof and all amendments or modifications of any thereof;

                    (iii) any loans, including any other credit arrangements by Citizens, to any holder of ten percent (10%) or more of CitiSave Common Stock, to any of Citizens' or CitiSave's directors or executive officers, to any members of the immediate families of any of Citizens' or CitiSave's directors or executive officers or to any corporation, firm or other organization in which any of such directors or executive officers has a financial interest; and

                    (iv) any pending application, including any documents or materials relating thereto, which has been filed by Citizens or CitiSave with any federal or state regulatory authority in order to obtain the approval of such federal or state regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

           (b) Except as set forth in Schedule 3.20 hereto, neither Citizens nor CitiSave is a party to or bound by, nor have any bids or proposals been made by or to Citizens or CitiSave with respect to, any written or oral, express or implied:

                    (i) contract relating to the matters referred to in paragraph (a) above;

                    (ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                    (iii) collective bargaining or union contract or agreement;

                    (iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $50,000;

                    (v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

                    (vi) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve
           (12) months (including periods covered by any option to renew by either party);

                    (vii) contract containing covenants purporting to limit its freedom to compete; or

                    (viii) contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

           (c) Citizens and CitiSave have performed all the obligations required to be performed by them under any contract, agreement, arrangement, commitment or other instrument to which they are a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Citizens or CitiSave, which default would have a material adverse effect on the business, operations, properties, assets or financial condition of CitiSave and Citizens considered as a whole, and neither Citizens nor CitiSave has received notice of any such default, nor has Citizens or CitiSave knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

           3.21     Disclosure.

           (a) All facts material to the business, operations, properties, assets, liabilities (contingent or otherwise) financial condition and prospects of Citizens and CitiSave considered as a whole have been disclosed to DGC and CSF Acquisition in writing in or pursuant to this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or CSF Acquisition pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC or CSF Acquisition.





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
           (b) The Schedules referenced in this Article III set forth, among other things, exceptions to the representations and warranties in this
Article III. While CitiSave and Citizens used their best efforts to identify in the Schedules the particular representation or warranty to which each such exception relates, each such exception shall be deemed disclosed for purposes of all representations and warranties in this Article III. The mere inclusion of an exception in a Schedule shall not be deemed an admission by CitiSave and Citizens that such exception represents a material fact, event or circumstance.

           3.22 Litigation. Except as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of CitiSave or Citizens, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting CitiSave or Citizens or any of their subsidiaries or any of the directors, officers, or employees of the foregoing, and to the knowledge of CitiSave or Citizens no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on CitiSave and Citizens, considered as a whole. Neither CitiSave or Citizens nor any of their subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

           3.23     Environmental Matters.

           (a) To the best knowledge of each, CitiSave and Citizens are, and since January 1, 1991 have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment ("Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Louisiana Environmental Quality Act, La. R.S. 30: 2001 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

           (b) To the best knowledge of each, all property owned, leased, operated or managed by CitiSave or Citizens, or in which CitiSave or Citizens has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by CitiSave or Citizens, a mortgagor, or any other person), are, and since January 1, 1991 have been, in compliance with all applicable Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

           (c) To the best knowledge of each, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which CitiSave or Citizens or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

           (d) To the best knowledge of each, there has been no release or threatened release of a Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole.

           3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule 3.24 hereto, all contracts between Citizens or CitiSave and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC, CSF Acquisition or Citizens following the Holding Company Merger, upon no more than thirty (30) days' written notice to the employee or independent contractor.

           3.25 Financial Institutions Bond. Since January 1, 1991, CitiSave and Citizens have continuously maintained in full force and effect one or more financial institutions bonds insuring CitiSave and Citizens against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date and CitiSave is not aware of any fact or condition presently existing which forms the basis of a claim under any such bond. CitiSave and Citizens have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that CitiSave and Citizens make no representation as to the effect of this Agreement, the Holding Company Merger, or the Bank Merger on their present financial institutions bond or bonds.

                                      IV.

           REPRESENTATIONS AND WARRANTIES OF DGC AND CSF ACQUISITION

           DGC and CSF Acquisition represent and warrant to Citizens and CitiSave as follows:

           4.01 Corporate Organization. DGC and CSF Acquisition are corporations duly organized, validly existing and in good standing under the laws of the States of Mississippi and Louisiana, respectively. DGC and CSF Acquisition, respectively, have the corporate power and authority to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

           4.02     Authority; No Violation.

           (a) DGC and CSF Acquisition, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC and CSF Acquisition, or a majority thereof, and DGC as the sole shareholder of CSF Acquisition, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, no other corporate proceedings on the part of DGC or CSF Acquisition are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC and CSF Acquisition and constitutes a valid and binding obligation of each of DGC and CSF Acquisition, enforceable in accordance with its terms.

           (b) Neither the execution and delivery of this Agreement by DGC or CSF Acquisition, nor the consummation by DGC or CSF Acquisition of the transactions contemplated hereby, nor compliance by DGC or CSF Acquisition with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC or CSF Acquisition, (ii) to the best knowledge of DGC and CSF Acquisition violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC, CSF Acquisition, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC and CSF Acquisition violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC, CSF Acquisition, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DGC, CSF Acquisition, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Schedule 4.03 hereto, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, CSF Acquisition, or any of their respective subsidiaries.

           4.03 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the SEC and the Federal Reserve Board, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (i) the execution and delivery by DGC and CSF Acquisition of this Agreement or (ii) the consummation of the Holding Company Merger.

                                       V.

                            COVENANTS OF THE PARTIES

           5.01 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective Date:

           (a) Citizens and CitiSave will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

           (b) Neither CitiSave nor Citizens shall (i) increase by more than ten percent (10%) the compensation payable by Citizens or CitiSave to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum (excluding increases in compensation resulting from the vesting of shares of CitiSave Common Stock awarded prior to the date of this Agreement pursuant to CitiSave's MRP or from the exercise of CitiSave Options granted prior to the date of this Agreement), (ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, except as set forth in Schedule 3.11 hereto, or (iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee.

           (c) Neither CitiSave nor Citizens shall sell or dispose of material assets except in the ordinary course of business.

           (d) Neither CitiSave nor Citizens shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

           (e) Neither Citizens nor CitiSave shall authorize or issue any additional shares of any class of its capital stock (except that shares of CitiSave Common Stock may be issued upon the exercise of CitiSave Options which were granted prior to the date of this Agreement) or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Citizens or CitiSave otherwise authorize or affect any change in its capitalization.

           (f) No dividends shall be paid by Citizens to CitiSave except as set forth in Section 3.11(b)(iii) hereto. CitiSave shall not pay any dividends to its stockholders, other than regular quarterly cash dividends on the CitiSave Common Stock of $.10 per share for the first two quarters of 1997, which may be paid at the regular times, and dividends of $.10 per share for each additional full calendar quarter completed on or prior to the Effective Date to be paid after completion of the full calendar quarter.

           (g) CitiSave and Citizens shall not make any change in any of their accounting policies or practices, unless required by generally accepted accounting principles, or take any action which would have a material adverse effect on the Holding Company Merger or the Bank Merger.

           (h) CitiSave and Citizens shall not incur any liability for borrowed money except extensions of credit from the Federal Home Loan Bank of Dallas (in which no single transaction shall exceed $5,000,000) and otherwise in the ordinary course of their banking business or place upon or permit any lien or encumbrance upon any of their properties or assets, except liens of the type permitted in the exceptions to Section 3.09.

           5.02 Limitation on Actions. Prior to the Effective Date or until the termination of this Agreement, CitiSave shall not, without the prior approval of the chief executive officer of DGC,

           (a) solicit or encourage inquiries or proposals with respect to; or

           (b) furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, CitiSave or any subsidiary thereof, or any business combination with CitiSave or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above. Notwithstanding the foregoing, CitiSave, after written notice to DGC, may furnish information in response to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, the Board of Directors of CitiSave determines in good faith based on the advice of legal counsel that the failure to furnish information in response to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of their fiduciary duties under applicable Louisiana law. If (i) CitiSave furnishes information to or enters into discussions or negotiations with another party prior to December 31, 1997, and (ii) CitiSave enters into a definitive agreement with such party prior to June 30, 1998, then CitiSave shall pay DGC a fee of $500,000.

           Citizens and CitiSave agree to notify DGC by telephone within twenty-four hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, the OTS, or other governmental authority with respect to a proposed acquisition of Citizens or CitiSave by another party.

           5.03 Current Information. During the period from the date of this Agreement to the Effective Date, Citizens and CitiSave will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loans (including loan applications),
(iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Citizens and CitiSave will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

           5.04     Access to Properties and Records; Confidentiality.

           (a) For purposes of allowing DGC and CSF Acquisition and their counsel to prepare regulatory submissions, and for other relevant purposes, Citizens and CitiSave shall permit DGC reasonable access to their properties during normal business hours, and shall disclose and make available to DGC and its agents all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Mergers. No member of the CitiSave Consolidated Group shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

           (b) All information furnished by any member of the CitiSave Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, DGC and CSF Acquisition shall return to CitiSave all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Mergers are abandoned and shall not apply to (a) any information which (i) DGC and CSF Acquisition can establish by convincing evidence was already in its possession prior to the disclosure thereof by CitiSave or Citizens, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC or CSF Acquisition, or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court of competent jurisdiction.

           5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Citizens and CitiSave will deliver to DGC copies of their monthly financial statements.

           5.06     Regulatory Matters.

           (a) CitiSave shall prepare and file a proxy statement (the "Proxy Statement") to be mailed to CitiSave shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Proxy Statement shall comply in all material respects with the Exchange Act.

           (b) DGC and CitiSave will use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC, the OTS, the Federal Reserve Board, the FDIC, and the Louisiana Commissioner of Financial Institutions.

           (c) DGC shall cooperate in preparing the Proxy Statement. DGC will promptly furnish all such data and information relating to it and its subsidiaries as CitiSave may reasonably request for the purpose of including such data and information in the Proxy Statement.

           5.07 Approval of Shareholders. CitiSave will (i) take all steps necessary to call, give notice of, convene and hold a meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, unless the Board of Directors determines based on the advice of counsel that such recommendation would violate the fiduciary duties of the Board of Directors of CitiSave to the shareholders of CitiSave, and (iii) cooperate and consult with DGC and CSF Acquisition with respect to each of the foregoing matters. CitiSave, as the sole shareholder of Citizens, shall approve this Agreement and the Bank Merger. DGC, as sole shareholder of CSF Acquisition, shall approve this Agreement.

           5.08 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

           5.09 Public Announcements. DGC, CSF Acquisition, Citizens and CitiSave will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this





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
Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.09.

           5.10 Benefits. From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Citizens employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Citizens employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Citizens employee who, immediately prior to the Effective Date, is covered by or is a participant in a Citizens employee benefit plan listed in Schedule 3.19 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

           5.11     Indemnification.

           (a) From and after the Effective Date, CitiSave, as survivor of the Holding Company Merger, shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of CitiSave (each such director, officer, employee or agent referred to as a "Holding Company Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana law or by CitiSave's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

           (b) From and after the Effective Date and prior to the effective date of the Bank Merger, Citizens shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Citizens (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under federal law or by Citizens' Charter and Bylaws as in effect on the date hereof, whichever is greater.

           (c) From and after the effective date of the Bank Merger, DGC shall cause the subsidiary bank which is the survivor of the Bank Merger to indemnify, defend, and hold harmless each Bank Indemnified Party against all losses, claims, damages, liabilities, judgments (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to such effective date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana law or by Citizens' Charter and Bylaws as in effect on the date hereof, whichever is greater.

           (d) DGC shall use its best efforts to maintain the existing directors' and officers' liability insurance policy of CitiSave and Citizens, respectively, covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that DGC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.

           5.12     CitiSave ESOP.

           (a) Each participant in the CitiSave Employee Stock Ownership Plan ("CitiSave ESOP") not fully vested will become fully vested in his or her CitiSave ESOP account as of the Effective Date. Schedule 5.12 sets forth the number of allocated and unallocated shares of CitiSave Common Stock as of the date of this Agreement. As soon as practicable after the execution of this Agreement, CitiSave, Citizens and DGC will cooperate to cause the CitiSave ESOP to be amended and other action taken, in a manner reasonably acceptable to CitiSave and DGC, to provide that the CitiSave ESOP will terminate upon the Effective Date. Between the date hereof and the Effective Date, the existing CitiSave ESOP indebtedness as set forth on Schedule 5.12 shall be paid in the ordinary course of business and CitiSave or Citizens shall make the contributions set forth on Schedule 5.12 to the CitiSave ESOP to fund such payments. CitiSave and Citizens shall make no further contributions to the CitiSave ESOP except as may be required to obtain a favorable determination from the IRS. Any indebtedness of the CitiSave ESOP remaining as of the Effective Date shall be repaid from the Trust associated with the CitiSave ESOP through application of the Merger Price received by the CitiSave ESOP. Upon the repayment of the CitiSave ESOP loan, the remaining funds in the Loan Suspense Account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to CitiSave ESOP participants (as determined under the terms of the CitiSave ESOP). CitiSave and DGC agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and repayment of the CitiSave ESOP loan, participants in the CitiSave ESOP shall be entitled at their election to have the amounts in their CitiSave ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan or individual retirement account.

           (b) The actions relating to termination of the CitiSave ESOP will be adopted conditioned upon the consummation of the Holding Company Merger and upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the continued qualification of the CitiSave ESOP after any required amendments. CitiSave and DGC will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. CitiSave and DGC will adopt such additional amendments to the CitiSave ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not substantially change the terms outlined herein or would result in a material adverse change in the business, operations, properties, assets or financial condition of CitiSave and Citizens considered as a whole or result in liability to DGC that is material in relation to the aggregate Merger Price.

           (c) As of and following the Effective Date, DGC shall cause the CitiSave ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Date and proceed with termination of the CitiSave ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the CitiSave ESOP, provided, however, that no such distributions of the CitiSave ESOP shall occur until a favorable termination letter has been received from the IRS. CitiSave shall cause the CitiSave ESOP to be amended, effective as of the Effective Date, to provide that the administrative committee thereof shall consist of three individuals appointed by the Board of Directors of CitiSave prior to the Effective Date (the appointment of such individuals will be subject to the prior consent of DGC, and such individuals after their appointment may not be unreasonably removed or changed by DGC or its affiliates for a period of two years after the Effective Date).

           5.13     CitiSave Stock Option Plans and MRP.

           (a) CitiSave shall take all appropriate action to provide for the termination of the 1996 Key Employee Stock Compensation Program and the 1996 Directors' Stock Option Plan (collectively, the "CitiSave Option Plans") following the cancellation of all outstanding stock options and the payment of the Option Consideration pursuant to Section 1.05(b) hereof. The termination of the CitiSave Option Plans shall be effective as of the Effective Date.

           (b) CitiSave shall take all appropriate action to provide for the termination of the MRP following the cancellation of all outstanding MRP Awards and the payment of the MRP Consideration pursuant to Section 1.05(c) hereof. The termination of the MRP shall be effective as of the Effective Date, and all shares of CitiSave Common Stock held by the MRP trust shall be cancelled upon such termination.

                                      VI.

                               CLOSING CONDITIONS

           6.01 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:


           (a) This Agreement and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the total votes present in person or by proxy at the meeting of shareholders of CitiSave called pursuant to Section 5.07 hereof.

           (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Holding Company Merger.

           (c) A Proxy Statement distributed to CitiSave shareholders seeking approval of the Holding Company Merger shall have been written and distributed in accordance with the requirements of the Exchange Act and shall not be subject to any stop order or a threatened stop order.

           (d) This Agreement and the Holding Company Merger shall have been approved by the Federal Reserve Bank and all other applicable federal and state authorities.

           6.02 Conditions to the Obligations of DGC and CSF Acquisition under this Agreement. The obligations of DGC and CSF Acquisition under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC and CSF Acquisition:

           (a) Each of the obligations of Citizens and CitiSave required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Citizens and CitiSave contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and DGC and CSF Acquisition shall have received a certificate to that effect signed by the president of Citizens and CitiSave.

           (b) All action required to be taken by, or on the part of, Citizens and CitiSave to authorize the execution, delivery and performance of this Agreement by Citizens and CitiSave and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Citizens and CitiSave and DGC and CSF Acquisition shall have received certified copies of the resolutions evidencing such authorization.

           (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Citizens and CitiSave, which are necessary in connection with the consummation of the Holding Company Merger by CitiSave and the other transactions contemplated hereby; provided, however, that no such approval shall have imposed any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of DGC, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

           (d) No action or proceeding against CitiSave, Citizens, or any of the Citizens Subsidiaries or against DGC or CSF Acquisition shall be pending which seeks to prevent consummation of the transactions contemplated by this Agreement; and no order of any court shall have been entered which prohibits consummation of the Holding Company Merger and the transactions contemplated by this Agreement. No approval, consent, waiver, administrative, or regulatory action shall have included any non-standard condition or requirement that would
(i) result in a materially adverse effect on CitiSave, Citizens, the Citizens Subsidiaries, DGC, or CSF Acquisition or (ii) so materially and adversely affect the economic or business benefits of the Holding Company Merger that DGC or CSF Acquisition, in the reasonable and good faith opinion of DGC or CSF Acquisition, would not have entered into this Agreement had such conditions or requirements been known at the date hereof.

           (e) DGC and CSF Acquisition shall have received an opinion from Messrs. Elias, Matz, Tiernan and Herrick L.L.P., special counsel to Citizens and CitiSave, dated the date of the Closing, in form satisfactory to DGC and CSF Acquisition to the effect that:

                    (i) CitiSave is a corporation duly organized and validly existing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as described in the Proxy Statement. CitiSave is a registered thrift holding company under the Savings and Loan Holding Company Act. Citizens is a federally chartered stock savings and loan duly organized and validly existing under the laws of the United States and (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as described in the Proxy Statement, (b) is duly authorized to conduct a general savings and loan business under the laws of the United States, and (c) is an insured depository institution as defined in the Federal Deposit Insurance Act;

                    (ii) This Agreement has been duly and validly authorized, executed and delivered by CitiSave and Citizens and is valid and enforceable against each of them, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (iii) The authorized capital stock of CitiSave consists of 10,000,000 shares of CitiSave Common Stock and 5,000,000 shares of CitiSave Preferred Stock, of which, as of December 31, 1996, 962,207 shares of CitiSave Common Stock were duly issued, outstanding, fully paid and non-assessable, and no shares of CitiSave Preferred Stock were issued and outstanding;

                    (iv) The authorized capital stock of Citizens consists of 10,000,000 shares of Citizens Common Stock and 5,000,000 shares of Citizens Preferred Stock, of which, as of December 31, 1996, 1,000 shares of Citizens Common Stock were issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable, and owned by CitiSave; and no shares of Citizens Preferred Stock were issued and outstanding;

                    (v) The execution and delivery by CitiSave and Citizens of this Agreement, consummation by CitiSave and Citizens of the transactions contemplated hereby and compliance by CitiSave and Citizens with the provisions hereof will not violate the Articles of Incorporation or Charter of CitiSave or Citizens or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which CitiSave or Citizens is a party or to which they may be subject and which was either included as an exhibit to any filing made by CitiSave under either the Securities Act or the Exchange Act or which is identified in Schedules 3.12, 3.19 or 3.20 to this Agreement; and

                    (vi) The Proxy Statement and each amendment or supplement thereto, as of their respective issue dates, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and we do not know of any documents required to be filed as exhibits to the Proxy Statement which are not filed as required; it being understood that such counsel need express no opinion as to any information regarding DGC or CSF Acquisition or as to the financial statements, notes to financial statements, financial tables or other financial or statistical data and stock valuation information contained in or omitted from the Proxy Statement.

           The opinion of Elias, Matz, Tiernan & Herrick L.L.P. shall be governed by the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). In addition, such opinion may be limited to present statutes, regulations, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise after such opinion is rendered. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than CitiSave or Citizens. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of CitiSave and Citizens and certificates of public officials or of CitiSave's transfer agent, provided that such certificates are delivered to DGC and CSF Acquisition at or prior to the Closing or are attached to the opinion. Such counsel's opinion shall be limited to matters governed by federal law and by Louisiana law. With respect to matters involving the application of Louisiana law, an opinion of local counsel reasonably acceptable to DGC may be provided to DGC and CSF Acquisition. Elias, Matz, Tiernan & Herrick L.L.P. may also indicate that it is expressing no opinion as to the fairness of the transactions contemplated by this Agreement or of the Merger Price to be received by the holders of CitiSave Common Stock from a financial point view.

           In addition, DGC and CSF Acquisition shall have received a separate letter from Elias, Matz, Tiernan & Herrick L.L.P., special counsel to CitiSave and Citizens, dated the date of the Closing, to the effect that such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Proxy Statement filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing, nothing has come to the attention of such counsel that would lead them to believe that such Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time distributed to shareholders, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except in each such case as to any information regarding DGC or CSF Acquisition or as to the financial statements, notes to financial statements, financial tables and other financial and statistical data and stock valuation information included therein, as to which no view need be expressed). In issuing such letter, such counsel may indicate that it has not confirmed the accuracy or completeness of or otherwise verified the information contained in the Proxy Statement, that it does not assume any responsibility for such information, and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to this Agreement and other factual representations by CitiSave and Citizens.

           (e) There shall not have occurred any Material Adverse Change in the financial condition, results of operations business or prospects of CitiSave and Citizens, considered as a whole, from the date of the CitiSave Latest Balance Sheet to the Closing.

           Citizens and CitiSave will furnish DGC and CSF Acquisition with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC and CSF Acquisition may reasonably request.

           6.03 Conditions to the Obligations of Citizens and CitiSave under this Agreement. The obligations of Citizens and CitiSave under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Citizens and CitiSave:

           (a) Each of the obligations of DGC or CSF Acquisition, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement (including Section 1.06(c) hereof) shall have been duly performed and complied with in all material respects and the representations and warranties of DGC or CSF Acquisition contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Citizens and CitiSave shall have received certificates to that effect signed by the presidents of DGC and CSF Acquisition, respectively.

           (b) All action required to be taken by, or on the part of, DGC and CSF Acquisition to authorize the execution, delivery and performance of this Agreement by DGC and CSF Acquisition and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC and CSF Acquisition, respectively, and Citizens and CitiSave shall have received certified copies of the resolutions evidencing such authorization.

           (c) CitiSave and Citizens shall have received from Messrs. Watkins, Ludlam and Stennis, P.A., counsel for DGC and CSF Acquisition (or as to certain matters involving Louisiana law from Louisiana counsel to DGC and CSF Acquisition), an opinion, dated as of the Closing, in form and substance satisfactory to CitiSave and Citizens, to the effect that:

                    (i) DGC is a corporation duly organized and validly existing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGC is qualified to do business as a foreign corporation in Louisiana. CSF Acquisition is a corporation duly organized and validly existing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                    (ii) This Agreement has been duly and validly authorized, executed and delivered by DGC and CSF Acquisition and is valid and enforceable against each of them, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (iii) The execution and delivery by DGC and CSF Acquisition of this Agreement, consummation by DGC and CSF Acquisition of the transactions contemplated hereby and compliance by DGC and CSF Acquisition with the provisions hereof will not violate the Articles of Incorporation or Association of DGC and CSF Acquisition or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC and CSF Acquisition is a party or to which they may be subject;

           The opinion of Watkins Ludlam & Stennis, P.A. shall be governed by the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). In addition, such opinion may be limited to present statutes, regulations, rulings, and formal agency and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise after such opinion is rendered. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than DGC or CSF Acquisition. In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of DGC and CSF Acquisition and certificates of public officials, provided that such certificates are delivered to CitiSave and Citizens at or prior to the Closing or are attached to the opinion. Such counsel's opinion shall be limited to matters governed by federal law and by Louisiana law. With respect to matters involving the application of Louisiana law, an opinion of local counsel reasonably acceptable to DGC may be provided to DGC and CSF Acquisition.

           DGC and CSF Acquisition will furnish Citizens and CitiSave with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Citizens and CitiSave may reasonably request.

           (d) CitiSave shall have obtained from its independent financial advisors an opinion dated within five business days of the date of the Proxy Statement for the shareholders' meeting to be called pursuant to
Section 5.07 hereof stating that the Merger Price to be received by the holders of CitiSave Common Stock is fair from a financial point of view.

                                      VII.


                                    CLOSING

           7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210
East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the last business day of the month after all of the conditions contained in
Section 6.01(a) and Section 6.01(d) are satisfied or at such other place, at such other time, or on such other date as DGC, CSF Acquisition, CitiSave and Citizens may mutually agree upon for the Closing to take place.

           7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, CSF Acquisition, CitiSave and Citizens the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                     VIII.

                                  TERMINATION

           8.01 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Holding Company Merger by the shareholders of CitiSave:

           (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

           (b) by DGC and CSF Acquisition, if at the time of such termination there shall have been any Material Adverse Change in the financial condition, results of operations, business or prospects of CitiSave and Citizens, considered as a whole, from the date of the CitiSave Latest Balance Sheet;

           (c)      by any party hereto, if a United States District
Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

           (d) by any party hereto, if at the meeting of shareholders to be called by CitiSave pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least two-thirds (2/3) of the total votes present in person or by proxy at the meeting of shareholders of CitiSave called pursuant to Section 5.07 hereof;

           (e) by DGC and CSF Acquisition, in the event there are dissenting shareholders who hold more than fifteen percent (15%) of the shares of CitiSave Common Stock; or

           (f) by any party hereto if the Closing shall not have occurred by December 31, 1997.

           8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, CSF Acquisition, CitiSave or Citizens as provided above, this Agreement shall forthwith become void and except as provided in Section 5.04 and Section 9.01 hereof there shall be no further liability on the part of Citizens, CitiSave, DGC, CSF Acquisition, or their respective officers or directors.

                                      IX.

                                 MISCELLANEOUS

           9.01 Expenses. All out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

           9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

           (a)      If to DGC or CSF Acquisition, to:

                    Deposit Guaranty Corp.
                    One Deposit Guaranty Plaza
                    210 East Capitol Street
                    P.0. Box 730
                    Jackson, Mississippi  39205
                    Attention: Thomas M. Hontzas
                    Fax Number: (601) 354-8288

                    Copy to:

                    Watkins Ludlam & Stennis, P.A.
                    633 North State Street  (39202)
                    Post Office Box 427
                    Jackson, Mississippi  39205-0427
                    Attention: L. Keith Parsons, Esq.
                    Fax Number: (601) 949-4804

           (b)      If to Citizens or CitiSave, to:

                    CitiSave Financial Corporation
                    665 Florida Street
                    Baton Rouge, Louisiana 70801
                    (504) 383-4102
                    Attention: Lee F. Nettles
                    Fax Number: (504) 382-5511

                    Copy to:

                    Elias, Matz, Tiernan and Herrick L.L.P.
                    Suite 1200
                    734 15th Street, N.W.
                    Washington, D.C.  20005
                    (202) 347-0300
                    Attention: Gerald F. Heupel, Jr., Esq.
                    Fax Number: (202) 347-2172

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

           9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

           9.04 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the CitiSave shareholders, DGC, CSF Acquisition, CitiSave and Citizens may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than the conditions set forth in Section 6.01 hereof); provided, however, that after any approval of the Holding Company Merger by the shareholders of CitiSave, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of CitiSave. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

           9.06 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this Agreement pursuant to
Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

           9.07 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

           9.08 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof, except to the extent that the effectiveness of the Mergers may be subject to specific requirements of federal law.

           9.09 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 IN WITNESS WHEREOF, the Boards of Directors of DGC, CSF Acquisition, CitiSave, and Citizens have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

Attest:                                       DEPOSIT GUARANTY CORP.



/s/ J. Clifford Harrison                      By /s/ Howard L. McMillan
-----------------------------------------       ------------------------------------------
J. Clifford Harrison, Secretary                   Howard L. McMillan, Jr., President


Attest:                                       CSF ACQUISITION CORP.



/s/ J. Clifford Harrison                      By /s/ Thomas M. Hontzas
----------------------------------------        ------------------------------------------
J. Clifford Harrison, Secretary                   Thomas M. Hontzas, President


Attest:                                       CITISAVE FINANCIAL CORPORATION


/s/ Mary Anne Chiasson                        By /s/ Lee F. Nettles
-------------------------------------           ------------------------------------------
Mary Anne Chiasson, Secretary                     Lee F. Nettles, President



Attest:                                       CITIZENS SAVINGS ASSOCIATION, F.A.


/s/ Mary Anne Chiasson                        By /s/ Lee F. Nettles
-------------------------------------           ------------------------------------------
Mary Anne Chiasson, Secretary                     Lee F. Nettles, President

                                                                       Exhibit A

                             CERTIFICATE OF MERGER
                                       OF
                             CSF ACQUISITION CORP.
                                 WITH AND INTO
                         CITISAVE FINANCIAL CORPORATION
                       (Filed Pursuant to Section 112F of
                    the Louisiana Business Corporation Law)

                 The undersigned corporation, acting pursuant to Section 112F of the Louisiana Business Corporation Law, hereby certifies as follows:

                 First: That the name and state of incorporation of each of the corporations that are parties to the merger to which this Certificate relates (the "Constituent Corporations") are as follows:

                 Name                            State of Incorporation
                 ----                            ----------------------
                 CSF Acquisition Corp.           Louisiana

                 CitiSave Financial Corporation  Louisiana

                 Second: That an Agreement and Plan of Merger between the Constituent Corporations (the "Agreement") providing for the merger of CSF Acquisition Corp. with and into CitiSave Financial Corporation (the "Merger") has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 112 of the Louisiana Business Corporation Law.

                 Third: That CitiSave Financial Corporation will survive the Merger and continue to operate under its current name (the "Surviving Corporation").

                 Fourth: That the Articles of Incorporation of the Surviving Corporation, as in effect on the date hereof, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

                 Fifth: That a copy of the executed Agreement is on file at the principal place of business of the Surviving Corporation, located at 665 Florida Street, Baton Rouge, Louisiana 70801.

                 Sixth: That a copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any shareholder of either Constituent Corporation.

                 Seventh: This Certificate of Merger shall be effective on __________, 1997 upon recordation by the Secretary of State of Louisiana.

                 This Certificate of Merger is executed by the Surviving Corporation, acting through its President, this _____ day of __________, 1997.

                         CitiSave Financial Corporation



                         By:
                            ---------------------------

                            Its: President



                                 ACKNOWLEDGMENT

State of Louisiana         )
                           )
Parish of East Baton Rouge )


                 BEFORE ME, the undersigned authority, personally came and appeared ______________ who, being duly sworn, declared and acknowledged before me that he is the President of CitiSave Financial Corporation and that in such capacity he was duly authorized to and did execute the foregoing Certificate of Merger on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.



                                                 ------------------------------
                                                               , Appearer
                                                 --------------


Sworn to and subscribed before me
this ____ day of _____________, 1997




-------------------------------------------
          NOTARY PUBLIC

                                                                      APPENDIX B



                           [Charles Webb letterhead]





May __, 1997


Board of Directors
CitiSave Financial Corporation
665 Florida Street
Baton Rouge, Louisiana  70801

Dear Ladies and Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of CitiSave Financial Corporation ("CitiSave"), of the consideration to be received by such stockholders in the merger (the "Merger") between CitiSave and a wholly owned subsidiary of Deposit Guaranty Corp. ("DGC"). We have not been requested to opine as to, and our opinion does not in any matter address, CitiSave's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated March 26, 1997, by and among CitiSave, its wholly owned subsidiary, Citizens Savings Association, F.A. ("Citizens"), DGC and its wholly owned subsidiary, CSF Acquisition Corp. (the "Agreement"), at the effective date of the Merger ("Effective Date"), holders of CitiSave's issued and outstanding shares of common stock (962,207 shares as of the date of the Agreement, which includes 5,741 shares that, while allocated to CitiSave's Management Recognition Plan, have not been granted) will be converted into the right to receive $20.50 in cash per share (the "Merger Price"). In addition, the holders of outstanding options to purchase CitiSave common stock (86,607 options outstanding as of the date of the Agreement), shall receive the difference between the Merger Price and the price the holder was required to pay for such share upon the exercise of the option. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed

CitiSave Financial Corporation
_________, 1997
Page 2


and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by CitiSave including (i) the prospectus dated May 19, 1995, for CitiSave's offering of common stock in connection with the conversion of Citizens from a Louisiana mutual association to the stock holding company structure, (ii) Annual Reports, Proxy Statements and Form 10-KSB's for the year ended December 31, 1995 and drafts of such material for the year ended December 31, 1996, (iii) Form 10-QSB's for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, and publicly released results for the quarter and year ended December 31, 1996, and (iv) certain other information we deemed relevant. We discussed with senior management and the Board of Directors of CitiSave and its wholly owned subsidiary, Citizens, the current position and prospective outlook for CitiSave. We considered historical quotations and the prices of recorded transactions in CitiSave's common stock since its public offering in July 1995. We reviewed financial and stock market data of other savings institutions, particularly in the southern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For DGC, we reviewed the audited financial statements and annual report for the fiscal year ended December 31, 1995, and Form 10-Q's for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and publicly released results for the quarter and year ended December 31, 1996, and certain other information deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by CitiSave and DGC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from CitiSave, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of CitiSave's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of CitiSave or DGC.
We have further relied on the assurances of management of CitiSave and DGC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse

CitiSave Financial Corporation
_________, 1997
Page 3


effect on the contemplated benefits of the Merger to CitiSave or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to CitiSave in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, CitiSave has agreed to indemnify us for certain liabilities arising out of our engagement by CitiSave in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of CitiSave in the Merger is fair, from a financial point of view, to the stockholders of CitiSave.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statements of CitiSave used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of CitiSave in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,



Charles Webb & Company
   a Division of Keefe, Bruyette & Woods, Inc.

                                                                      APPENDIX C

                          STATUTORY DISSENTERS' RIGHTS
                  UNDER THE LOUISIANA BUSINESS CORPORATION LAW


         12:131 RIGHTS OF SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS. - A. Except as provided in subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

         B. The right to dissent provided by this Section shall not exist in the case of:

                 (1) A sale pursuant to an order of a court having jurisdiction in the premises.

                 (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

                 (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the Secretary of State, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

         D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

         E. In the case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this Section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

         G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

         H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this Section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

CITISAVE FINANCIAL CORPORATION                                  REVOCABLE PROXY


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITISAVE FINANCIAL CORPORATION ("CITISAVE") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 1997 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned hereby appoints the Board of Directors of CitiSave, or any successors thereto as proxies, with full powers of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of CitiSave to be held at the Main Office located at 665 Florida Street, Baton Rouge, Louisiana, on June 24, 1997 at 10:00 a.m., Central Time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

         1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 26, 1997, by and among Deposit Guaranty Corp. ("DGC"), CSF Acquisition Corp. ("CSF"), CitiSave and Citizens Savings Association, F.A., pursuant to which (i) CSF will be merged into CitiSave (the "Merger"), with CitiSave as the surviving corporation; and (ii) each share of common stock of CitiSave outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Louisiana law, if such rights are available) shall be converted into and represent the right to receive $20.50 in cash.


          [ ] FOR      [ ] AGAINST          [ ] ABSTAIN


         2. To adjourn the Annual Meeting, if necessary, to solicit additional proxies.



          [ ] FOR      [ ] AGAINST          [ ] ABSTAIN


         3.      ELECTION OF DIRECTORS


          [ ] FOR the nominees listed       [ ] WITHHOLD AUTHORITY
              below (except as marked           to vote for the
              to the contrary below)            nominees listed below

Nominees for three-year term: S. Pendery Gibbens, Jr., Dr. Clarence B. Hackett and Wayne P. Hirschey.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THE NAME OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

        4. PROPOSAL to ratify the appointment of Hannis T. Bourgeois & Co., L.L.P. as CitiSave's independent auditors for the year ending December 31, 1997.


          [ ] FOR      [ ] AGAINST          [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.


         The Board of Directors recommends that you vote FOR each of Proposals 1, 2, 3 and 4. Shares of common stock of the Company will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED IN FAVOR OF EACH OF PROPOSALS 1, 2, 3 AND 4, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of the Stockholders of the Company called for June 24, 1997 and a Proxy Statement for the Annual Meeting.



                              Dated:                       , 1997
                                      ---------------------



                              -------------------------------------------------



                              -------------------------------------------------
                              Signature(s)


                              PLEASE SIGN THIS EXACTLY AS YOUR NAME(S)
                              APPEAR(S) ON THIS PROXY.  WHEN SIGNING IN A
                              REPRESENTATIVE CAPACITY, PLEASE GIVE TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.